   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1999


                                                      REGISTRATION NO. 333-90403

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        MILLENNIUM PHARMACEUTICALS, INC.
             (Exact name of Registrant as Specified in Its Charter)

           DELAWARE                               8731                              04-3177038
 (State or Other Jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
              of                      Classification Code Number)              Identification No.)
Incorporation or Organization)

                                75 SIDNEY STREET
                              CAMBRIDGE, MA 02139
                                 (617) 679-7000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 MARK J. LEVIN
                            CHIEF EXECUTIVE OFFICER
                        MILLENNIUM PHARMACEUTICALS, INC.
                                75 SIDNEY STREET
                              CAMBRIDGE, MA 02139
                                 (617) 679-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                With copies to:

      DAVID E. REDLICK, ESQ.             JOHN B. DOUGLAS III, ESQ.                JULIO E. VEGA, ESQ.
      JEFFREY A. STEIN, ESQ.                   GENERAL COUNSEL                   MEERIE M. JOUNG, ESQ.
        HALE AND DORR LLP             MILLENNIUM PHARMACEUTICALS, INC.             BINGHAM DANA LLP
          60 STATE STREET                     75 SIDNEY STREET                    150 FEDERAL STREET
         BOSTON, MA 02109                    CAMBRIDGE, MA 02139                   BOSTON, MA 02110

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger (the "Merger") of a wholly owned subsidiary of the Registrant with LeukoSite, Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                LEUKOSITE, INC.

                                ----------------


                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                            DATE: DECEMBER 22, 1999
                                TIME: 10:00 A.M.
                  PLACE: 215 FIRST STREET, CAMBRIDGE, MA 02142


                            ------------------------

To the Stockholders of LeukoSite, Inc.:


    Notice is hereby given that a special meeting of stockholders of LeukoSite, Inc. will be held on December 22, 1999 at our corporate offices located at 215 First Street, Cambridge, MA 02142. At the meeting you will consider and vote on a proposal to approve the merger agreement among LeukoSite, Millennium Pharmaceuticals, Inc. and a wholly owned subsidiary of Millennium, and the merger described therein. If the merger agreement and the merger are approved, LeukoSite will become a wholly owned subsidiary of Millennium and each outstanding share of LeukoSite common stock will convert into the right to receive 0.4296 shares of Millennium common stock.


    The board of directors has carefully considered the terms of the proposed merger and has determined that the merger agreement and the merger are in the best interests of LeukoSite and its stockholders. The LeukoSite board of directors has approved the merger agreement and the merger and unanimously recommends that you vote FOR the approval of the merger agreement and the merger.

    We will transact no other business at the special meeting, except business which may be properly brought before the special meeting or any adjournment or postponement of the special meeting.


    Only holders of record of shares of LeukoSite common stock at the close of business on November 16, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.


    Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement and the merger.

    Please do not send any stock certificates with your proxy cards at this time.

                                          By Order of the Board of Directors,


                                          /s/ Justin P. Morreale

                                LEUKOSITE, INC.


                                PROXY STATEMENT

                                ----------------

                        MILLENNIUM PHARMACEUTICALS, INC.

                                   PROSPECTUS


    We are sending you this proxy statement/prospectus to describe the proposed acquisition of LeukoSite, Inc. by Millennium Pharmaceuticals, Inc. If we complete this acquisition, LeukoSite will become a wholly owned subsidiary of Millennium and your shares of LeukoSite common stock will be converted into shares of Millennium common stock. For each of your shares of LeukoSite common stock, you will receive 0.4296 shares of Millennium common stock. Millennium's common stock is traded on the Nasdaq National Market under the trading symbol "MLNM", and on November 16, 1999, the price of Millennium common stock closed at $79.6875 per share. Based on shares outstanding as of November 3, 1999, following the merger, assuming no exercise of presently outstanding LeukoSite or Millennium stock options, rights or warrants, the shares of Millennium common stock owned by LeukoSite stockholders will represent approximately 14.8% of the outstanding stock of Millennium.



    A special meeting of LeukoSite stockholders will be held on December 22, 1999 at 10:00 a.m. local time at LeukoSite's executive offices, 215 First Street, Cambridge, Massachusetts 02142. At the special meeting, stockholders will be asked to approve the merger agreement and the merger with Millennium. We cannot complete the merger unless LeukoSite stockholders approve the merger. This proxy statement/prospectus provides you with detailed information about the merger. Only stockholders who hold common stock of LeukoSite at the close of business on November 16, 1999, the record date, will be entitled to vote at the special meeting. In addition, you may obtain information about LeukoSite and Millennium from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" ON
PAGE 10 OF THE ENCLOSED PROXY STATEMENT/ PROSPECTUS.


    Whether or not you plan to attend the meeting, please take time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus is dated November 18, 1999, and was first mailed to stockholders of LeukoSite on or about November 22, 1999.

                               TABLE OF CONTENTS


DOCUMENTS INCORPORATED BY REFERENCE.........................      vi
WHERE YOU CAN FIND MORE INFORMATION.........................     vii
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE
  MERGER....................................................    viii

SUMMARY.....................................................       1
  The Companies.............................................       1
  Reasons for the Merger....................................       1
  The Special Meeting.......................................       1
  Recommendation to Stockholders............................       2
  The Merger................................................       2
  The Merger Agreement......................................       2
  What You Will Receive in the Merger.......................       2
  Ownership of Millennium Following the Merger..............       2
  Interests of LeukoSite Directors and Management in the
    Merger..................................................       2
  Conditions to the Merger..................................       2
  Termination of the Merger Agreement.......................       3
  Termination Fees..........................................       3
  Regulatory Approvals......................................       4
  Fairness Opinions of Financial Advisors...................       4
  Certain Federal Income Tax Consequences...................       4
  Accounting Treatment......................................       4
  Appraisal Rights of Dissenting Stockholders of
    LeukoSite...............................................       4
  The Voting Agreements.....................................       4
  Comparison of Stockholder Rights..........................       4

SELECTED FINANCIAL DATA.....................................       5
  Millennium Selected Financial Data........................       6
  LeukoSite Selected Financial Data.........................       7

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION...............................................       8

RISK FACTORS................................................      10
  Risks relating to the merger..............................      10
    Millennium may not be able to successfully integrate
     LeukoSite and achieve the benefits expected to result
     from the merger........................................      10
    Because the exchange ratio in the merger is fixed,
     LeukoSite stockholders are exposed to the risk that the
     market price of Millennium's stock will drop...........      10
    The price of Millennium common stock may be affected by
     factors different from those affecting the price of
     LeukoSite common stock.................................      10
    The loss of key LeukoSite personnel could make it
     difficult to complete existing projects and undertake
     new projects...........................................      11
  Risks relating to LeukoSite as an independent entity......      11
    If CAMPATH-Registered Trademark- is not approved for
     sale or if Schering AG does not successfully market
     CAMPATH-Registered Trademark- on LeukoSite's behalf,
     LeukoSite's anticipated future revenue targets will not
     be achieved............................................      11
    LeukoSite relies on Boehringer Ingleheim as its sole
     source manufacturer of CAMPATH-Registered Trademark-
     and LeukoSite's ability to generate revenues in the
     future will be adversely affected if it is unable to
     obtain sufficient quantities of CAMPATH-Registered
     Trademark- from them...................................      12
    LeukoSite's drug candidates may not prove to be safe and
     effective in human clinical trials.....................      12
    LeukoSite's drug candidates are subject to governmental
     regulation and product approvals.......................      12
    LeukoSite is in the early stages of product
     development............................................      13

    If LeukoSite's collaborative partners do not actively
     seek to commercialize drug candidates resulting from
     their collaboration with it, LeukoSite's revenues will
     suffer.................................................      13
    If LeukoSite's collaborative partners terminate their
     agreements with LeukoSite, LeukoSite's ability to fund
     its research operations and clinical trials will
     suffer.................................................      14
    LeukoSite's significant expenses may cause it to
     continue to incur future losses........................      14
    LeukoSite has significant development costs and it is
     uncertain as to the availability of future funding.....      15
    LeukoSite cannot be certain that it will obtain
     sufficient patent protection, or that any such patents
     so obtained will provide sufficient protection against
     competitive products or processes......................      15
    There is significant and widespread litigation in the
     pharmaceutical and biotechnology industry regarding
     patents and proprietary rights and LeukoSite's business
     and results of operations could be adversely affected
     if it becomes involved in such litigation..............      16
    If LeukoSite's competitors succeed in developing or
     licensing technologies or future drug products, its
     technology and future drug products could become
     obsolete and noncompetitive............................      16
    LeukoSite relies on contract manufacturers and lacks
     manufacturing experience...............................      17
    Rapid technological change could render LeukoSite's
     products obsolete......................................      17
    LeukoSite depends on its key personnel..................      17
  Risks relating to Millennium..............................      17
  Risks relating to Millennium's industry, business and
    strategy................................................      18
    The genomics industry is new; Millennium has not
     developed or commercialized any products...............      18
    Millennium plans to expand rapidly; if Millennium cannot
     manage its growth successfully, its growth may slow or
     stop...................................................      18
    The acquisitions Millennium makes may not be
     scientifically or commercially successful..............      18
    Millennium's growth could be limited if it is unable to
     attract and retain key personnel.......................      19
    Millennium faces substantial competition, which may
     result in others discovering, developing or
     commercializing products and services before or more
     successfully than it does..............................      19
  Risks relating to financing...............................      19
    Millennium has incurred substantial losses, it expects
     to continue to incur losses and it will not be
     successful unless it reverses this trend...............      19
    Millennium may need additional financing, which may be
     difficult to obtain and may dilute your ownership
     interest...............................................      19
  Risks related to development of technology and products...      20
    If Millennium's technological approaches are not
     successful, it will not be able to develop and
     commercialize any products and services................      20
    Millennium may not be able to obtain DNA samples of
     families and populations required for its genetic
     studies................................................      20
  Risks relating to strategic alliance partners.............      21
    Millennium depends on strategic alliance partners; its
     business will suffer if any of its strategic alliance
     partners breaches its agreement or fails to support or
     terminates its alliance with Millennium................      21
    Millennium may not be successful in establishing
     additional strategic alliances.........................      22
    Conflicts may arise between Millennium and its
     subsidiaries...........................................      22
  Risks relating to intellectual property...................      22
    Millennium may not be able to obtain patent protection
     for its discoveries and may infringe patent rights of
     third parties..........................................      22
    Millennium may not be able to keep its trade secrets
     confidential...........................................      23

    Millennium may become involved in expensive patent
     litigation or other intellectual property proceedings
     which could result in liability for damages or stop its
     development and commercialization efforts..............      23
    Millennium could lose important license rights in
     certain circumstances..................................      24
  Risks relating to preclinical testing and clinical
    trials..................................................      24
    Clinical trials of Millennium's product candidates may
     not be successful......................................      24
  Regulatory risks..........................................      24
    Millennium may not obtain regulatory approvals; the
     approval process is costly and lengthy.................      24
    Even if Millennium obtains marketing approval, its
     products will be subject to ongoing regulatory
     review.................................................      25
  Risks relating to product marketing, manufacturing and
    sales...................................................      25
    The market may not be receptive to Millennium's products
     and services upon their introduction...................      25
    Millennium has no sales and marketing experience and
     capabilities...........................................      25
    Millennium has limited manufacturing capabilities and
     will be dependent on third party manufacturers.........      26
    If Millennium fails to obtain an adequate level of
     reimbursement for its future products or services by
     third party payors, there may be no commercially viable
     markets for its products or services...................      26
    Ethical, legal and social issues related to genetic
     testing may cause Millennium's diagnostic products to
     be rejected by customers or prohibited or curtailed by
     governmental authorities...............................      27
  Risks relating to ongoing operations......................      27
    Millennium will be exposed to product liability claims
     and may not be able to obtain adequate product
     liability insurance....................................      27
    Millennium could incur liabilities relating to hazardous
     materials that it uses in its research and development
     activities.............................................      27
  Risks relating to Millennium stock........................      27
    Millennium's stock price could be volatile, which could
     cause you to lose part or all of your
      investment............................................      27
    Millennium has antitakeover defenses that could delay or
     prevent an acquisition and could adversely affect the
     price of its common stock..............................      28

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      28

COMPARATIVE PER SHARE DATA..................................      29

MARKET PRICE AND DIVIDEND DATA..............................      30

THE SPECIAL MEETING.........................................      31
  Purpose...................................................      31
  Date, Time and Place......................................      31
  Record Date...............................................      31
  Vote Required; Voting at the Special Meeting..............      31
  Proxies...................................................      31
  Revocability of Proxies...................................      32
  Solicitation of Proxies...................................      32
  Do Not Send Stock Certificates With Your Proxy............      32
  Voting Agreements.........................................      32
  Recommendation of LeukoSite Board.........................      32

THE MERGER..................................................      33
  Background of the Merger..................................      33

  Reasons for the Merger; Recommendation of the LeukoSite
    Board...................................................      35
    Joint reasons for the merger............................      35
    Millennium's reasons for the merger.....................      35
    LeukoSite's reasons for the merger......................      37
  Opinion of Financial Advisor to Millennium................      38
  Opinion of Financial Advisor to LeukoSite.................      44
  Interests of LeukoSite's Directors and Officers in the
    Merger..................................................      51
    General.................................................      51
    Indemnification and Insurance...........................      51
    Options.................................................      51
    Directors and Executive Officers........................      51
  Effective Time of the Merger..............................      52
  Certain Federal Income Tax Consequences...................      52
  Accounting Treatment......................................      54
  Regulatory Approvals......................................      54
  Listing of Shares of Millennium Common Stock on the Nasdaq
    Stock Market............................................      54
  No Appraisal Rights.......................................      54
  Resale Restrictions.......................................      54

THE MERGER AGREEMENT........................................      55
  The Merger................................................      55
  Conversion of Securities..................................      55
  Exchange of Shares........................................      55
    Surrender of Shares of LeukoSite Common Stock...........      55
    Distributions with Respect to Unexchanged Shares........      55
    No Further Ownership Rights in LeukoSite Common Stock...      56
    Fractional Shares.......................................      56
  Treatment of Stock Plans and Warrants.....................      56
  Representations and Warranties............................      56
  Covenants.................................................      58
  Additional Agreements.....................................      59
    No Solicitation.........................................      59
    Employee Benefit Plans..................................      59
    Severance...............................................      59
    Board Representation....................................      59
  Conditions................................................      60
  Additional Conditions to the Obligations of Millennium....      60
  Additional Conditions to the Obligations of LeukoSite.....      60
  Termination...............................................      61
    Termination Generally...................................      61
    Effect of Termination; Fees and Expenses................      61
  Amendment.................................................      63

INFORMATION CONCERNING MILLENNIUM...........................      64
  Recent transactions.......................................      64
  Additional information....................................      65
  Stock ownership by management and principal stockholders
    of Millennium...........................................      65

INFORMATION CONCERNING LEUKOSITE............................      68
  Additional information....................................      68
  Stock ownership by management and principal stockholders
    of LeukoSite............................................      68

COMPARISON OF STOCKHOLDER RIGHTS............................      72

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........      76

MILLENNIUM PHARMACEUTICALS, INC.
  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS AS OF
  SEPTEMBER 30, 1999........................................      77

MILLENNIUM PHARMACEUTICALS, INC.
  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS FOR
  THE NINE MONTHS ENDED SEPTEMBER 30, 1999..................      78

MILLENNIUM PHARMACEUTICALS, INC.
  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS FOR
  THE YEAR ENDED DECEMBER 31, 1998..........................      79

MILLENNIUM PHARMACEUTICALS, INC.
  NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS................................................      80

EXPERTS.....................................................      83

LEGAL MATTERS...............................................      83

STOCKHOLDER PROPOSALS.......................................      83

APPENDICES
  Appendix A Merger Agreement
  Appendix B BancBoston Robertson Stephens Fairness Opinion
  Appendix C PaineWebber Incorporated Fairness Opinion

                      DOCUMENTS INCORPORATED BY REFERENCE

    This document includes information relating to Millennium and LeukoSite that has not been delivered or presented to you, but is "incorporated by reference," which means that we disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information provided in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below, which contain important information about Millennium, LeukoSite and their finances.

MILLENNIUM SEC FILINGS (FILE NO. 000-28494)                       PERIOD
-------------------------------------------                       ------
Annual Report on Form 10-K...................  Year ended December 31, 1998
Quarterly Reports on Form 10-Q...............  Quarters ended March 31, 1999, June 30, 1999 and September 30, 1999
Current Reports on Form 8-K..................  Filed on March 11, 1999, October 21, 1999 and
                                               October 29, 1999
Description of our capital stock.............  Contained in Millennium's registration statement on Form 8-A dated April 26, 1996

LEUKOSITE SEC FILINGS (FILE NO. 000-22769)                        PERIOD
------------------------------------------                        ------
Annual Report on Form 10-K...................  Year ended December 31, 1998
Quarterly Reports on Form 10-Q...............  Quarters ended March 31, 1999, June 30, 1999 and September 30, 1999
Current Reports on Form 8-K..................  Filed on January 5, 1999, February 26, 1999,
                                               April 6, 1999, April 27, 1999, June 24, 1999,
                                               August 3, 1999, September 3, 1999 and
                                               October 21, 1999

    LeukoSite and Millennium are also incorporating by reference any additional documents that they file with the SEC as required by the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting of stockholders.

    LeukoSite stockholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval of the merger agreement and the merger. We have not authorized anyone to provide you with information that is different.

    Millennium has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Millennium, and LeukoSite has supplied all information contained in this proxy statement/prospectus relating to LeukoSite.

                      WHERE YOU CAN FIND MORE INFORMATION

    You can obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from Millennium or LeukoSite at the following address and telephone numbers:

Millennium Pharmaceuticals, Inc.       LeukoSite, Inc.
75 Sidney Street                       215 First Street
Cambridge, MA 02139                    Cambridge, MA 02142
Attention: Clare Midgley               Attention: Gina Brazier
Investor Relations                     Investor Relations
Telephone: (617) 679-7000              Telephone: (617) 621-9350


    If you would like to request documents from either company, please do so by December 15, 1999 to receive them before the special meeting of LeukoSite stockholders.


    Both Millennium and LeukoSite file annual, quarterly and other reports and proxy statements with the SEC. You may read and copy any reports, statements or other information filed by Millennium or LeukoSite at the SEC's public reference rooms in Washington, D.C. at 450 5(th) Street, N.W., and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Millennium's and LeukoSite's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    Millennium filed a registration statement on Form S-4 to register with the SEC the Millennium common stock to be issued to LeukoSite stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Millennium in addition to being a proxy statement of LeukoSite for the special meeting. As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the additional information in the registration statement by contacting Millennium at the address and telephone number listed above.

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented and voted at the LeukoSite special meeting of stockholders. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote for the proposal to approve the merger agreement and the merger with Millennium.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you hold your shares in your own name, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of LeukoSite at the address set forth in the answer to the last question below. Third, you can attend the special meeting and vote in person. If you hold your shares in "street name," you should follow the directions provided by your broker regarding how to change your vote.

Q: Should LeukoSite stockholders send in their stock certificates now?

A: No. After the merger is completed, LeukoSite stockholders will receive written instructions for exchanging LeukoSite stock certificates. Please do not send in your stock certificates with your proxy.

Q: When do you expect the merger to be completed?


A: We expect to complete the merger in December, 1999.


Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

   LeukoSite, Inc.
           215 First Street
           Cambridge, MA 02142
           Attention: Gina Brazier
           Investor Relations
           Telephone: (617) 621-9350

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND THE ISSUANCE OF SHARES OF MILLENNIUM COMMON STOCK, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." WE HAVE SOMETIMES INCLUDED PAGE REFERENCES OR SECTION REFERENCES TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES

LEUKOSITE, INC.
215 First Street
Cambridge, MA 02142
(617) 621-9350

    LeukoSite is a biotechnology company developing proprietary monoclonal antibody and small molecule drugs to treat patients with cancer and inflammatory, autoimmune and viral diseases. LeukoSite is preparing to complete the filing of the biologics license application for its lead drug, the CAMPATH-Registered Trademark- monoclonal antibody. LeukoSite is a party to a joint venture with ILEX Oncology, Inc. for CAMPATH-Registered Trademark-, and Schering AG and its U.S. affiliate, Berlex Laboratories, expect to market, distribute and sell CAMPATH-Registered Trademark- in Europe and the United States. Including CAMPATH-Registered Trademark-, LeukoSite has six drug candidates in clinical development and nine partnered small molecule research and development programs. LeukoSite's collaborators include Schering AG, Warner-Lambert Company, Roche Bioscience, Kyowa Hakko Kogyo Co., Ltd., Genentech, Inc., Hoechst Marion Roussel, ILEX Oncology, Inc., MorphoSys AG and Medarex, Inc.

    LeukoSite was organized as a Delaware corporation in 1992. LeukoSite's World Wide Web site address is www.leukosite.com. The information in our web site is not incorporated by reference into this proxy statement/ prospectus.

MILLENNIUM PHARMACEUTICALS, INC.
75 Sidney Street
Cambridge, MA 02139
(617) 679-7000

    Millennium seeks to discover and develop proprietary therapeutic and diagnostic human healthcare products and services based on the discovery and understanding of the medical usefulness of genes. Millennium employs genetics and genetic analysis, also called genomics, and uses computer-based information systems to assist in the identification, analysis and elucidation of the biological function of genes. Millennium is applying its technology across the entire healthcare sector, from gene identification through patient management.

    Millennium is pursuing business opportunities in small molecule drugs and predictive medicine through operating divisions and its subsidiaries, Millennium BioTherapeutics, Inc. and Millennium Predictive Medicine, Inc. As part of its strategy, it has formed strategic alliances with major companies in the pharmaceutical and life science industries. To date, Millennium has formed eleven alliances, nine by Millennium itself, one by Millennium BioTherapeutics and one by Millennium Predictive Medicine.

    Millennium was organized as a Delaware corporation in 1993. Millennium's World Wide Web site address is www.mlnm.com. The information in our web site is not incorporated by reference into this proxy statement/ prospectus.


REASONS FOR THE MERGER (SEE PAGE 35)


    The LeukoSite board of directors and the Millennium board of directors each considered a number of factors in determining to approve the merger. These considerations are described below under "The Merger--Reasons for the Merger; Recommendations of the LeukoSite Board."


THE SPECIAL MEETING (SEE PAGE 31)



    The special meeting of LeukoSite stockholders will take place on December 22, 1999. At that meeting, LeukoSite stockholders will be asked to vote on the proposal to approve the merger agreement and the merger. To approve the merger, the holders of a majority of the outstanding shares of LeukoSite common stock must vote in favor of the merger.

RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 32)


    The LeukoSite board of directors believes that the merger is in your best interests and unanimously recommends that you vote in favor of the merger. Certain LeukoSite stockholders have entered into voting agreements in which they promised to vote shares representing approximately 20% of LeukoSite common stock outstanding as of October 14, 1999 in favor of the merger.


THE MERGER (SEE PAGE 33)


    Millennium and LeukoSite have entered into a merger agreement which provides that a wholly owned subsidiary of Millennium will merge with and into LeukoSite. As a result of the merger, LeukoSite will become a wholly owned subsidiary of Millennium. As soon as practicable after the closing and subject to obtaining any required third party consents, Millennium intends to merge LeukoSite with and into Millennium.


WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 55)

    Each shareholder of LeukoSite common stock will receive 0.4296 shares of Millennium common stock for each share of LeukoSite common stock that he or she owns. LeukoSite stockholders will receive cash for any fractional share which they would otherwise receive in the merger.


OWNERSHIP OF MILLENNIUM FOLLOWING THE MERGER (SEE PAGE 68)



    Based on the number, as of November 3, 1999, of outstanding shares of LeukoSite Common Stock (including shares issuable after November 3, 1999 in connection with an Acquisition previously made by LeukoSite), we anticipate that LeukoSite stockholders will receive approximately 6,577,110 shares of Millennium common stock in the merger, assuming that no LeukoSite stock options, rights or warrants are exercised, and approximately 7,600,178 shares of Millennium common stock assuming that all presently outstanding LeukoSite stock options, rights and warrants are exercised. Based on these numbers, following the merger former LeukoSite stockholders will own approximately 14.8% of the outstanding shares of Millennium common stock, assuming no exercise of presently outstanding LeukoSite or Millennium stock options, rights and warrants, and approximately 16.8% of the outstanding shares of Millennium common stock, assuming exercise of all presently outstanding LeukoSite stock options, rights and warrants and no exercise of presently outstanding Millennium stock options, rights or warrants.


INTERESTS OF LEUKOSITE DIRECTORS AND MANAGEMENT IN THE MERGER (SEE PAGE 51)

    Certain directors and officers of LeukoSite have interests in the merger that differ from those of stockholders generally.

CONDITIONS TO THE MERGER (SEE PAGE 60)

    Millennium and LeukoSite are not obligated to complete the merger unless a number of conditions are satisfied. These conditions include the following:

- the requisite majority of LeukoSite's stockholders must have voted for the merger;

- any applicable waiting periods under antitrust laws must expire or be terminated and any other required government approvals must have been obtained;

- the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

- no governmental orders or statutes, rules or regulations may have been enacted which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

- the Millennium common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market;

- the representations and warranties of LeukoSite and Millennium contained in the merger agreement must be true and correct at the time made and at the time of closing, except where the failures would not have a material adverse effect;

- both LeukoSite and Millennium must have performed their obligations under the merger agreement in all material respects;

- Millennium must have received an opinion of its counsel, Hale and Dorr LLP, and LeukoSite must have received an opinion of its counsel, Bingham Dana LLP, in each case to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of the Internal Revenue Code; and

- the employment agreements between Millennium and each of Dr. Christopher K. Mirabelli (currently Chief Executive Officer and Chairman of the Board of Directors of LeukoSite) and Mr. Augustine Lawlor (currently Chief Operating and Financial Officer of LeukoSite) shall be in full force and effect.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 61)

    Millennium and LeukoSite can jointly agree to terminate the merger agreement at any time. Either Millennium or LeukoSite can individually terminate the merger agreement before its completion under the following circumstances:

- the merger is not completed by April 30, 2000;

- action by a governmental entity which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

- the LeukoSite stockholders do not vote to approve the merger;

- the other party materially breaches any of the representations, warranties or obligations under the merger agreement and the breach is not or cannot be cured within 15 days.

    In addition, Millennium can terminate the merger agreement if the LeukoSite board of directors fails to recommend the approval of the merger agreement in this proxy statement/ prospectus; if the LeukoSite board approves and recommends to LeukoSite stockholders an alternative acquisition proposal; a tender offer or exchange offer is made for LeukoSite shares and the LeukoSite board fails to recommend against acceptance of the offer or takes no position with respect to the acceptance of the offer; LeukoSite breaches the non-solicitation provisions of the merger agreement; or for any reason LeukoSite fails to call the special meeting of stockholders as required.

TERMINATION FEES (SEE PAGE 61)

    LeukoSite must pay Millennium a termination fee of $25.6 million if:

- Millennium terminates the merger agreement because the LeukoSite board of directors fails to recommend the approval of the merger agreement in this proxy statement/prospectus; the LeukoSite board approves and recommends to LeukoSite stockholders an alternative acquisition proposal; a tender offer or exchange offer is made for LeukoSite shares and the LeukoSite board fails to recommend against acceptance of the offer or takes no position with respect to the acceptance of the offer; LeukoSite breaches the non-solicitation provisions of the merger agreement; or for any reason LeukoSite fails to call the special meeting of stockholders as required;

- Millennium terminates the merger agreement due to a material breach of a representation or warranty by LeukoSite; or

- Millennium terminates the merger agreement as a result of LeukoSite's failure to obtain the requisite stockholder vote, if at the time of the failure, an alternative transaction has been announced and not withdrawn; provided that in the case of certain tender or exchange offers, the fee is payable only if an alternative transaction is closed within one year after the termination of the merger agreement.

    Millennium must pay LeukoSite a termination fee of $25.6 million if LeukoSite terminates the merger agreement due to a material breach of a representation or warranty by Millennium.

REGULATORY APPROVALS (SEE PAGE 54)

    United States antitrust laws prohibit Millennium and LeukoSite from completing the merger until after they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended or been terminated early. Millennium and LeukoSite each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on October 29, 1999.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS
  (SEE PAGE 38)

    On October 14, 1999, BancBoston Robertson Stephens delivered to the Millennium board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon and subject to the matters described in the opinion, the exchange ratio of LeukoSite common stock for Millennium common stock was fair to Millennium from a financial point of view. The full text of this opinion, which sets forth the assumptions made, matters considered and the scope of review undertaken, is attached as Appendix B to this proxy statement/prospectus.

    In deciding to approve the merger agreement, the LeukoSite board of directors considered the opinion of its financial advisor, PaineWebber Incorporated. On October 14, 1999, PaineWebber delivered to the LeukoSite board of directors its opinion that based upon and subject to the various considerations in its letter, the exchange ratio of LeukoSite common stock for Millennium common stock, pursuant to the merger agreement, was fair to the holders of LeukoSite common stock from a financial point of view. This opinion is attached as Appendix C to this proxy statement/prospectus. The opinion of PaineWebber does not constitute a recommendation as to how any LeukoSite stockholder should vote on the merger agreement.
    We urge stockholders to read these opinions carefully and in their entirety.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 52)

    Millennium and LeukoSite expect the merger to be tax-free to LeukoSite's stockholders for federal income tax purposes (except for tax payable on cash received by LeukoSite stockholders instead of fractional shares of Millennium common stock). Millennium and LeukoSite will each receive an opinion of legal counsel that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

ACCOUNTING TREATMENT (SEE PAGE 54)

    We expect the merger to be accounted for using purchase accounting, with Millennium being deemed to have acquired LeukoSite.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS OF LEUKOSITE (SEE PAGE 54)

    LeukoSite stockholders are not entitled under Delaware law to appraisal rights with respect to the merger.

THE VOTING AGREEMENTS (SEE PAGE 32)


    Certain LeukoSite stockholders have signed voting agreements in which they promised to vote shares representing approximately 20% of LeukoSite's common stock outstanding as of October 14, 1999 in favor of the merger. Such stockholders have also signed an irrevocable proxy to that effect and have agreed to hold their shares until the merger closes or the merger agreement is terminated.


COMPARISON OF STOCKHOLDER RIGHTS (SEE PAGE 72)

    If you own LeukoSite common stock, you will become a stockholder of Millennium upon completion of the merger. Your rights will then be governed by Millennium's certificate of incorporation and bylaws, rather than LeukoSite's certificate of incorporation and bylaws. Your rights as a stockholder of Millennium will differ from your rights as a stockholder of LeukoSite. To review these differences in more detail, see "Comparison of Stockholder Rights" on page 72.

                            SELECTED FINANCIAL DATA

    Millennium and LeukoSite are providing you the following information to aid you in your analysis of the financial aspects of the merger. The following selected financial data of Millennium and LeukoSite has been derived from their audited and unaudited historical financial statements, and you should read it in conjunction with those financial statements which are incorporated by reference in this proxy statement/prospectus. The unaudited historical financial information as of September 30, 1998 and 1999 and for the nine-month periods then ended for Millennium and LeukoSite is derived from the unaudited consolidated financial statements of Millennium and LeukoSite as of and for those periods. In the opinion of Millennium's and LeukoSite's respective management, those unaudited consolidated financial statements reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for the interim periods do not necessarily indicate the results to be expected for the entire fiscal year or future periods.

                       MILLENNIUM SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


    The following selected financial data for the five year period ended December 31, 1998 are derived from the audited consolidated financial statements of Millennium Pharmaceuticals. The financial data for the nine month periods ended September 30, 1998 and 1999 are derived from unaudited financial statements. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The data should be read in conjunction with the financial statements, related notes, and other financial information incorporated by reference or included herein. See "Where You Can Find More Information" on page vii.



                                                     FISCAL YEAR                         NINE MONTHS ENDED
                                                  ENDED DECEMBER 31,                       SEPTEMBER 30,
                                 ----------------------------------------------------   -------------------
                                   1994       1995       1996       1997       1998       1998       1999
                                 --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue under strategic
  alliances....................  $ 7,963    $22,880    $ 31,764   $ 89,933   $133,682   $ 75,719   $128,581
Costs and expenses:
Research and development.......   10,990     17,838      34,803     74,828    114,190     80,479    113,276
General and administrative.....    3,240      3,292       7,973     16,517     24,419     17,928     23,907
Acquired in-process R&D........                                     83,800
Amortization of intangible
  asset........................                                      2,397      2,702      2,027      2,027
                                 -------    -------    --------   --------   --------   --------   --------
                                  14,230     21,130      42,776    177,542    141,311    100,434    139,210
                                 -------    -------    --------   --------   --------   --------   --------
Income (loss from
  operations)..................   (6,267)     1,750     (11,012)   (87,609)    (7,629)   (24,715)   (10,629)
Interest income (expense),
  net..........................     (105)      (466)      2,244      2,977      3,788      2,371      7,032
Minority interest..............                                      3,410     14,179      9,504      2,204
                                 -------    -------    --------   --------   --------   --------   --------
Net income (loss)..............  $(6,372)   $ 1,284    $ (8,768)  $(81,222)  $ 10,338   $(12,840)  $ (1,393)
                                 =======    =======    ========   ========   ========   ========   ========
Basic net income (loss) per
  share (pro forma in 1995 and
  1996)........................             $  0.09    $  (0.40)  $  (2.87)  $   0.34   $  (0.44)  $  (0.04)
                                            =======    ========   ========   ========   ========   ========
Shares used in computing basic
  net income (loss) per
  share........................              13,852      21,697     28,323     30,319     29,434     35,817
                                            =======    ========   ========   ========   ========   ========
Diluted net income (loss) per
  share (pro forma in 1995 and
  1996)........................             $  0.07    $  (0.40)  $  (2.87)  $   0.33   $  (0.44)  $  (0.04)
                                            =======    ========   ========   ========   ========   ========
Shares used in computing
  diluted net income (loss) per
  share........................              17,854      21,697     28,323     31,508     29,434     35,817
                                            =======    ========   ========   ========   ========   ========


                                                         AS OF DECEMBER 31,                        AS OF
                                        ----------------------------------------------------   SEPTEMBER 30,
                                          1994       1995       1996       1997       1998          1999
                                        --------   --------   --------   --------   --------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities..........................  $ 6,105    $17,847    $ 63,848   $96,557    $190,964      $225,180
Total assets..........................   10,101     25,105      87,744   144,513     257,954       308,873
Long-term debt, net of current
  portion.............................    3,067      1,467
Capital lease obligation, net of
  current portion.....................    2,359      2,499       9,308    19,809      24,827        25,984
Stockholders' equity..................    1,559     13,096      66,639    91,755     206,362       229,202

                       LEUKOSITE SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


    The following selected financial data for the five year period ended December 31, 1998 are derived from the audited consolidated financial statements of LeukoSite. The financial data for the nine month periods ended September 30, 1998 and 1999 are derived from unaudited financial statements. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The data should be read in conjunction with the financial statements, related notes, and other financial information incorporated by reference or included herein. See "Where You Can Find More Information" on page vii.


                                                                                           NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                   ----------------------------------------------------   -------------------
                                     1994       1995       1996       1997       1998       1998       1999
                                   --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues.........................             $   450    $ 3,674    $  5,726   $ 12,072   $  7,070   $ 10,929
Costs and expenses:
Research and development.........  $ 5,056      7,051      8,502      11,980     21,141     14,998     22,807
General and administrative.......      726        866      1,371       1,758      2,625      1,872      2,567
Acquired in-process R&D..........                                                                       4,249
                                   -------    -------    -------    --------   --------   --------   --------
                                     5,782      7,917      9,873      13,738     23,766     16,870     29,623
                                   -------    -------    -------    --------   --------   --------   --------
Loss from operations.............   (5,782)    (7,467)    (6,199)     (8,012)   (11,694)    (9,800)   (18,694)
Interest income (expense), net...      148        (10)       177         719      1,205        926        910
Equity in operations of joint
  venture........................                                     (3,358)    (3,858)    (2,922)    (3,900)
                                   -------    -------    -------    --------   --------   --------   --------
Net loss.........................  $(5,634)   $(7,477)   $(6,022)   $(10,651)  $(14,347)  $(11,796)  $(21,684)
                                   =======    =======    =======    ========   ========   ========   ========
Basic and diluted net loss per
  share..........................  $ (6.06)   $ (7.25)   $ (5.65)   $  (2.62)  $  (1.32)  $  (1.12)  $  (1.69)
                                   =======    =======    =======    ========   ========   ========   ========
Shares used in computing basic
  and diluted net loss per
  share..........................      929      1,031      1,066       4,299     10,895     10,554     12,860
                                   =======    =======    =======    ========   ========   ========   ========

                                                          AS OF DECEMBER 31,                        AS OF
                                         ----------------------------------------------------   SEPTEMBER 30,
                                           1994       1995       1996       1997       1998          1999
                                         --------   --------   --------   --------   --------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities...........................  $ 7,504    $  1,734   $  9,384   $25,157    $23,332        $27,135
Total assets...........................   10,932       4,538     11,874    28,032     27,503         39,321
Long-term obligations, net of current
  portion..............................    1,319       1,583      1,230     1,119      1,316            975
Redeemable convertible preferred
  stock................................   11,782      13,733     20,913
Stockholders' equity (deficit).........   (4,776)    (12,161)   (12,581)   20,808     18,467         29,124

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements have been prepared to give effect to the merger using the purchase method of accounting.

    The unaudited pro forma combined balance sheet as of September 30, 1999 gives effect to the merger as if it had occurred on such date, and reflects the allocation of the purchase price to the LeukoSite assets acquired, including in-process research and development and liabilities assumed. The unaudited pro forma combined statements of operations combine the historical statements of operations of Millennium and LeukoSite as if the merger had occurred at January 1, 1998. The historical financial statements of LeukoSite included herein have been adjusted on a pro forma basis to reflect the February 1999 acquisition of CytoMed, Inc. by LeukoSite as if such acquisition had occurred on January 1, 1998. Information with respect to the 1998 Historical LeukoSite Financial Statements Assuming the CytoMed Acquisition is derived from and can be found in the LeukoSite Form 8-K filed on April 27, 1999 in conjunction with the CytoMed acquisition and incorporated by reference herein. The unaudited pro forma combined statement of operations for the nine-month period ended
September 30, 1999 combines the historical unaudited statements of operations of Millennium and LeukoSite, as adjusted, for such period. It is expected that following the merger, Millennium will incur additional costs, which are not expected to be significant to the combined results of operations, in connection with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma combined financial statements.

    The Millennium statement of operations for the period in which the merger occurs will include a significant charge for acquired in-process research and development, currently estimated to be approximately $327.6 million, or 59.2% of the purchase price. This amount represents the values determined by management, using a discounted cash flow methodology, to be attributable to the in-process research and development programs of LeukoSite based on a preliminary valuation of such programs. Such amount is subject to significant change pending completion of the final independent valuation analysis. The charge relates to specific on-going research and development programs and preclinical projects. Assuming each of these research programs continues through all stages of clinical development, the projected future research and development expenditures related to these programs, excluding the cost of research and development which may be performed by corporate collaborators, is approximately $139.3 million. The programs are forecasted to be completed at various times between 2000 and 2006. If Millennium would have allocated less of the purchase price to these programs, the value would have been recorded as goodwill on the balance sheet and amortized over the expected benefit period, resulting in increased amortization expense during that period. Millennium believes that the allocation of the purchase price to these programs is appropriate given the future potential of these programs to contribute to the operations of Millennium.

    Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical financial statements of Millennium and LeukoSite, as adjusted, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.


    For a description of the adjustments made in connection with the preparation of the unaudited pro forma information, see "Unaudited Pro Forma Combined Financial Information" on page 79, and "Where You Can Find More Information" on page vii.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       NINE MONTHS
                                                                  YEAR ENDED              ENDED
                                                              DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                              ------------------   -------------------
STATEMENT OF OPERATIONS DATA
  Revenues..................................................       $147,266             $139,510
  Costs and expenses........................................        203,532              198,714
                                                                   --------             --------
  Net loss..................................................       $(56,266)            $(59,204)
                                                                   ========             ========
  Basic and diluted net loss per share......................       $  (1.52)            $  (1.40)
                                                                   ========             ========
  Shares used in computing basic and diluted net loss per
    share...................................................         36,896               42,394
                                                                   ========             ========

                                                                     AS OF
                                                              SEPTEMBER 30, 1999
                                                              -------------------
BALANCE SHEET DATA
  Cash, cash equivalents and marketable securities..........       $247,561
  Total assets..............................................        545,060
  Current liabilities.......................................         54,345
  Noncurrent liabilities....................................         42,523
  Stockholders' equity......................................        448,192

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, ALONG WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES AFFECTING MILLENNIUM AND LEUKOSITE. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO ADVERSELY AFFECT MILLENNIUM'S AND LEUKOSITE'S BUSINESS AND OPERATIONS. IF ANY OF THE FOLLOWING EVENTS ACTUALLY OCCURS, MILLENNIUM'S AND/OR LEUKOSITE'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER, POSSIBLY MATERIALLY. THE TERMS "WE," "OUR" AND "US" WHEN USED IN THIS SECTION UNDER THE HEADING "RISKS RELATING TO LEUKOSITE" MEAN LEUKOSITE AS AN INDEPENDENT ENTITY, AND SUCH TERMS, WHEN USED IN THIS SECTION UNDER THE HEADING "RISKS RELATING TO MILLENNIUM" MEAN MILLENNIUM BOTH PRIOR TO AND FOLLOWING THE MERGER. CERTAIN OF THE RISKS RELATING TO LEUKOSITE MAY ALSO BE APPLICABLE TO MILLENNIUM FOLLOWING THE MERGER.

RISKS RELATING TO THE MERGER

    MILLENNIUM MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE LEUKOSITE AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE MERGER

    The merger will present challenges to management, including the integration of the operations, technologies and personnel of Millennium and LeukoSite, and special risks, including possible unanticipated liabilities, unanticipated costs and diversion of management attention.

    Millennium cannot assure you that it will successfully integrate or profitably manage LeukoSite's businesses. In addition, Millennium cannot assure you that, following the transaction, its businesses will achieve revenues, net income or loss levels, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined companies in any future period. Also, the combined company may experience slower rates of growth as compared to historical rates of growth of Millennium and LeukoSite independently.

    BECAUSE THE EXCHANGE RATIO IN THE MERGER IS FIXED, LEUKOSITE STOCKHOLDERS ARE EXPOSED TO THE RISK THAT THE MARKET PRICE OF MILLENNIUM'S STOCK WILL DROP

    Under the merger agreement, each share of LeukoSite common stock will convert into the right to receive 0.4296 shares of Millennium common stock. This exchange ratio is a fixed number and will not be adjusted if the price of Millennium common stock or LeukoSite common stock increases or decreases. The prices of Millennium common stock and LeukoSite common stock at the closing of the merger may vary from their prices on the date of this proxy statement/prospectus and on the date of the special meeting. These prices may vary because of changes in the business, operations or prospects of Millennium or LeukoSite, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the prices of Millennium common stock and LeukoSite common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. We urge LeukoSite stockholders to obtain current market quotations for Millennium common stock and LeukoSite common stock, and to be aware that the relative prices of Millennium and LeukoSite common stock may change dramatically after the special meeting.

    THE PRICE OF MILLENNIUM COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF LEUKOSITE COMMON STOCK

    When the merger is completed, holders of LeukoSite common stock will become holders of Millennium common stock. Millennium's business differs from that of LeukoSite, and Millennium's results of operations, as well as the price of Millennium common stock, may be affected by factors different from those affecting LeukoSite's results of operations and the price of LeukoSite common stock before the merger.

    THE LOSS OF KEY LEUKOSITE PERSONNEL COULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS AND UNDERTAKE NEW PROJECTS

    Millennium's success depends on its ability to identify, hire and retain its employees, and a significant component of the value of the merger to Millennium is in the know-how and experience of LeukoSite employees that Millennium expects to employ following the merger. If key LeukoSite employees were to leave after the merger, Millennium may be unable to complete existing LeukoSite projects or to undertake certain new projects. Under the terms of LeukoSite's stock incentive plan, the vesting of all stock options held by LeukoSite employees automatically accelerates as a result of the merger. These options have substantial value to the LeukoSite employees. We cannot assure you that LeukoSite employees will not leave following the merger. The success of the merger could be adversely affected by the departure of key LeukoSite employees.

RISKS RELATING TO LEUKOSITE AS AN INDEPENDENT ENTITY

    IF CAMPATH-REGISTERED TRADEMARK- IS NOT APPROVED FOR SALE OR IF SCHERING AG DOES NOT SUCCESSFULLY MARKET CAMPATH-REGISTERED TRADEMARK- ON LEUKOSITE'S BEHALF, LEUKOSITE'S ANTICIPATED FUTURE REVENUE TARGETS WILL NOT BE ACHIEVED

    LeukoSite has only one product in the process of being reviewed by the FDA for approval, our CAMPATH-Registered Trademark- monoclonal antibody, and that review is in the early stages. There can be no assurance that the FDA or any foreign governmental agency will approve CAMPATH-Registered Trademark- for commercial sale on a timely basis or at all. The failure of CAMPATH-Registered Trademark- to be approved by FDA and foreign governmental agencies on a timely basis would have a material adverse effect on our business, financial condition and results of operations.


    We have no experience with commercial sales and marketing. We will rely solely upon Schering AG and its U.S. affiliate, Berlex Laboratories, for the marketing, distribution and sale of CAMPATH-Registered Trademark-in Europe and the United States. We have no plans to directly market CAMPATH-Registered Trademark-. Our right to share in the profits for U.S. sales of CAMPATH-Registered Trademark- or to receive a royalty on sales of CAMPATH-Registered Trademark- outside the U.S. is dependent upon the marketing and sales activities of Schering and Berlex. We can make no assurances that there will be any profits on sales of CAMPATH-Registered Trademark- in the U.S. In the event that there are losses resulting from the marketing of CAMPATH-Registered Trademark- in the U.S., LeukoSite will bear one-third of those losses.


    LeukoSite's only source of revenues from product sales, if any, for the next several years is likely to be from sales of CAMPATH-Registered Trademark-; however, we cannot be certain that CAMPATH-Registered Trademark- will be approved for commercial sale or accepted in the United States or in any foreign markets. A number of factors may affect the rate and level of market acceptance of CAMPATH-Registered Trademark-, including:

    - the perception by physicians and other members of the health care community of its safety and efficacy or that of competing products, if any

    - the effectiveness of Berlex's sales and marketing efforts in the United States and the effectiveness of Schering's sales and marketing efforts in Europe

    - the marketing and continued development of competing drugs

    - unfavorable publicity concerning CAMPATH-Registered Trademark- or comparable drugs

    - its price relative to other drugs or competing treatments

    - the availability of third party reimbursement

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
    - regulatory developments related to the manufacture or continued use of CAMPATH-Registered Trademark-


    LEUKOSITE RELIES ON BOEHRINGER INGLEHEIM AS ITS SOLE SOURCE MANUFACTURER OF CAMPATH-REGISTERED TRADEMARK- AND LEUKOSITE'S ABILITY TO GENERATE REVENUES IN THE FUTURE WILL BE ADVERSELY AFFECTED IF IT IS UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF CAMPATH-REGISTERED TRADEMARK- FROM THEM



    LeukoSite has an agreement with Boehringer Ingleheim for the production of CAMPATH-Registered Trademark- for our clinical trials and for any commercial sales. If Boehringer Ingleheim were not able to produce sufficient quantities of CAMPATH-Registered Trademark- or if we were required to transfer manufacturing processes of CAMPATH-Registered Trademark-to other third-party manufacturers, then we could experience significant delays in supply. We have no experience in manufacturing and we lack the facilities and personnel to manufacture CAMPATH-Registered Trademark- and to produce an adequate supply to meet future requirements. The loss of Boehringer Ingleheim as our contract manufacturer for CAMPATH-Registered Trademark- or its inability to meet our requirements of supply of CAMPATH-Registered Trademark- would have a material adverse effect on our business, financial condition or results of operations.


    LEUKOSITE'S DRUG CANDIDATES MAY NOT PROVE TO BE SAFE AND EFFECTIVE IN HUMAN CLINICAL TRIALS

    LeukoSite currently is testing three monoclonal antibodies and three small molecule products in human clinical trials. Clinical trials of drug candidates involve the testing of potential therapeutic agents in humans to determine whether the drug candidates are safe and effective and, if so, to what degree. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drugs in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial human testing. The clinical trials of any of our drug candidates may not be successful which may prevent us from commercializing the drug, substantially impairing our business, financial condition and results of operations.

    LEUKOSITE'S DRUG CANDIDATES ARE SUBJECT TO GOVERNMENTAL REGULATION AND PRODUCT APPROVALS

    LeukoSite's products currently under development are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If we market these products abroad, foreign governments may also impose export/import requirements and other restrictive regulations. We must complete all appropriate regulatory clearance processes before commercializing a product, which is lengthy and expensive. We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for any of the products we are currently developing, and all of the following could have a material adverse effect on our business, financial condition and results of operations:

    - significant delays in obtaining or failing to obtain required approvals

    - loss of previously obtained approvals

    - failing to comply with existing or future regulatory requirements

    Complying with FDA regulatory requirements applicable to product development and obtaining FDA approval can take a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective or cannot meet the FDA's other regulatory requirements. Moreover, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development, which may affect our ability to obtain approval as anticipated, delay the submission or review of an application, or require additional expenditures by LeukoSite.

    All of LeukoSite's product candidates will require FDA and foreign government approvals for commercialization, none of which have been obtained. LeukoSite and ILEX Oncology, Inc.,

LeukoSite's joint venture partner for the development of CAMPATH-Registered Trademark-, are required to file a Biologics Licensing Application with the FDA before beginning commercialization of CAMPATH-Registered Trademark- in the United States and must also file for marketing approval from other jurisdictions. We are not certain when, independently or with our collaborative partners, we will submit any marketing applications for our other monoclonal antibodies or small molecule antagonists under development. We cannot guarantee that any studies will demonstrate that the products are safe and effective for their intended uses, or that the FDA will grant required approval on a timely basis, or at all, for CAMPATH-Registered Trademark- or other products for any studied indications.

    Government regulations may cause delays in LeukoSite's marketing of products for a considerable or indefinite time, which could impose costly procedural requirements upon LeukoSite's activities. While we attempt to comply with such applicable government regulations, larger companies or companies more experienced in regulatory affairs may obtain a competitive advantage over us. Delays in obtaining governmental regulatory approval could adversely affect our marketing strategy as well as our ability to generate revenue from commercial sales. Our inability to obtain marketing approval of our products on a timely basis, or at all, would have a material adverse effect on our business, financial condition and results of operations.

    LEUKOSITE IS IN THE EARLY STAGES OF PRODUCT DEVELOPMENT

    Many of LeukoSite's research and development programs are at an early stage of development. The FDA has not approved any of our product candidates. We have limited experience in conducting preclinical and clinical trials. Furthermore, even if we receive initially positive preclinical trial results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional preclinical trials or human clinical testing. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can

    - be safe and effective

    - otherwise meet applicable regulatory standards

    - receive the necessary regulatory marketing approvals

    - develop into commercially viable drugs

    - be manufactured or produced economically and on a large scale

    - be successfully marketed

    - be eligible for reimbursement by government or private consumers

    - achieve customer acceptance

    In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights. Or, third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

    IF LEUKOSITE'S COLLABORATIVE PARTNERS DO NOT ACTIVELY SEEK TO COMMERCIALIZE DRUG CANDIDATES RESULTING FROM THEIR COLLABORATION WITH IT, LEUKOSITE'S REVENUES WILL SUFFER

    A key element of LeukoSite's strategy is to accelerate certain of its drug discovery and development programs and to fund its capital requirements, in part, through collaboration agreements with major pharmaceutical companies. We currently have collaboration agreements with Warner-Lambert Company, Roche Bioscience, Kyowa Hakko Kogyo, Ltd., Genentech, Inc., Schering AG and Hoechst Marion Roussel. Warner-Lambert, Roche, Kyowa and Hoechst Marion Roussel have the right, but not the obligation, to conduct preclinical and clinical trials of the compounds developed during their collaboration with us and to commercialize any drug candidates resulting from their collaboration with us. Genentech has the right, but not the obligation, to conduct Phase III clinical trials of and to commercialize our LDP-02 monoclonal antibody product. Thus, the collaboration agreements allow our collaborative partners significant discretion in electing whether to pursue the development of any potential drug candidates. As a result, we cannot control the amount and timing of the resources dedicated by our collaborative partners to their respective collaborations with us.

    This also means that LeukoSite's right to receive revenues under the collaboration agreements for drug development milestones or royalties, co-promotion rights or profit-sharing on sales is dependent largely upon the activities and the development, manufacturing and marketing resources and abilities of its collaborative partners. As such,

    - our partners may not pursue the development and commercialization of compounds resulting from their collaboration with us

    - any development or commercialization may not be successful even if our partners pursued such efforts

    - we may not derive substantial or any royalty or product sales revenue from our collaborations

    Moreover, certain drug candidates discovered by LeukoSite may be competitive with our partners' drugs or drug candidates. Accordingly, it is possible that our collaborative partners will choose not to proceed with the development of our drug candidates or that they will pursue their existing or alternative technologies in preference to our drug candidates. We advise you that

    - our interests may not always coincide with those of our collaborative partners

    - some of our collaborative partners could independently develop or develop with third parties drugs which compete with ours

    - disagreements with our partners over rights to technology or other proprietary interests might occur, leading to delays in research or in the development and commercialization of certain product candidates (such disputes could also require or result in litigation or arbitration, which is time-consuming and expensive)

    IF LEUKOSITE'S COLLABORATIVE PARTNERS TERMINATE THEIR AGREEMENTS WITH LEUKOSITE, LEUKOSITE'S ABILITY TO FUND ITS RESEARCH OPERATIONS AND CLINICAL TRIALS WILL SUFFER

    LeukoSite relies on its collaborative partners to fund a substantial portion of its research operations and clinical trials. Although each of the collaboration agreements may be extended past its current term, we cannot be sure that these contracts will be extended or renewed, or that any renewal, if made, will be on terms favorable to us. LeukoSite cannot guarantee that any of the collaboration agreements will remain in effect for its expected term. If any of the collaborative partners terminates or breaches its agreement with LeukoSite, or fails to conduct its collaborative activities in a timely manner, then the development or commercialization of any drug candidate or research program with such partner could be delayed or terminated. Alternatively, we may have to devote unexpected and unbudgeted additional resources to such development or commercialization, all of which could have a material adverse effect on our business, financial condition and results of operations.

    LEUKOSITE'S SIGNIFICANT EXPENSES MAY CAUSE IT TO CONTINUE TO INCUR FUTURE LOSSES

    LeukoSite has incurred a net operating loss every year since it was incorporated in May 1992, and had an accumulated deficit of approximately
$68.6 million through September 30, 1999. LeukoSite expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical and clinical trials and commercialization expenses. In 2000, we expect that our only revenues will come primarily from milestone payments and any other amounts received under existing and future collaboration agreements, if any. It is possible that we may not be able to

    - successfully commercialize any of our products

    - establish any additional collaborative relationships on terms acceptable to us

    - maintain the current collaboration agreements in effect

    - achieve the milestones that are required for us to receive funds from our current collaborative partners

    LeukoSite's ability to generate revenue or achieve profitability is dependent in part on its and its collaborative partners' ability to complete the development of drug candidates successfully, to obtain regulatory approvals for drug candidates and to manufacture and commercialize any resulting drugs. We cannot provide assurance that we will successfully identify, develop, commercialize, manufacture and market any products, obtain required regulatory approvals or achieve profitability.

    LEUKOSITE HAS SIGNIFICANT DEVELOPMENT COSTS AND IT IS UNCERTAIN AS TO THE AVAILABILITY OF FUTURE FUNDING

    LeukoSite will require substantial additional funds in order to finance its drug discovery and development programs, fund operating expenses, pursue regulatory clearances, and prosecute and defend its intellectual property rights. We depend heavily upon our collaborative partners for research and clinical trials funding and we cannot be sure that revenues from product sales or our existing collaboration agreements will provide the necessary funding to meet our operating expenses. In the event that the merger of LeukoSite and Millennium is not consummated, LeukoSite will have to seek additional funding through public or private financing or collaboration or other arrangements with collaborative partners. The raising of additional funds through the issuance of equity securities may result in further dilution to our existing stockholders. We cannot be sure that additional financing will be available or, if available, that such funds will be available on acceptable terms.

    LEUKOSITE CANNOT BE CERTAIN THAT IT WILL OBTAIN SUFFICIENT PATENT PROTECTION, OR THAT ANY SUCH PATENTS SO OBTAINED WILL PROVIDE SUFFICIENT PROTECTION AGAINST COMPETITIVE PRODUCTS OR PROCESSES

    LeukoSite's success will depend in part on its ability to obtain United States and foreign patent protection for its drug candidates and processes, preserve its trade secrets, and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions, and the scope of claims made under such patents, are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents (whether directly owned by us or licensed to us) were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe upon, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents unenforceable. Even if we have valid patents, these patents still may not provide sufficient protection against competitive products or other commercially valuable products or processes.

    If a third party claims the same or overlapping subject matter as we have claimed in a United States patent application or patent, then we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office (PTO) in order to determine who invented the subject matter first. If we lost such an interference proceeding, then we would be deprived of the patent protection we previously sought or obtained. Indeed, regardless of whether we win or lose in such proceedings, we would still incur substantial costs.

    In addition to patent protection, LeukoSite relies on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our collaborative partners, employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and certain consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches. Third parties may learn of or independently discover our trade secrets, proprietary know-how and intellectual property, which could have a material adverse effect on our business, financial condition and results of operations.

    LeukoSite's product candidates LDP-01, LDP-02 and CAMPATH-Registered Trademark- are humanized monoclonal antibodies. We are aware that both the PTO and certain foreign governments have issued patents to third parties which relate to certain humanized antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. We may choose to seek or be required to seek licenses under certain of these patents.

    We are also aware of third party applications in the United States and abroad relating to certain humanized monoclonal antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. LeukoSite may choose to seek or be required to seek licenses under some or all of the patents which might issue from these patent applications.

    THERE IS SIGNIFICANT AND WIDESPREAD LITIGATION IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRY REGARDING PATENTS AND PROPRIETARY RIGHTS AND LEUKOSITE'S BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED IF IT BECOMES INVOLVED IN SUCH LITIGATION

    There is significant and widespread litigation in the pharmaceutical and biotechnology industry regarding patents and proprietary rights. LeukoSite may need to assert claims of infringement, enforce its patents, protect trade secrets, know-how or other intellectual property rights, or determine the scope or validity of proprietary rights of third parties. Conversely, we may need to defend against claims of infringement by third parties. We cannot guarantee that any of our patents will ultimately be held valid or that our efforts to assert or defend any patents, trade secrets, know-how or other intellectual property rights would be successful. Similarly, we cannot guarantee that our products or processes will not be held to infringe the patents or other intellectual property rights of others. Uncertainties emanating from the initiation and continuation of any patent or related litigation could have a material adverse effect on our business, financial condition and results of operations.

    The expenses of intellectual property litigation or other similar proceedings would be likely to be substantial, and could have a material adverse effect on LeukoSite's business, financial condition and results of operations. An adverse outcome in such litigation or proceeding could subject LeukoSite to significant liabilities or require LeukoSite to cease certain activities. If any of our present or future products or processes is alleged or determined to infringe upon the patents or impermissibly use the intellectual property of others, we may choose or be required to obtain licenses from third parties under their patents or proprietary rights. We cannot guarantee that we will be able to obtain those licenses on acceptable terms, if at all. In such event, we would be severely restricted or prohibited from the development, manufacture and sale of our drug candidates.

    IF LEUKOSITE'S COMPETITORS SUCCEED IN DEVELOPING OR LICENSING TECHNOLOGIES OR FUTURE DRUG PRODUCTS, ITS TECHNOLOGY AND FUTURE DRUG PRODUCTS COULD BECOME OBSOLETE AND NONCOMPETITIVE

    The biotechnology and pharmaceutical industries are intensely competitive. LeukoSite has many competitors both in the United States and abroad, including major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more effective marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drugs that are more effective or less costly than any which we are currently developing, which could render our technology and future drug products obsolete and noncompetitive. It is possible for our competitors to obtain FDA or other regulatory approvals for drug candidates before we can. In general, companies that begin commercial sale of their drugs before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain certain patent and FDA marketing exclusivity rights that would delay our ability to market certain products. Even if our drugs or drug products are approved for sale, we cannot assure our ability to compete successfully with competitors' existing products or products under development.

    LEUKOSITE RELIES ON CONTRACT MANUFACTURERS AND LACKS MANUFACTURING
    EXPERIENCE

    In addition to relying on Boehringer Ingleheim as the sole source manufacturer of CAMPATH-Registered Trademark-, LeukoSite depends on third parties to manufacture its product candidates and is aware of only a limited number of manufacturers which it believes have the ability and capability to manufacture its drug candidates for preclinical and clinical trials. If we were required to transfer manufacturing processes to other third-party manufacturers, then we could experience significant delays in supply. If, at any time, we are unable to maintain, develop or contract for manufacturing capabilities on acceptable terms, then our ability to conduct preclinical and clinical trials with our drug candidates will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals. We have no experience in manufacturing and we currently lack the facilities and personnel to manufacture products in accordance with Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for preclinical and clinical trials.

    RAPID TECHNOLOGICAL CHANGE COULD RENDER LEUKOSITE'S PRODUCTS OBSOLETE

    Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. LeukoSite expects that the technologies associated with biotechnology research and development will continue along this rapid path. Our success will depend in large part on our ability to maintain a competitive position in the rapidly changing environment. Because of the rapid changes in technology, our compounds, products or processes may become obsolete before we can recover the expenses incurred in developing such compounds, products or processes. We cannot assure that we can maintain our technological competitiveness.

    LEUKOSITE DEPENDS ON ITS KEY PERSONNEL

    LeukoSite believes that its ability to successfully implement its business strategy is highly dependent on its management and scientific team. None of its executive officers has employment agreements. Losing the services of one or more of these individuals might hinder our ability to achieve our development objectives. We are highly dependent on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot be sure that we can continue to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

RISKS RELATING TO MILLENNIUM

THE TERMS "MILLENNIUM," "WE," "OUR" AND "US" WHEN USED IN THIS SECTION MEAN MILLENNIUM BOTH PRIOR TO AND FOLLOWING THE MERGER. CERTAIN OF THE RISKS RELATING TO LEUKOSITE AS AN INDEPENDENT ENTITY MAY ALSO BE APPLICABLE TO MILLENNIUM FOLLOWING THE MERGER.

RISKS RELATING TO MILLENNIUM'S INDUSTRY, BUSINESS AND STRATEGY

    THE GENOMICS INDUSTRY IS NEW; MILLENNIUM HAS NOT DEVELOPED OR COMMERCIALIZED ANY PRODUCTS

    The genomics industry is new and evolving rapidly. To date, Millennium has not developed or commercialized any products based on our genomics and related technologies. In addition, relatively few products based on gene discoveries have been developed and commercialized by others. Rapid technological development by either company or others may result in compounds, products or processes becoming obsolete before we recover our development expenses.

    The products that Millennium is developing will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. Millennium may need to successfully address a number of technological challenges in order to complete development of any our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may prevent or limit commercial use.

    MILLENNIUM PLANS TO EXPAND RAPIDLY; IF MILLENNIUM CANNOT MANAGE ITS GROWTH SUCCESSFULLY, ITS GROWTH MAY SLOW OR STOP

    Millennium has rapidly expanded its operations and expects to continue to expand. Millennium's growth has placed, and will continue to place, a significant strain on its management, operating and financial systems. If Millennium cannot manage its expanding operations, it may not be able to continue to grow or it may grow at a slower pace. Furthermore, Millennium's operating costs may escalate faster than planned. In order to manage its growth successfully, Millennium must:

    - Maintain close coordination among its executive, finance, operations, research and development organizations

    - Improve its operating, financial and accounting systems, procedures and controls

    - Expand, train and manage its employee base effectively

    - Acquire and lease significant additional equipment and facilities

    THE ACQUISITIONS MILLENNIUM MAKES MAY NOT BE SCIENTIFICALLY OR COMMERCIALLY SUCCESSFUL

    If Millennium makes additional significant acquisitions in which the consideration includes stock or other securities, your equity in Millennium may be significantly diluted. If Millennium makes one or more significant acquisitions in which the consideration includes cash, Millennium may be required to use a substantial portion of its available cash. Acquisitions involve a number of operational risks, including:

    - Difficulty and expense of assimilating the operations, technology and personnel of the acquired business

    - Inability to retain the management, key personnel and other employees of the acquired business

    - Inability to maintain the acquired company's relationships with key third parties, such as alliance partners

    - Exposure to legal claims for activities of the acquired business prior to acquisition

    - Diversion of management attention

    - Amortization of substantial goodwill and write-off of in-process research and development costs, adversely affecting Millennium's reported results of operations

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
    MILLENNIUM'S GROWTH COULD BE LIMITED IF IT IS UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL

    Millennium's success is substantially dependent on the ability, experience and performance of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed. None of the members of Millennium's senior management or other key employees is bound by a long-term employment agreement with either company.

    In addition, Millennium's future success will depend heavily on our ability to continue to hire, train, retain and motivate additional skilled managerial and scientific personnel. The pool of personnel with the skills that we require is limited. Competition to hire from this limited pool is intense.

    MILLENNIUM FACES SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS AND SERVICES BEFORE OR MORE SUCCESSFULLY THAN IT DOES

    The fields of genomics and pharmaceuticals are highly competitive. Millennium will not succeed if we cannot compete effectively in these fields. Many of Millennium's competitors are substantially larger than we are and have substantially greater capital resources, research and development staffs and facilities than we have. Furthermore, many of Millennium's competitors are more experienced than we are in drug discovery, development and commercialization, obtaining regulatory approvals and product manufacturing. As a result, Millennium's competitors may identify genes associated with diseases or discover, develop and commercialize products or services for such genes before we do. In addition, Millennium's competitors may discover, develop and commercialize products or services which render non-competitive or obsolete the products or services that we or our strategic alliance partners are seeking to develop and commercialize.

RISKS RELATING TO FINANCING

    MILLENNIUM HAS INCURRED SUBSTANTIAL LOSSES, IT EXPECTS TO CONTINUE TO INCUR LOSSES AND IT WILL NOT BE SUCCESSFUL UNLESS IT REVERSES THIS TREND

    We have incurred losses in three of the last five years. We expect to continue to incur substantial operating losses in future periods.

    To date, substantially all of Millennium's revenues have resulted from payments from strategic partners. We have not received any revenues from the sale of products. We anticipate that it will be a number of years, if ever, before we will receive revenues from product sales or royalties.

    We expect to increase our spending significantly as we continue to expand our infrastructure, research and development programs and commercialization activities. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain whether or when this will occur because of the significant uncertainties that affect our business.

    MILLENNIUM MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY DILUTE YOUR OWNERSHIP INTEREST

    Millennium will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products, meet our obligations to our strategic alliance partners and manufacture and market any products and services that are approved for commercial sale. Millennium's future capital requirements will depend on many factors, including the following:

    - Continued progress in our discovery and development programs

    - The number and scope of our discovery and development programs

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
    - The progress of the development efforts of our strategic partners

    - The scope and results of clinical trials initiated by us

    - The time and costs involved in obtaining regulatory approvals

    - The cost of acquisitions of businesses, products and technologies

    - The cost of manufacturing and commercialization activities

    - The cost of continuing to build our infrastructure, including our additional facilities requirements and costs of recruiting personnel

    - The timing, receipt, and amount of milestones and other payments from our alliance partners

    - Our ability to establish and maintain strategic alliances

    - The timing, receipt and amount of sales and royalties from our potential products and services in the market

    - The costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the costs of obtaining any required licenses to technologies

    - Competing technological and market developments

    We expect that we will require significant additional financing in the future. We may seek to raise such financing through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. Such additional financing may not be available when we need it or may not be available on terms that are favorable to us.

    If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result. In addition, the terms of the financing may adversely affect the holdings or the rights of such stockholders. If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our discovery or development programs. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

RISKS RELATED TO DEVELOPMENT OF TECHNOLOGY AND PRODUCTS

    IF MILLENNIUM'S TECHNOLOGICAL APPROACHES ARE NOT SUCCESSFUL, IT WILL NOT BE ABLE TO DEVELOP AND COMMERCIALIZE ANY PRODUCTS AND SERVICES

    We have directed our lead programs and development focus primarily to diseases that may be linked to several or many genes working in combination. Both we and the general scientific and medical communities have a limited understanding relating to the role of genes in these diseases. Our technological approaches to gene identification and target validation may not enable us to successfully identify and characterize genes that predispose individuals to diseases. If we do not identify such genes, we will not be able to successfully develop and commercialize any products or services. Even if we do identify such genes, we will have to do substantial additional work to translate these discoveries into products.

    MILLENNIUM MAY NOT BE ABLE TO OBTAIN DNA SAMPLES OF FAMILIES AND POPULATIONS REQUIRED FOR ITS GENETIC STUDIES

    Our gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations. The availability of DNA samples is important to our ability to discover the genes responsible for human diseases through human genetic approaches. Competition for these resources is intense; and access to suitable populations could be limited by forces beyond Millennium's control, including governmental actions. Certain of our competitors may have obtained access to significantly more family and population resources than we have obtained. As a result, we may not be able to obtain access to DNA samples necessary to support our human gene discovery programs.

RISKS RELATING TO STRATEGIC ALLIANCE PARTNERS

    MILLENNIUM DEPENDS ON STRATEGIC ALLIANCE PARTNERS; ITS BUSINESS WILL SUFFER IF ANY OF ITS STRATEGIC ALLIANCE PARTNERS BREACHES ITS AGREEMENT OR FAILS TO SUPPORT OR TERMINATES ITS ALLIANCE WITH MILLENNIUM

    We conduct most of our discovery and development activities through strategic alliances. The success of these programs is heavily dependent on the efforts and activities of our strategic alliance partners. Our agreements with our alliance partners allow them significant discretion in determining the efforts and resources that they will apply to the alliance. Our existing and any future alliances may not be scientifically or commercially successful.

    The risks that we face in connection with these alliances include:

    - If any of our alliance partners were to breach or terminate an agreement with either of us, reduce its funding or otherwise fail to conduct its collaborative activities successfully, we could be required to devote additional internal resources to the program that is the subject of the alliance, scale back or terminate the program or seek an alternative partner.

    - All of our strategic alliance agreements are subject to termination under various circumstances, including in many cases on short notice without cause. Some of our alliance agreements provide that if we fail to meet specified performance criteria, our alliance partner may terminate the agreement while maintaining rights and licenses to certain of our discoveries. If an alliance partner terminates its alliance with either of us, it may adversely affect the perception of us in the business and financial communities.

    - In our alliance agreements, we generally agree not to conduct certain research and development in the field that is the subject of the alliance. These agreements may have the effect of limiting the areas of research and development we may pursue, either alone or in collaboration with third parties.

    - Our alliance partners may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the alliance with us. Such competing products and services may result in our alliance partner withdrawing financial and related support for our product and service candidates.

    - Reductions in marketing or sales efforts or a discontinuation of marketing or sales efforts of our products or services by our alliance partners would reduce our revenues, which in many cases will be based on a percentage of net sales by our alliance partner.

    - Our alliance partners may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries.

    MILLENNIUM MAY NOT BE SUCCESSFUL IN ESTABLISHING ADDITIONAL STRATEGIC ALLIANCES

    An important element of our business strategy is entering into strategic alliances for the development and commercialization of products and services based on our gene discoveries. We face significant competitors in seeking appropriate alliance partners. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

    CONFLICTS MAY ARISE BETWEEN MILLENNIUM AND ITS SUBSIDIARIES

    Millennium has two subsidiaries in which minority equity interests are held by third parties. Although one of these subsidiaries is expected to be merged into Millennium, the other subsidiary will continue to be partly owned by third parties. In addition, Millennium may establish additional subsidiaries in the future in which it sells minority equity interests to third parties. Conflicts may arise between Millennium and such subsidiaries, including with respect to:

    - the allocation of business opportunities

    - the sharing of rights, technologies, facilities, personnel and other resources

    - the fiduciary duties owed by officers and directors who provide services to both Millennium and one or more of these subsidiaries

RISKS RELATING TO INTELLECTUAL PROPERTY

    MILLENNIUM MAY NOT BE ABLE TO OBTAIN PATENT PROTECTION FOR ITS DISCOVERIES AND MAY INFRINGE PATENT RIGHTS OF THIRD PARTIES

    The patent positions of pharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal, scientific and factual questions.

    Our success depends in significant part on our ability to:

    - Obtain patents

    - Protect trade secrets

    - Operate without infringing upon the proprietary rights of others

    - Prevent others from infringing on our proprietary rights

    The validity and permissible scope of claims covered in genomics patents involve important unresolved legal principles. For example, there is significant uncertainty regarding the patentability of partial gene sequences and full-length genes in the absence of functional data and as to the scope of patent protection available for full-length genes and partial gene sequences. Moreover, certain groups have made certain gene sequences available in publicly accessible databases. These and other similar disclosures may adversely affect our ability to obtain patent protection for full-length genes claimed by us in patent applications that we file subsequent to such disclosures. Finally, there is substantial uncertainty as to whether human clinical data will be required for issuance of patents for human therapeutics. If such data are required, Millennium's ability to obtain patent protection could be delayed or otherwise adversely affected.

    Patents may not issue from any patent applications that Millennium owns or licenses. If patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents that we own or license may be challenged, invalidated or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications.

    We may not hold proprietary rights to certain patents related to our proposed products or services. In some cases, these patents may be owned or controlled by third parties. As a result, we or our alliance partners may be required to obtain licenses under third party patents to market certain of our proposed products or services. If licenses are not available to us on acceptable terms, we or our alliance partners will not be able to market these products or services.

    MILLENNIUM MAY NOT BE ABLE TO KEEP ITS TRADE SECRETS CONFIDENTIAL

    We also rely significantly upon unpatented proprietary technology, information, processes and know how, including proprietary software and databases of proprietary gene sequences and biological information. We seek to protect this information by confidentiality agreements with our respective employees, consultants and other third party contractors as well as through other security measures. These confidentiality agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

    MILLENNIUM MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS WHICH COULD RESULT IN LIABILITY FOR DAMAGES OR STOP ITS DEVELOPMENT AND COMMERCIALIZATION EFFORTS

    There has been substantial litigation and other proceedings regarding the complex patent and other intellectual property rights in the pharmaceutical and biotechnology industries. Millennium may become a party to patent litigation or other proceedings regarding intellectual property rights. For example, we believe that certain of our patent applications cover genes that are also claimed in patent applications filed by others. Interference proceedings before the United States Patent and Trademark Office may be necessary to establish which party was the first to discover these genes.

    Other types of situations in which we may become involved in patent litigation or other intellectual property proceedings include:

    - We may initiate litigation or other proceedings against third parties to enforce our respective patent rights.

    - We may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by such third parties or to obtain a judgment that our respective products or services do not infringe such third parties' patents.

    - If our competitors file patent applications that claim technology also claimed by us, we may participate in interference or opposition proceedings to determine the priority of invention.

    - If third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we will need to defend against such claims.

    The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other intellectual property proceeding is resolved unfavorably to us, we or our alliance partners may be enjoined from manufacturing or selling our products and services without a license from the other party and be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

    Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

    MILLENNIUM COULD LOSE IMPORTANT LICENSE RIGHTS IN CERTAIN CIRCUMSTANCES

    Millennium is a party to a number of technology in licenses that are important to our business and expect to enter into additional licenses in the future. These licenses impose various commercialization, sublicensing, royalty, insurance and other obligations on us. If we fail to comply with these requirements, the licensor will have the right to terminate the license.

RISKS RELATING TO PRECLINICAL TESTING AND CLINICAL TRIALS

    CLINICAL TRIALS OF MILLENNIUM'S PRODUCT CANDIDATES MAY NOT BE SUCCESSFUL

    In order to obtain regulatory approvals for the commercial sale of our future products, we or our alliance partners will be required to demonstrate through preclinical testing and clinical trials that the product is safe and efficacious. Although LeukoSite is currently engaged in clinical trials, neither Millennium nor any of its alliance partners has initiated human clinical trials with respect to any product or service based upon our discoveries or filed an investigational new drug application with the FDA to do so.

    The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced stage clinical trials. Furthermore, we, our collaborators or the FDA may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks or for other reasons.

    The rate of completion of any clinical trials that we conduct will be dependent on the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may cause us to incur increased costs and program delays.

    We expect to rely on our strategic alliance partners and other third parties to conduct clinical trials of our products in most circumstances. We will have less control over such clinical trials than if we were conducting the trials directly. As a result, these trials may not begin or be completed as planned.

REGULATORY RISKS

    MILLENNIUM MAY NOT OBTAIN REGULATORY APPROVALS; THE APPROVAL PROCESS IS COSTLY AND LENGTHY

    We must obtain regulatory approval for our ongoing development activities and before marketing or selling any of our future products or services. We may not receive regulatory approvals to conduct clinical trials of our products or to manufacture or market our products and services. In addition, regulatory agencies may not grant such approvals on a timely basis or may revoke previously granted approvals.

    The process of obtaining United States Food and Drug Administration, or FDA, and other required regulatory approvals is lengthy and expensive. The time required for FDA and other clearances or approvals is uncertain and typically takes a number of years, depending on the complexity and novelty of the product. Any delay in obtaining or failure to obtain required clearance or approvals could materially adversely affect our ability to generate revenues from the affected product or service. We have only limited experience in filing and prosecuting applications necessary to gain regulatory approvals.

    Certain of the products that are likely to result from our research and development programs may be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. One example of such a technology is gene therapy. The regulatory requirements governing these types of products may be more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with any products that we develop based on these new technologies or new therapeutic approaches.

    Our analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

    We also are subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of our future products and services. The approval procedure varies among countries. The time required to obtain foreign approvals often differs from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries.

    All of these regulatory risks also are applicable to development, manufacturing and marketing undertaken by our alliance partners or other collaborators.

    EVEN IF MILLENNIUM OBTAINS MARKETING APPROVAL, ITS PRODUCTS WILL BE SUBJECT TO ONGOING REGULATORY REVIEW

    The manufacturer of products for which we obtain marketing approval and the manufacturing facilities used to make such products will be subject to continual review and periodic inspections by the FDA. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

    If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions.

RISKS RELATING TO PRODUCT MANUFACTURING, MARKETING AND SALES

    THE MARKET MAY NOT BE RECEPTIVE TO MILLENNIUM'S PRODUCTS AND SERVICES UPON THEIR INTRODUCTION

    The commercial success of our products and services that are approved for marketing will depend upon their acceptance by the medical community and third party payors as clinically useful, cost effective and safe. Many of the products and services that we are developing are based upon new technologies or therapeutic approaches. As a result, it may be more difficult for us to achieve market acceptance of our products and services, particularly the first products and services that we introduce to the market based on new technologies and therapeutic approaches.

    Other factors that we believe will materially affect market acceptance of our products and services include:

    - The timing of receipt of marketing approvals and the countries in which such approvals are obtained

    - The safety, efficacy and ease of administration of the product

    - The success of physician education programs

    MILLENNIUM HAS NO SALES AND MARKETING EXPERIENCE AND CAPABILITIES

    We have no sales, marketing and distribution experience and capabilities. We plan to rely significantly on sales, marketing and distribution arrangements with our strategic alliance partners and other third parties for the products and services that we are developing. The terms of these arrangements may not be favorable to us. In addition, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues will be materially dependent upon the success of the efforts of these third parties.

    If in the future we determine to perform sales, marketing and distribution functions ourselves, we would face a number of additional risks, including:

    - We may not be able to attract and build a sufficient marketing staff or sales force

    - The cost of establishing a marketing staff or sales force may not be justifiable in light of any product or service revenues

    - Our direct sales and marketing efforts may not successful

    MILLENNIUM HAS LIMITED MANUFACTURING CAPABILITIES AND WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS

    We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products and services, apply for regulatory approvals and, ultimately, commercialize any products and services, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities.

    We currently rely upon third parties to produce material for preclinical testing purposes and expect to continue to do so in the future. We also expect to rely upon third parties, including our strategic alliance partners, to produce materials required for clinical trials and for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. There are a limited number of manufacturers that operate under the FDA's good manufacturing practices regulations capable of manufacturing for us. If we are unable to arrange for third party manufacturing of our respective products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

    To the extent that we enter into manufacturing arrangements with third parties, we will be dependent upon these third parties to perform their obligations in a timely manner. If such third party suppliers fail to perform their obligations, we may be adversely affected in a number of ways, including:

    - We may not be able to meet commercial demands for our products

    - We may not be able to initiate or continue clinical trials of products that are under development

    - We may be delayed in submitting applications for regulatory approvals for our products

    We may in the future determine to manufacture certain of our products in our own manufacturing facilities. We will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities. We may not be able to successfully develop our own manufacturing capabilities. Moreover, it may be very costly and time consuming for us to develop such capabilities.

    The manufacture of products by us and our alliance partners and suppliers is subject to regulation by the FDA and comparable agencies in foreign countries. Delay in complying or failure to comply with such manufacturing requirements could materially adversely affect the marketing of our products.

    IF MILLENNIUM FAILS TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR ITS FUTURE PRODUCTS OR SERVICES BY THIRD PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR ITS PRODUCTS OR SERVICES

    The availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product or service. These third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

    In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborative partners and market our products.

    If we or our collaborators obtain marketing approvals for our products, we expect to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

    ETHICAL, LEGAL AND SOCIAL ISSUED RELATED TO GENETIC TESTING MAY CAUSE MILLENNIUM'S DIAGNOSTIC PRODUCTS TO BE REJECTED BY CUSTOMERS OR PROHIBITED OR CURTAILED BY GOVERNMENTAL AUTHORITIES

    Diagnostic tests that evaluate genetic predisposition to disease raise issues regarding the use and confidentiality of the information provided by such tests. Insurance carriers and employers might discriminate on the basis of such information, resulting in a significant barrier to the acceptance of such tests by customers. Such discrimination could cause governmental authorities to prohibit or limit the use of such tests.

RISKS RELATING TO ONGOING OPERATIONS

    MILLENNIUM WILL BE EXPOSED TO PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE PRODUCT LIABILITY INSURANCE

    Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human therapeutic and diagnostic products. Product liability claims or product recalls, regardless of the ultimate outcome, could require us to spend significant time and money in litigation and to pay significant damages. We currently have a limited amount of product liability insurance coverage. If we decide to increase our coverage, we may not be able to obtain such additional product liability insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liability claims.

    MILLENNIUM COULD INCUR LIABILITIES RELATING TO HAZARDOUS MATERIALS THAT IT USES IN RESEARCH AND DEVELOPMENT ACTIVITIES

    Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. There is a risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result. This type of liability could exceed our resources.

RISKS RELATING TO MILLENNIUM STOCK

    MILLENNIUM'S STOCK PRICE COULD BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT

    The trading price of Millennium's common stock is likely to be volatile. The stock market in general, and the market for biotechnology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, investors' perceptions of ours and general economic, industry and market conditions.

    MILLENNIUM HAS ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK

    Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of Millennium or otherwise adversely affect the price of Millennium common stock. For example, Millennium's board of directors is staggered in three classes, so that only one-third of the directors can be replaced at any annual meeting. Additionally, our bylaws limit the ability of stockholders to call a special meeting. Millennium's certificate of incorporation also permits its board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price Millennium common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some case you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because, with respect to both Millennium and LeukoSite, they discuss future expectations, contain projections of future results of operations or of financial position or state other "forward-looking" information. Without limiting the foregoing, the statements contained below under "Reasons for the Merger; Recommendation of the LeukoSite Board" constitute forward-looking statements. The important factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this proxy statement/prospectus, provide examples of risks, uncertainties and events that may cause the actual results of either company to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on the business, results of operations and financial position of Millennium or LeukoSite.

    Any forward-looking statements in this proxy statement/prospectus are not guarantees of future performances, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially. Millennium and LeukoSite disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

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
                           COMPARATIVE PER SHARE DATA

    Set forth below are earnings and book value per share data for Millennium and LeukoSite on both historical and pro forma combined bases and on a per share equivalent pro forma basis for LeukoSite.

    - Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this proxy statement/prospectus, which gives effect to the merger using the purchase method of accounting for business combinations.

    - Book value per share for the pro forma combined presentation is based upon outstanding shares of Millennium common stock, adjusted to include shares of Millennium common stock assumed to be issued in the merger for outstanding shares of LeukoSite common stock.

    - The equivalent pro forma per share combined data for shares of LeukoSite common stock is based on the assumed conversion of each share of LeukoSite common stock into 0.4296 of a share of Millennium common stock.

    - The information set forth below should be read in conjunction with the historical financial statements of Millennium and LeukoSite incorporated by reference in this proxy statement/ prospectus and the "Unaudited Pro Forma Combined Summary Financial Information" and the notes to each of them presented elsewhere herein.

    - The pro forma combined summary financial information is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the periods presented nor is it necessarily indicative of the future operating results or financial position of Millennium or LeukoSite.

                                                                                       NINE MONTHS
                                                                  YEAR ENDED              ENDED
                                                              DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                              ------------------   -------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
MILLENNIUM--HISTORICAL
Basic net income (loss) per common share....................        $ 0.34               $(0.04)
Diluted net income (loss) per common share..................        $ 0.33               $(0.04)
Book value per common share (at end of period)..............        $ 5.91               $ 6.25

LEUKOSITE--HISTORICAL
Basic loss per common share.................................        $(1.32)              $(1.69)
Diluted loss per common share...............................        $(1.32)              $(1.69)
Book value per common share (at end of period)..............        $ 1.55               $ 1.99

MILLENNIUM/LEUKOSITE--PRO FORMA COMBINED
Basic loss per common share.................................        $(1.52)              $(1.40)
Diluted loss per common share...............................        $(1.52)              $(1.40)
Book value per common share (at end of period)..............                             $ 5.30
EQUIVALENT PRO FORMA PER SHARE DATA IMPUTED TO EXISTING
  SHAREHOLDERS
Basic loss per common share.................................        $(2.68)              $(3.61)
Diluted loss per common share...............................        $(2.68)              $(3.61)
Book value per common share (at end of period)..............        $ 3.61               $ 4.62

                         MARKET PRICE AND DIVIDEND DATA

    The following table reflects the range of the reported high and low last sale prices of shares of Millennium common stock and LeukoSite common stock on the Nasdaq National Market tier of the Nasdaq Stock Market.


                                                            MILLENNIUM COMMON     LEUKOSITE COMMON
                                                                  STOCK                 STOCK
                                                           -------------------   -------------------
                                                             HIGH       LOW        HIGH       LOW
                                                           --------   --------   --------   --------
Year ended December 31, 1997:
  First quarter..........................................  $21.50     $13.63      --             --
  Second quarter.........................................  $17.50     $13.00      --             --
  Third quarter..........................................  $21.13     $12.50     $10.00      $ 6.00
  Fourth quarter.........................................  $21.25     $16.75     $11.75      $ 9.50

Year ended December 31, 1998:
  First quarter..........................................  $22.38     $17.75     $10.88      $ 7.88
  Second quarter.........................................  $19.00     $14.13     $ 9.88      $ 6.50
  Third quarter..........................................  $18.69     $10.57     $ 9.50      $ 6.25
  Fourth quarter.........................................  $25.88     $14.75     $13.50      $ 7.13

Nine months ended September 30, 1999:
  First quarter..........................................  $38.13     $25.44     $12.88      $ 8.00
  Second quarter.........................................  $40.38     $30.00     $12.88      $ 8.00
  Third quarter..........................................  $77.41     $36.75     $29.88      $12.63
  Fourth quarter (through November 16, 1999).............  $86.00     $62.25     $32.375     $18.75


    Millennium common stock is listed on the Nasdaq Stock Market under the symbol "MLNM." The common stock of Millennium has been listed on the Nasdaq Stock Market since May 6, 1996. Prior to May 6, 1996, Millennium common stock was not publicly traded. LeukoSite common stock is listed on the Nasdaq Stock Market under the symbol "LKST". The common stock of LeukoSite has been listed on the Nasdaq Stock Market since August 15, 1997. Prior to August 15, 1997, LeukoSite common stock was not publicly traded. On October 14, 1999, the last full trading day prior to the announcement of the merger, the closing price per share of Millennium common stock was $83.469, and the closing price per share of LeukoSite common stock was $24.125, each as reported on the Nasdaq Stock Market. Based on the exchange ratio, the pro forma equivalent value of LeukoSite common stock at the close of trading on October 14, 1999 was $35.86.


    On November 16, 1999, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing price per share of Millennium common stock was $79.6875, and the closing price per share of LeukoSite common stock was $32.375, each as reported on the Nasdaq Stock Market.


    Neither Millennium nor LeukoSite has ever paid any cash dividends on its common stock and Millennium does not anticipate paying any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Millennium's board of directors.

                              THE SPECIAL MEETING

PURPOSE

    LeukoSite and Millennium are furnishing this proxy statement/prospectus to LeukoSite stockholders in connection with the solicitation of proxies by LeukoSite's board of directors. The LeukoSite board will use the proxies at the special meeting to be held on and at the date, place and time set forth below.


    At the special meeting, LeukoSite stockholders will be asked to consider and vote upon a proposal to approve the merger agreement, dated as of October 14, 1999, among LeukoSite, Millennium and a wholly-owned subsidiary of Millennium, and to approve and authorize the merger of the subsidiary with and into LeukoSite. As a result of the merger, LeukoSite will become a wholly-owned subsidiary of Millennium. As soon as practicable after the closing and subject to obtaining any required third party consents, Millennium intends to merge LeukoSite with and into Millennium.


    If the merger agreement and the merger are approved and completed, the holders of LeukoSite common stock will be entitled to receive from Millennium
0.4296 of a share of Millennium common stock for each share of LeukoSite common stock held by such holder.

DATE, TIME AND PLACE

    The special meeting of stockholders of LeukoSite is scheduled to be held as follows:


                       December 22, 1999
                       10:00 a.m., local time
                       at LeukoSite, Inc. (executive offices)
                       215 First Street, Cambridge, Massachusetts 02142


RECORD DATE


    The LeukoSite board of directors has fixed the close of business on November 16, 1999 as the record date for the special meeting. Accordingly, only holders of LeukoSite common stock of record at the close of business on November 16, 1999 will be entitled to notice of, and to vote at, the special meeting and any adjournment, postponement, continuation or rescheduling of the special meeting.



    As of the record date, there were 14,679,784 shares of LeukoSite common stock outstanding and entitled to vote, which shares were held by approximately 1,978 holders of record. Each holder of record of LeukoSite common stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the special meeting.


VOTE REQUIRED; VOTING AT THE SPECIAL MEETING

    Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of LeukoSite common stock outstanding as of the record date.

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of LeukoSite common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares which abstain from voting, and shares held in the name of a broker or other nominee who has not been given the authority to vote on a particular matter, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. However, because the merger agreement and the merger must be adopted by the holders of a majority of the shares of LeukoSite common stock outstanding on the record date, abstentions and shares held in the name of a broker or other nominee who has not been given the authority to vote will have the same effect as a vote against approval of the merger agreement and the merger.

PROXIES

    All shares of LeukoSite common stock which are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. Except in cases where a broker or other nominee has indicated on a proxy that it does not have the power to vote, each proxy, when properly executed, will be voted in the manner specified in such proxy.

    If a proxy is properly executed but no vote is specified, such proxy will be voted FOR the proposal to approve the merger agreement and the merger. No proxy that is voted against the adoption of the merger agreement will be voted in favor of adjournment, postponement, continuation or rescheduling of the special meeting for the purpose of allowing additional votes or proxies in favor of approval of the merger agreement and the merger.

REVOCABILITY OF PROXIES

    You may revoke your proxy at any time before it is voted by:

    - notifying in writing the Secretary of LeukoSite at: LeukoSite, Inc., 215 First Street, Cambridge, Massachusetts, 02142;

    - granting a subsequent proxy; or

    - appearing in person and voting at the special meeting.

    Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES


    LeukoSite will share the expenses incurred in connection with the printing of this proxy statement/ prospectus with Millennium and will bear all of the expenses incurred in mailing this proxy statement/ prospectus. LeukoSite will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Proxies will be solicited by mail and additional solicitations will be made by telephone or facsimile by the officers and regular employees of LeukoSite. LeukoSite has also made arrangements with Corporate Investor Communications, Inc. to assist it in soliciting proxies, including from banks, brokers and nominees, and has agreed to pay $5,000 plus reasonable expenses for those services.


DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY

    You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after the approval and completion of the merger.

VOTING AGREEMENTS


    Certain LeukoSite principal stockholders executed voting agreements with Millennium at the same time that the LeukoSite board of directors approved the merger agreement and the merger. Under these voting agreements, these stockholders agreed not to transfer their shares of LeukoSite common stock prior to the special meeting and to affirmatively vote their shares of LeukoSite common stock FOR the approval of the merger agreement and the merger. As of October 14, 1999, the stockholders who entered into these voting agreements held approximately 20% of LeukoSite common stock outstanding as of such date.



    As of the record date, directors and executive officers of LeukoSite and their affiliates owned approximately 3,140,310 shares of common stock of LeukoSite, which represented in the aggregate approximately 21.39% of all outstanding common stock of LeukoSite entitled to vote at the special meeting.


RECOMMENDATION OF LEUKOSITE BOARD

    LeukoSite's board of directors unanimously approved the merger agreement and the merger and unanimously recommends that LeukoSite stockholders vote FOR the approval of the merger agreement and the merger.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The first contact between Millennium and LeukoSite concerning a potential business combination was a telephone inquiry from Nick Galakatos, an officer of Millennium, to a director of LeukoSite, in early March 1999. The LeukoSite director suggested that Mark Levin, Chairman and Chief Executive Officer of Millennium, call Christopher Mirabelli, Chairman and Chief Executive Officer of LeukoSite.

    On March 9, 1999 Mr. Levin placed a telephone call to Dr. Mirabelli to express Millennium's interest in exploring the potential for a business combination between Millennium and LeukoSite.

    On March 23, 1999 and again on April 1, 1999, Mr. Levin and Dr. Mirabelli spoke by telephone regarding common interests in research and development as well as long-term objectives for each of Millennium and LeukoSite. Mr. Levin and Dr. Mirabelli discussed the potential benefits of a merger, given the current growth and strengths of each company.

    On April 27, 1999 Mr. Levin and Dr. Mirabelli met in person to discuss further a potential business combination between Millennium and LeukoSite.

    On May 6, 1999 at a previously scheduled regular meeting, the LeukoSite board of directors discussed the recent contacts between Millennium and LeukoSite. On the same day, Dr. Mirabelli and Mr. Lawlor met with Mr. Levin to discuss the two companies' organizations and the strengthened drug discovery capabilities that a merger would engender.

    On May 17, 1999 Dr. Mirabelli and Augustine Lawlor, Chief Operating Officer of LeukoSite, met with Mr. Levin, Steve Holzman, Chief Business Officer of Millennium, Robert Tepper, Chief Scientific Officer of Millennium, Alan Crane, Vice President of Business Development of Millennium, Kevin Starr, Chief Financial Officer of Millennium and Larry Brenkus, Senior Director of Strategic Planning of Millennium. At this meeting, Dr. Mirabelli presented an overview of LeukoSite's research and development programs and general discussions took place concerning the same.

    In late May, 1999 Mr. Levin proposed a business combination to Dr. Mirabelli. Following a discussion with various members of the LeukoSite board of directors, Dr. Mirabelli informed Mr. Levin that LeukoSite was not interested in Mr. Levin's proposal. Dr. Mirabelli and Mr. Levin decided to discontinue further discussions at this time.

    On August 31, 1999 Mr. Levin called Dr. Mirabelli to ask whether LeukoSite would be interested in renewing discussions about a potential business combination. Dr. Mirabelli called Mr. Levin on September 10, 1999 and responded positively. There were further discussions during an in-person meeting between Mr. Levin and Dr. Mirabelli on September 13, 1999.

    On September 20, 1999 Mr. Levin placed a telephone call to Dr. Mirabelli, during which Mr. Levin made a new proposal for Millennium to acquire all the outstanding stock of LeukoSite in a stock-for-stock transaction between Millennium and LeukoSite. The next day, Dr. Mirabelli and Mr. Lawlor discussed the proposal with LeukoSite's financial and legal advisors.

    On September 22, 1999 at a previously scheduled regular meeting of the LeukoSite board of directors, Dr. Mirabelli described the proposal from Millennium, which had been made earlier in the week. The board of directors was in favor of LeukoSite pursuing discussions with Millennium for a possible merger of the two companies.

    On September 23, 1999 Dr. Mirabelli and Mr. Levin further discussed the proposal by telephone. Dr. Mirabelli provided information to Mr. Levin concerning LeukoSite's capital structure and terms of a business combination that would be acceptable to LeukoSite.

    On September 29, 1999 Mr. Levin and Dr. Mirabelli held additional discussions about the terms of a potential business combination. Later that day Dr. Mirabelli and Mr. Lawlor met with PaineWebber, LeukoSite's financial advisor, to discuss the potential terms.

    An initial agreement to combine the businesses was reached on September 30, 1999 in a telephone conversation between Mr. Levin and Dr. Mirabelli.

    On October 1, 1999, Millennium retained BancBoston Robertson Stephens Inc. to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to Millennium. Millennium also delivered a formal due diligence request list to Mr. Lawlor on that date.

    Also on October 1, 1999, Dr. Mirabelli and Mr. Levin agreed to explore further the potential of a merger through a series of due diligence meetings which were then scheduled to begin on October 4, 1999.

    On October 4, 1999 Millennium and LeukoSite executed reciprocal confidentiality agreements, began a series of due diligence presentations (which involved certain members of management, and financial, legal and accounting advisors, of each company), and exchanged business, legal and accounting due diligence materials during the remainder of that week. Due diligence of each of Millennium and LeukoSite continued through October 12, 1999.

    On October 6, 1999, Hale and Dorr LLP, outside counsel to Millennium, delivered to Bingham Dana LLP, outside counsel to LeukoSite, a draft of a proposed Agreement and Plan of Merger and related documents. On October 8, 1999, representatives of Millennium and their advisors met with representatives of LeukoSite and their advisors to negotiate the terms of those agreements. In addition, throughout the period from October 1, 1999 through October 14, 1999, the two companies' management teams and their legal, financial and accounting advisors continued their business, financial, legal and accounting due diligence.

    On October 12, 1999 Dr. Mirabelli and Mr. Lawlor met with Mr. Levin and
Mr. Starr to discuss the valuation of LeukoSite in the transaction. PaineWebber joined the meeting by telephone. In that meeting a 0.4296 exchange ratio for the conversion of a LeukoSite common share into a Millennium common share was discussed.

    On October 12 and 13, 1999, the Millennium board of directors held special telephonic meetings for purposes of discussing the potential merger with LeukoSite. Representatives of BancBoston Robertson Stephens attended and participated in the deliberations at these meetings. At the meetings, the board considered the commercial and strategic reasons for the proposed business combination, as well as potential risks relating to the proposal. The board also considered the due diligence information reported to it by members of Millennium's management team. Mr. Levin summarized the status of the negotiations on the principal terms of the merger agreement, together with remaining unresolved issues. The board authorized management to continue to negotiate the definitive agreement and the ancillary documentation, which included employment agreements with Dr. Mirabelli and Mr. Lawlor.

    On October 13, 1999 the LeukoSite board of directors held a special telephonic board meeting to discuss the status of due diligence and the proposed merger terms. At that meeting, PaineWebber made a presentation to the LeukoSite board of directors concerning the financial terms of the proposed merger between LeukoSite and Millennium.

    On October 14, 1999, representatives of Millennium's management team and its advisors completed a number of open issues on the merger agreement and ancillary documentation. During the late afternoon on October 14, 1999, the Millennium board convened a special telephonic meeting also attended by representatives of Hale and Dorr LLP and BancBoston Robertson Stephens. Mr. Levin updated the board on the status of the negotiations and announced that an agreement on the material terms had been reached. Mr. Redlick of Hale and Dorr LLP summarized the agreements and described the board's duties in considering whether to approve the merger agreement. BancBoston Robertson Stephens delivered its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon and subject to the matters set forth in its opinion, the exchange ratio provided for in the merger agreement was fair from a financial point of view to Millennium. The Millennium board concluded that the transaction was fair to, and in the best interests of, Millennium and its stockholders.

The board unanimously voted to approve the transaction and authorized the execution and delivery of the merger agreement and the related documentation.

    During the late afternoon on October 14, 1999 the LeukoSite board of directors held a special telephonic board meeting to consider the approval of the merger agreement and the merger, at which meeting the LeukoSite board determined that the merger and the merger agreement were in the best interests of LeukoSite and its stockholders, approved the execution and delivery of the merger agreement and recommended that LeukoSite stockholders vote to approve the merger agreement and the merger. At the meeting, PaineWebber advised orally, and later delivered its written opinion, that the exchange ratio pursuant to the merger agreement was fair from a financial point of view to LeukoSite's stockholders. A representative of Bingham Data LLP, LeukoSite's outside counsel, summarized the agreements and described the board's duties in considering whether to approve the merger agreement. As one of the conditions to the signing of the merger agreement, members of the board of directors were requested and had agreed to sign affiliate agreements, wherein each of them acknowledged the restrictions set forth in Rule 145 of the Rules and Regulations of the Securities Act of 1933, as amended and agreed to abide by certain restrictions related thereto. In addition, it was agreed that members of management of LeukoSite should pursue to completion the request by Millennium to obtain voting agreements from certain significant shareholders.

    Following the conclusion of the Millennium and LeukoSite board meetings, the parties executed and delivered the merger agreement, Dr. Mirabelli and Mr. Lawlor executed employment agreements to become effective upon the closing of the merger, and certain stockholders of LeukoSite delivered voting agreements and a press release announcing the execution of the agreement was issued that evening.

REASONS FOR THE MERGER; RECOMMENDATION OF THE LEUKOSITE BOARD

    JOINT REASONS FOR THE MERGER. The boards of directors of Millennium and LeukoSite have each determined that, compared to continuing to operate their companies on a stand-alone basis, the merged company would have better potential to improve long-term operating and financial results. Millennium has a significant, early-stage product pipeline and an integrated technology platform which facilitates product discovery, and LeukoSite brings a portfolio of complementary small molecule and biotherapeutic product candidates in preclinical and clinical development, including a product which may be on the market in 2000. Furthermore, the combined companies have significant research and development funding through 19 strategic alliances. As a result, the combined company will be able to offer a broader spectrum of activities than either company would have been able to offer independently, thereby helping the combined company in its efforts to build a fully-integrated biopharmaceutical company. Both companies believe that this broadened spectrum, which ranges from the identification and cataloging of genes to the commercialization of products for patient treatment, along with the expertise of its personnel and clinical development and regulatory experience, will make the combined company more competitive than either company would have been operating independently. Both companies believe that their combined capabilities, research and development teams and product pipelines will accelerate the development of an integrated biopharmaceutical company focused on breakthrough products for the management and treatment of major human disease.

    MILLENNIUM'S REASONS FOR THE MERGER. In reaching its decision to approve the merger agreement, the Millennium board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. Among the factors considered by the Millennium board of directors were the following factors in favor of the merger:

    - LeukoSite has capabilities in the areas of pre-clinical development, product manufacturing, clinical research and regulatory affairs that provide for the opportunity to more rapidly advance the Millennium internal pipeline toward clinical development and product commercialization

    - LeukoSite has focused on oncology and inflammation treatments, which are areas of strategic importance to Millennium

    - in the area of inflammation research, the combined Millennium and LeukoSite programs will represent a high quality research and drug discovery capability for the treatment of major human disease including rheumatoid arthritis, multiple sclerosis, inflammatory bowel disease and asthma

    - LeukoSite has a pipeline of small molecule and antibody-based therapeutics, both of which are classes of drugs that are important to Millennium's strategy

    - LeukoSite has six molecules in clinical development
      (CAMPATH-Registered Trademark-, LDP-01, LDP-02, LDP-977, LDP-341 and LDP-519) that represent potential breakthrough treatments for cancer, multiple sclerosis, stroke, inflammatory bowel disease, asthma, and other areas of unmet need

    - LeukoSite's lead product, CAMPATH-Registered Trademark-, represents a potential breakthrough therapy for the treatment of chronic lymphocytic leukemia and LeukoSite is preparing to complete the filing of a biologics license application for this disease

    - LeukoSite has over 12 major pre-clinical development programs, from which two or more products may start clinical development over the next 12 to 18 months

    - the Millennium board's view that the scientific synergies between LeukoSite's strength in biology, chemistry and clinical development and Millennium's genomics technology and industrialized approach to drug discovery will allow the combined company to better realize the shared objective of being a fully integrated biopharmaceutical company

    - in addition to the potential for the market introduction of CAMPATH-Registered Trademark- in 2000, additional studies on CAMPATH-Registered Trademark-, if successful, could lead to approvals for new clinical indications and product revenues

    - LeukoSite's development capabilities provide Millennium with needed skills to proceed with the in-licensing of late-stage clinical products as part of Millennium's strategy to accelerate the generation of product revenues

    - LeukoSite has six major alliances that provide an opportunity to share the risks of product development

    - Millennium's belief that the high quality of science practiced by LeukoSite is consistent with Millennium's standards and practices

    - the terms of the merger agreement, including the termination fee and reimbursement of expenses to be paid by LeukoSite in the event of the termination of the merger agreement for specified reasons

    - the current and historical market valuations of the two companies

    - the opinion of BancBoston Robertson Stephens that, as of October 14, 1999, and based upon and subject to the matters described in the opinion, the exchange ratio was fair to Millennium from a financial point of view

    - the benefits to Millennium stockholders of holding shares in a larger and financially stronger enterprise

    The Millennium board also considered factors which weighed against the merger, including:

    - the fact that, based on trading prices for Millennium common stock and LeukoSite common stock immediately prior to the announcement of the exchange ratio, the LeukoSite stockholders would receive a premium over the then current market price of LeukoSite common stock

    - the potential effect that the public announcement of the merger would have on the market price of Millennium common stock

    - the fixed nature of the exchange ratio and the resulting risk that, should there be a significant increase in the market value of Millennium's common stock, the value of the consideration to be received by LeukoSite stockholders would be increased

    - the risk that LeukoSite's products would not be successfully introduced on the projected timetable, if at all, and the risk that other benefits of the merger would not be achieved

    - the termination fee and reimbursement of expenses to be paid by Millennium in the event of the termination of the merger agreement for specified reasons

    On balance, considering all of the foregoing factors and risks, the Millennium board concluded that the terms of the merger are fair to, and in the best interests of Millennium stockholders, and the Millennium board unanimously approved the merger agreement.

    LEUKOSITE'S REASONS FOR THE MERGER. LeukoSite's board of directors unanimously approved the merger agreement and believes that the merger is fair to and in the best interests of LeukoSite and its stockholders. LEUKOSITE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEUKOSITE'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    In reaching this decision, the board of directors considered a number of factors relevant to the merger. Included in the factors considered are the following:

    - the LeukoSite board's view that LeukoSite's plan to raise the necessary capital was subject to considerable risks given the current financing environment for early stage biotechnology companies

    - the LeukoSite board's view that the combined company will have an increased ability to fund research and development of LeukoSite's products and the exploitation of LeukoSite's platform technologies

    - the LeukoSite board's view that the scientific synergies between Millennium's genomics technology and industrialized approach to drug discovery and LeukoSite's strength in biology, chemistry and clinical development will allow the combined company to better realize the shared objective of being a fully integrated biopharmaceutical company

    - the LeukoSite board's view that the proposed structure of a stock-for-stock transaction could potentially benefit LeukoSite stockholders due to the potential positive impact of LeukoSite drug candidates on Millennium's business and stockholder value

    - the LeukoSite board's view, based in part on the opinion of PaineWebber, that the exchange ratio of 0.4296 was a fair price to LeukoSite's stockholders and represented a significant premium over historic valuations of LeukoSite (the merger consideration represented a premium of approximately 58% over the closing price of LeukoSite common stock on October 14, 1999 and a premium of approximately 33% over the closing price of LeukoSite on September 14, 1999), and that the consideration to be offered to the stockholders of LeukoSite was fair from a financial point of view to the LeukoSite stockholders

    - the LeukoSite board's view that the price of Millennium's common stock was valued attractively given the growth prospects in its underlying business and its planned future development

    - the presentation delivered by PaineWebber to the LeukoSite board of directors and the written opinion of PaineWebber to the effect that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration to be offered to the stockholders of LeukoSite was fair from a financial point of view to the LeukoSite stockholders

    - the LeukoSite board's view that the terms of the merger agreement, including the parties factual representations, warranties and covenants, are reasonable and the fact that the agreement did not contain any extraordinary conditions to Millennium's obligation to close the merger

    - the LeukoSite board also considered a number of potential negative factors with respect to the merger, including but not limited to:

       - the fixed nature of the exchange ratio and the resulting risk that, should there be a significant decrease in the market value of Millennium's common stock, the value of the consideration to be received by LeukoSite stockholders would be reduced

       - the loss of control over the future operations of LeukoSite following the merger

       - the dilution to the LeukoSite stockholders of the potential benefits of one or more of its product candidates being successfully commercialized

       - the recent increases in the stock price of Millennium in the days prior to the merger and the fact that Millennium's stock price was at or near its all-time high

       - the risks that the benefits sought to be achieved in the merger may not be achieved

    The LeukoSite board discussed with PaineWebber the possibility that the benefits described above or other benefits could be achieved through any other combination or transaction and the risks and benefits of continuing to remain independent. After reviewing the potentially negative factors, the LeukoSite board concluded that they were outweighed by the positive factors and determined that the merger is fair to, and in the best interests of, LeukoSite and its stockholders.

    This discussion of information and factors considered by the LeukoSite board is not intended to be exhaustive but is believed to include certain material factors considered by the LeukoSite board. The LeukoSite board did not assign relative weight to or quantify the importance of the factors considered. Accordingly, individual members of the LeukoSite board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

OPINION OF FINANCIAL ADVISOR TO MILLENNIUM

    On October 1, 1999, Millennium and BancBoston Robertson Stephens executed an engagement letter pursuant to which BancBoston Robertson Stephens was retained by Millennium to render an opinion to the Millennium board of directors as to the fairness, from a financial point of view, of the exchange ratio to Millennium.

    On October 14, 1999, at a meeting of the Millennium board of directors held to evaluate the proposed merger, BancBoston Robertson Stephens delivered to the Millennium board of directors its oral opinion, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the matters described in the opinion, the exchange ratio was fair from a financial point of view to Millennium. The exchange ratio was determined through negotiations between the respective managements of Millennium and LeukoSite. Although BancBoston Robertson Stephens assisted the management of Millennium in those negotiations, it was not asked to, and did not, recommend to Millennium that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

    The full text of the BancBoston Robertson Stephens opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus. Stockholders of Millennium are urged to read the BancBoston Robertson Stephens opinion in its entirety. The BancBoston Robertson Stephens opinion was prepared for the benefit and use of the Millennium board of directors in its consideration of the merger. The BancBoston Robertson Stephens opinion does not address:

    - the relative merits of the merger and any other transactions,

    - business strategies discussed by the Millennium board of directors as alternatives to the merger, or

    - the underlying business decision of the Millennium board of directors to proceed with the merger.

    The summary of the BancBoston Robertson Stephens opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the BancBoston Robertson Stephens opinion.

    In arriving at its opinion, BancBoston Robertson Stephens, among other things:

    (1) reviewed certain publicly available financial statements and other business and financial information of LeukoSite and Millennium, respectively;

    (2) reviewed certain internal financial statements and other financial and operating data concerning LeukoSite and Millennium prepared by the managements of LeukoSite and Millennium;

    (3) reviewed certain financial forecasts prepared by the managements of LeukoSite and Millennium;

    (4) held discussions with the respective managements of LeukoSite and Millennium concerning the businesses, past and current operations, financial condition and future prospects of both LeukoSite and Millennium, independently and combined, including discussions with the managements of LeukoSite and Millennium concerning the benefits of combining LeukoSite and Millennium as well as their views regarding the strategic rationale for the merger;

    (5) reviewed the financial terms and conditions set forth in the draft dated October 13, 1999 of the merger agreement;

    (6) reviewed the stock price and trading history of LeukoSite and Millennium;

    (7) compared the financial performance of LeukoSite and Millennium and the prices and trading activity of LeukoSite common stock and Millennium common stock with those of certain other publicly traded companies comparable with LeukoSite and Millennium, respectively;

    (8) compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that BancBoston Robertson Stephens deemed relevant;

    (9) prepared a pro forma merger analysis;

    (10) prepared a discounted cash flow analysis of LeukoSite; and

    (11) made such other studies and inquiries, and reviewed such other data, as BancBoston Robertson Stephens deemed relevant.

    In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of LeukoSite and Millennium) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens relied upon the assurances of management of LeukoSite and Millennium that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of LeukoSite or Millennium, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts (and the assumptions and bases therefor) for each of LeukoSite and Millennium that it reviewed, upon the advice of the managements of LeukoSite and Millennium, BancBoston Robertson Stephens assumed that such forecasts were reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgements as to the future financial condition and performance of LeukoSite and Millennium, respectively, and it further assumed that such forecasts would be realized in the amounts and in the time periods currently estimated. BancBoston Robertson Stephens assumed that the merger would be consummated upon the terms set forth in the draft merger agreement made available to it before delivering its opinion without material alteration thereof, including, among other things, that the merger would be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles and that the merger would be traded as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, BancBoston Robertson Stephens assumed that the historical financial statements of each of LeukoSite and Millennium reviewed by it were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

    The BancBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as to the date of such opinion, to Millennium of the exchange ratio. It does not express any opinion as to (1) the value of any employee agreement or other arrangement entered into in connection with the merger, (2) any tax or other consequences that might result from the merger or
(3) what the value of Millennium common stock will be when issued to LeukoSite's stockholders pursuant to the merger agreement or the price at which shares of Millennium common stock may be traded in the future. Further, the opinion does not address the relative merits of the merger and the other business strategies that the Millennium board of directors has considered or may be considering, nor does it address the decision of the Millennium board of directors to proceed with the merger.

    The following is a summary of the financial analyses performed by BancBoston Robertson Stephens in connection with its opinion. Certain of the information in this section is presented in tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE BANCBOSTON ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED, AND BANCBOSTON ROBERTSON STEPHENS BELIEVES THAT SELECTING ANY PORTION OF THESE ANALYSES, WITHOUT CONSIDERING ALL ANALYSES, WOULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE BANCBOSTON ROBERTSON STEPHENS OPINION.

    EXCHANGE RATIO ANALYSIS. BancBoston Robertson Stephens compared the ratios of the average closing price of Millennium common stock to the average closing price of LeukoSite common stock over various periods ending on October 11, 1999 and calculated the premiums over such ratios implied by the exchange ratio. The following table sets forth those historical ratios and implied premiums:

PERIOD ENDING ON                                    RATIO OF AVERAGE CLOSING         PREMIUM OF EXCHANGE
OCTOBER 11, 1999                                PRICES OF MILLENNIUM COMMON STOCK    RATIO OVER RATIOS OF
AND BEGINNING ON:                                   TO LEUKOSITE COMMON STOCK       AVERAGE CLOSING PRICES
-----------------                               ---------------------------------   ----------------------
October 11, 1999..............................               0.2529x                         69.9%
September 28, 1999............................               0.2770x                         55.1%
September 14, 1999............................               0.3019x                         42.3%
August 30, 1999...............................               0.3352x                         28.2%
July 19, 1999.................................               0.3275x                         31.2%

    COMPARABLE COMPANIES ANALYSIS. Using publicly available information, BancBoston Robertson Stephens compared selected financial and stock market data of LeukoSite and Millennium with corresponding data of certain publicly traded companies that BancBoston Robertson Stephens deemed to be comparable to LeukoSite and Millennium. Given that the selected comparable companies have financial and stock market performance characteristics that differ dramatically depending upon their market capitalizations, BancBoston Robertson Stephens categorized the comparable companies into two groups. The comparable companies selected by BancBoston Robertson Stephens were:

    LARGE CAPITALIZATION COMPANIES (WITH MARKET CAPITALIZATIONS GREATER THAN
     $2 BILLION)

    - Amgen Inc.

    - BioChem Pharma Inc.

    - Biogen Inc.

    - Chiron Corp.

    - Genentech Inc.

    - Genzyme Corp.

    - IDEC Pharmaceuticals

    - Immunex Corp.

    - MedImmune Inc.

    MID-CAPITALIZATION COMPANIES (WITH MARKET CAPITALIZATIONS LESS THAN
     $2 BILLION)

    - Abgenix Inc.

    - Alkermes Inc.

    - Cephalon, Inc.

    - COR Therapeutics, Inc.

    - Enzon Inc.

    - ICOS Corp.

    - ImClone Systems

    - U.S. Bioscience, Inc.

    - Vertex Pharmaceuticals

    In performing its analysis, BancBoston Robertson Stephens calculated, for each selected comparable company, a multiple of its total capitalization (defined as market capitalization plus debt minus cash) to estimated revenues for calendar years 2000 and 2001. The market capitalization of each selected comparable company was calculated on the basis of closing market prices on October 12, 1999, and revenue estimates were taken from publicly available research reports. Applying this range of multiples to the estimates made by Millennium's management of LeukoSite's revenues for calendar years 2000 and 2001, BancBoston Robertson Stephens derived the ranges of implied equity value, implied equity value per share and implied exchange ratio set forth below:

                                                                                    IMPLIED EQUITY            IMPLIED
                                          MULTIPLE           IMPLIED EQUITY        VALUE PER SHARE            EXCHANGE
                                           RANGES          VALUE RANGES (MM)            RANGES              RATIO RANGES
                                     ------------------   --------------------   --------------------   --------------------
Total Cap./CY2000E Revenue.........         22.0x-28.0x   $      419.3-$524.3    $       25.43-$31.81          0.3023-0.3781
Total Cap./CY2001E Revenue.........         12.0x-16.0x   $      301.5-$390.7    $       18.29-$23.70          0.2174-0.2817

    BancBoston Robertson Stephens also applied a control premium range, based on the results of its precedent transaction analysis, of 35.0% to 60.0% to derive the ranges of implied equity value, implied equity value per share and implied exchange ratio set forth below:

                                        CONTROL                                   IMPLIED EQUITY            IMPLIED
                                        PREMIUM            IMPLIED EQUITY        VALUE PER SHARE            EXCHANGE
                                         RANGES          VALUE RANGES (MM)            RANGES              RATIO RANGES
                                   ------------------   --------------------   --------------------   --------------------
Total Cap./CY2000E Revenue.......         35.0%-60.0%   $      566.1-$839.0    $       34.34-$50.89          0.4081-0.6049
Total Cap./CY2001E Revenue.......         35.0%-60.0%   $      407.1-$625.1    $       24.69-$37.92          0.2935-0.4507

    PRECEDENT TRANSACTIONS ANALYSIS. BancBoston Robertson Stephens selected the following comparable precedent transactions in the biotechnology industry for purposes of evaluating the exchange ratio:

    - MedImmune's acquisition of U.S Biosciences

    - Schering AG's acquisition of Diatide

    - Merck's acquisition of SIBIA Neurosciences

    - Johnson & Johnson's acquisition of Centocor

    - Abbott Laboratories' acquisition of ALZA

    - Pharmacia & Upjohn's acquisition of SUGEN

    - Gilead Sciences' acquisition of NeXstar Pharmaceuticals

    - Warner-Lambert's acquisition of Agouron Pharmaceuticals

    - Watson Pharmaceuticals' acquisition of TheraTech

    - ALZA's acquisition of SEQUUS Pharmaceuticals

    - Mylan Laboratories' acquisition of Penederm

    - T Cell Sciences' acquisition of Virus Research Institute

    - Elan's acquisition of Neurex

    - Baxter International's acquisition of Somatogen

    - Elan's acquisition of Sano

    - Arris Pharmaceuticals' acquisition of Sequanna Therapeutics

    - Elan's acquisition of Advanced Therapeutic Systems

    - Elan's acquisition of Athena Neurosciences

    In analyzing these precedent transactions, BancBoston Robertson Stephens compared the total consideration paid in each precedent transaction to the estimated revenues of the acquired entity for the twelve months immediately following the transaction. BancBoston Robertson Stephens relied on publicly available research reports for the data underlying its calculations. Such an analysis would typically have been used to find a range of total capitalization values for LeukoSite. Because this analysis produced such a wide range of multiples, however, BancBoston Robertson Stephens did not consider this analysis in evaluating the exchange ratio.

    BancBoston Robertson Stephens also compared the premiums paid in each transaction over market capitalization based on each acquired company's closing price one day and one month prior to announcement date. In addition, BancBoston Robertson Stephens compared the premiums paid over market capitalization based on each acquired company's average closing price over the twenty-day period prior to announcement date. Applying these premium ranges to LeukoSite's market capitalization based on closing prices on a comparable day or for a comparable period preceding the announcement of the merger, BancBoston Robertson Stephens derived the following:

                                                                                   IMPLIED EQUITY            IMPLIED
                                         PREMIUM            IMPLIED EQUITY        VALUE PER SHARE            EXCHANGE
                                          RANGES          VALUE RANGES (MM)            RANGES              RATIO RANGES
                                    ------------------   --------------------   --------------------   --------------------
One Day Premium..................          40.0%-60.0%   $      513.5-$586.9    $       31.15-$35.60          0.3703-0.4232
One Month Premium................          50.0%-75.0%   $      580.3-$677.0    $       35.20-$41.07          0.4184-0.4882
20-Day Average Premium...........          40.0%-75.0%   $      499.3-$624.1    $       30.28-$37.85          0.3600-0.4500

    No company, business or transaction compared in the comparable companies analysis or precedent transactions analysis is identical to LeukoSite or Millennium. Accordingly, an analysis of the results of the foregoing is not entirely mathematical: rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which LeukoSite and Millennium are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. BancBoston Robertson Stephens performed a discounted cash flow analysis on the after-tax free cash flows of LeukoSite for the calendar years 2000 through 2005. In conducting its analysis, BancBoston Robertson Stephens used estimates prepared by Millennium's management. BancBoston Robertson Stephens employed the following procedures:

    (1) BancBoston Robertson Stephens discounted the estimated after-tax free cash flows using a range of discount rates from 16.0% to 20.0%. The range of discount rates was based on the weighted average cost of capital of LeukoSite and the comparable companies, derived from publicly available research reports. LeukoSite's after-tax free cash flows were calculated as the after-tax operating earnings of LeukoSite, adjusted to add back non-cash expenses and to subtract uses of cash not reflected in the income statement.

    (2) BancBoston Robertson Stephens then added to the present value of the after-tax free cash flows the terminal value of LeukoSite in the calendar year ending 2006, discounted back to the present at the same discount rates applied above. The terminal value was computed by multiplying estimated revenue for calendar year 2006 by terminal value revenue multiples ranging from 12.0x to 16.0x. The range of terminal multiples selected reflects BancBoston Robertson Stephens' judgment as to an appropriate range of multiples at the end of the referenced period.

    Applying the above ranges of discount rates and terminal value multiples to the after-tax free cash flows of LeukoSite yielded the following:

                        IMPLIED EQUITY            IMPLIED
  IMPLIED EQUITY       VALUE PER SHARE            EXCHANGE
 VALUE RANGE (MM)           RANGE               RATIO RANGE
-------------------  --------------------   --------------------
   $365.2-$625.8     $       22.15-$37.96          0.2633-0.4512

    While the foregoing summary describes certain analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the Millennium board of directors, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the

BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by BancBoston Robertson Stephens is based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore believes that selecting any portion of those analyses, without considering all analyses, would provide an incomplete view of the BancBoston Robertson Stephens opinion.

    In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of LeukoSite and Millennium. It should be understood that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion, and that the analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased.


    Pursuant to its engagement letter with Millennium, BancBoston Robertson Stephens was paid a fee of $1 million for its services in connection with the preparation of the BancBoston Robertson Stephens opinion. Millennium also agreed to reimburse BancBoston Robertson Stephens for its expenses and to indemnify BancBoston Robertson Stephens and other related persons for liabilities relating to the services provided by BancBoston Robertson Stephens under its engagement letter, including liabilities under the federal securities laws.


    BancBoston Robertson Stephens was retained based on its experience with mergers and acquisitions and securities valuations generally, as well as its investment banking relationship and familiarity with Millennium. BancBoston Robertson Stephens has provided financial advisory and investment banking services to Millennium from time to time, for which it has received customary fees, and may continue to do so in the future.

    BancBoston Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BancBoston Robertson Stephens may actively trade the equity of Millennium and LeukoSite for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. BancBoston Robertson Stephens maintains a market in the Millennium common stock and regularly publishes research reports regarding the biopharmaceutical industry and the business and securities of Millennium and other publicly traded companies in the biopharmaceutical industry.

OPINION OF FINANCIAL ADVISOR TO LEUKOSITE

    PaineWebber, as part of its engagement by LeukoSite, was retained to render an opinion as to whether the exchange ratio was fair, from a financial point of view, to the holders of LeukoSite common stock. The following is a summary of the report presented on October 13, 1999, by PaineWebber to the LeukoSite board of directors in connection with the rendering of its opinion on October 14, 1999.

    THE FULL TEXT OF THE PAINEWEBBER OPINION, DATED OCTOBER 14, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPEDIX C TO THIS DOCUMENT. YOU SHOULD READ THE PAINEWEBBER OPINION CAREFULLY AND IN

ITS ENTIRETY. THIS SUMMARY OF THE PAINEWEBBER OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PAINEWEBBER OPINION.

    In connection with the consideration by the LeukoSite board of directors of the merger agreement, PaineWebber delivered its written opinion, dated
October 14, 1999, to the effect that, as of that date, and based upon its review and assumptions and subject to the limitations summarized below, the exchange ratio is fair, from a financial point of view, to the holders of LeukoSite common stock. The PaineWebber opinion was directed to, and prepared at the request and for the information of the LeukoSite board of directors and does not constitute a recommendation to any holder of LeukoSite common stock as to how any such stockholder should vote with respect to the merger.

    In arriving at its opinion, PaineWebber, among other things:

    - Reviewed LeukoSite's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1998; and LeukoSite's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1999;

    - Reviewed Millennium's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1998; and Millennium's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1999;

    - Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of LeukoSite and Millennium, respectively, furnished to PaineWebber by LeukoSite and Millennium, respectively;

    - Conducted discussions with members of senior management of LeukoSite and Millennium concerning their respective businesses and prospects;

    - Reviewed the historical market prices and trading activity for LeukoSite common stock and Millennium common stock and compared them with those of certain publicly traded companies which PaineWebber deemed to be relevant;

    - Compared the financial position and results of operations of LeukoSite and Millennium with those of certain other publicly traded companies which PaineWebber deemed to be relevant;

    - Compared the proposed financial terms of the transactions contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant;

    - Reviewed a draft of the merger agreement dated October 13, 1999;

    - Reviewed drafts of the stockholder voting agreements dated October 13, 1999; and

    - Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.

    In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of LeukoSite and Millennium, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed, with LeukoSite's and Millennium's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of LeukoSite and Millennium as to the future performance of LeukoSite and Millennium, respectively. PaineWebber also relied upon assurances of the management of LeukoSite and Millennium that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber was not engaged to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise, known or unknown) of LeukoSite or Millennium, nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed the following with LeukoSite's consent:

    - The merger will receive purchase accounting treatment under US generally accepted accounting principals, or GAAP

    - The merger will qualify as a tax-free, stock-for-stock exchange under US tax law

    - All material liabilities (contingent or otherwise, known or unknown) of LeukoSite and Millennium were as set forth in the consolidated financial statements of LeukoSite and Millennium, respectively.

    The PaineWebber opinion was based upon economic, monetary and market conditions existing on the date of the PaineWebber opinion. Furthermore, PaineWebber expressed no opinion as to the price or trading ranges at which LeukoSite common stock or Millennium common stock will trade after the date of the PaineWebber opinion.

    The PaineWebber opinion does not address the relative merits of the merger and any other transactions or business strategies that may have been discussed by the LeukoSite board of directors as alternatives to the merger, or the decision of the LeukoSite board of directors to proceed with the merger. PaineWebber was not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of LeukoSite. LeukoSite did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering its opinion.

    The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at its opinion.

    HISTORICAL STOCK PERFORMANCE. PaineWebber reviewed trading prices for the shares of LeukoSite common stock. This share performance review indicated that for the twelve months ended October 12, 1999, the low and high closing prices for the LeukoSite common stock on the Nasdaq National Market were $7.13 and $29.88, respectively. PaineWebber also reviewed the LeukoSite share price on October 12, 1999 and averages over the following periods prior to October 12, 1999 as set forth in the following table:

TRADING PERIOD                                                  PRICE
--------------                                                  -----
October 12, 1999............................................    $22.25

TRADING PERIOD                                                AVERAGE PRICE
--------------                                                -------------
Latest 10 days..............................................     $20.24
Latest 20 days..............................................     $21.07
Latest 30 days..............................................     $23.22
Latest 60 days..............................................     $21.08
Latest 180 days.............................................     $14.43
Latest twelve months........................................     $13.34

    PaineWebber also reviewed trading prices for the shares of Millennium common stock. This share performance review indicated that for the twelve months ended October 12, 1999, the low and high closing prices for the Millennium common shares on the Nasdaq National Market were $15.75 and

$86.00, respectively. PaineWebber also reviewed the Millennium share price on October 12, 1999 and averages over the following periods prior to October 12, 1999 as set forth in the following table:

TRADING PERIOD                                                  PRICE
--------------                                                  -----
October 12, 1999............................................    $84.13

TRADING PERIOD                                                AVERAGE PRICE
--------------                                                -------------
Latest 10 days..............................................     $75.09
Latest 20 days..............................................     $71.46
Latest 30 days..............................................     $71.09
Latest 60 days..............................................     $64.93
Latest 180 days.............................................     $45.42
Latest twelve months........................................     $38.82

    EXCHANGE RATIO ANALYSIS. PaineWebber calculated exchange ratios based on the trading price relationship between the LeukoSite common stock and Millennium common stock as described under the caption "Historical stock performance" above. This calculated exchange ratio review indicated that for LeukoSite's and Millennium's latest twelve months ended October 12, 1999, the low LeukoSite/ Millennium exchange ratio was 0.2309 and the high LeukoSite/Millennium ratio was
0.6923. PaineWebber also reviewed the LeukoSite/Millennium exchange ratio on October 12, 1999 and averages over periods prior to October 12, 1999 as set forth in the following tables:

TRADING PERIOD                                                EXCHANGE RATIO
--------------                                                --------------
October 12, 1999............................................      0.2645

                                                                 AVERAGE
TRADING PERIOD                                                EXCHANGE RATIO
--------------                                                --------------
Latest 5 days...............................................      0.2475
Latest 10 days..............................................      0.2721
Latest 30 days..............................................      0.3295
Latest 90 days..............................................      0.3238
Latest 180 days.............................................      0.3175
Latest twelve months........................................      0.3662

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of LeukoSite and Millennium to the corresponding data of certain publicly traded companies that PaineWebber deemed to be relevant for the purposes of comparison to LeukoSite and Millennium.

    The LeukoSite comparable companies consisted of:

Abgenix, Inc.                          ImmunoGen, Inc.
Aronex Pharmaceuticals, Inc.           Isis Pharmaceuticals, Inc.
Atrix Laboratories, Inc.               Medarex, Inc.
Corixa Corporation                     Onyx Pharmaceuticals, Inc.
EntreMed, Inc.                         Pharmacyclics, Inc.
GelTex Pharmaceuticals, Inc.           Progenics Pharmaceuticals, Inc.
ICOS Corporation                       Protein Design Labs, Inc.
ILEX Oncology, Inc.                    QLT PhotoTherapeutics, Inc.
ImClone Systems Incorporated           Vion Pharmaceuticals, Inc.

    The Millennium comparable companies consisted of:

Affymetrix, Inc.                       Human Genome Sciences, Inc.
Alkermes, Inc.                         ICOS Corporation
Axys Pharmaceuticals, Inc.             Incyte Pharmaceuticals, Inc.
CuraGen Corporation                    Lynx Therapeutics, Inc.
Gene Logic Inc.                        Myriad Genetics, Inc.
Genome Therapeutics Corp.              Celera Genomics Group (PE Corp.)
Genset, S.A.

    With respect to both the LeukoSite and Millennium comparable companies, PaineWebber analyzed a number of different data items including the market value of the total outstanding equity and the market value of the total outstanding equity plus net debt.

    Because of the inherent differences between the product portfolios and operations of LeukoSite and Millennium and the LeukoSite and Millennium comparable companies, PaineWebber believed that a purely quantitative analysis would be insufficient and not adequately reliable to render a fairness opinion. As PaineWebber informed the LeukoSite Board, an appropriate use of comparable company analysis in this instance would involve qualitative judgments concerning differences between the financial and operating characteristics and products under development which would effect the public trading values of LeukoSite and Millennium comparable companies and LeukoSite and Millennium.

    SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving specialty and emerging pharmaceutical and biotechnology companies. From this universe, PaineWebber used information from 40 mergers and acquisitions to perform its analysis.

    With respect to the public specialty and emerging pharmaceutical and biotechnology mergers and acquisitions PaineWebber analyzed, PaineWebber reviewed a number of different data items including the equity purchase price plus net debt.

    Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of LeukoSite and Millennium compared to the businesses, operations and prospects of the companies that were parties to the selected specialty and emerging pharmaceutical and biotechnology companies mergers and acquisitions PaineWebber analyzed, PaineWebber believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions. These qualitative judgments did not lead to specific conclusions regarding the fairness of the merger consideration, but rather were part of PaineWebber's evaluation of the relevance of this analysis under the particular circumstances of the merger.

    DISCOUNTED CASH FLOW ANALYSIS. PaineWebber analyzed LeukoSite based on an unleveraged discounted cash flow analysis of the projected financial performance of LeukoSite. Such projected financial performance was based upon a forecast for LeukoSite provided by LeukoSite management. PaineWebber performed the analysis in two parts, separating the financial performance related to one of LeukoSite's later stage products, CAMPATH-Registered Trademark-, from the financial performance of LeukoSite's other operations. Each of these discounted cash flow analyses determined the discounted present value of the unleveraged after-tax cash flows generated over the forecast period for each part, and then added a terminal value for both CAMPATH-Registered Trademark- and non-CAMPATH-Registered Trademark-operations based upon a range of earnings before interest and taxes or EBIT multiples and discount rates which PaineWebber deemed appropriate for each of the two parts.

    With respect to Millennium, PaineWebber analyzed Millennium based on an unleveraged discounted cash flow analysis of the projected financial performance of Millennium. Such projected financial performance was based upon a forecast for Millennium provided by Millennium management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the forecast period and then added a terminal value based upon a range of EBIT multiples and discount rates which PaineWebber deemed appropriate for these analyses.

    PREMIUMS PAID ANALYSIS. PaineWebber reviewed purchase price per share premiums paid in 122 publicly disclosed stock-for-stock merger transactions of non-financial domestic companies announced and completed from January 1, 1997 to October 8, 1999. This analysis indicated the following premiums to the target's closing stock prices as set forth in the following table:

PERIOD PRIOR TO ANNOUNCEMENT                                 AVERAGE        MEDIAN
----------------------------                                 --------      --------
One day....................................................    24.4%         20.3%
One week...................................................    32.5%         29.3%
Four weeks.................................................    42.7%         33.9%

    PaineWebber also reviewed the purchase price per share premiums paid in the comparable mergers and acquisitions transactions involving selected specialty and emerging pharmaceutical and biotechnology companies described previously. This analysis indicated the following premiums to the targets' closing stock prices as set forth in the following table:

PERIOD PRIOR TO ANNOUNCEMENT                                 AVERAGE        MEDIAN
----------------------------                                 --------      --------
One day....................................................    37.8%         33.9%
One week...................................................    41.3%         39.8%
Four weeks.................................................    58.8%         54.8%

    The implied premiums to the LeukoSite closing stock price based on an exchange ratio of 0.4296 Millennium common shares per LeukoSite share for the one day, one week and four week periods prior to October 13, 1999 were as set forth in the following table:

PERIOD PRIOR TO OCTOBER 13, 1999                       LEUKOSITE IMPLIED PREMIUM
--------------------------------                       -------------------------
One day..............................................            62.4%
One week.............................................            81.8%
Four weeks...........................................            32.6%

    CONTRIBUTION ANALYSIS. PaineWebber analyzed LeukoSite's and Millennium's relative contribution to the combined entity, based on LeukoSite's management projections and Millennium's management projections, for the fiscal years 1999 through 2003 with respect to revenue and EBIT, as set forth in the following table:

                                                           LEUKOSITE CONTRIBUTION
ANALYSIS                                                    TO PRO FORMA ENTITY
--------                                                   ----------------------
1999 Revenue.............................................           5.3%
1999 EBIT................................................           N/M
2003 Revenue.............................................          16.2%
2003 EBIT................................................          20.4%

    Based on an exchange ratio of 0.4296 Millennium common shares for each outstanding share of LeukoSite common stock, holders of LeukoSite common stock will own approximately 16.4% of the diluted common shares of the combined entity after giving effect to the merger.

    The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses of LeukoSite and Millennium may have in the future.

    PRO FORMA MERGER ANALYSIS. PaineWebber performed an analysis of the potential pro forma effect of the merger on Millennium's projected earnings per share or EPS. In performing this analysis, PaineWebber assumed the following with LeukoSite's and Millennium's consent:

    - The merger will receive purchase accounting treatment under U.S. GAAP

    - Goodwill amortized over four years

    - A significant charge to results of operations as in-process research and development

    - No synergies achieved

    PaineWebber combined the projected operating results of LeukoSite provided by LeukoSite management with projected operating results for Millennium provided by Millennium management, to arrive at the combined company projected net income. PaineWebber divided this result by the pro forma diluted shares outstanding to arrive at a combined company diluted EPS. PaineWebber then compared the calculated combined company EPS to the EPS estimate for Millennium on a stand-alone basis (as provided by Millennium management) to determine the pro forma impact of the merger on Millennium.

    The summary of the PaineWebber opinion set forth above does not purport to be a complete description of the data or analyses presented by PaineWebber. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of LeukoSite and Millennium. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Accordingly, such estimates are inherently subject to substantial uncertainty and none of LeukoSite, Millennium or PaineWebber assume responsibility for the accuracy of such estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

    LeukoSite selected PaineWebber to be its financial advisor in connection with the merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

    Pursuant to an engagement letter between LeukoSite and PaineWebber dated September 22, 1999, PaineWebber earned a fee of $500,000 for rendering the opinion. In addition, PaineWebber will receive a fee, payable upon completion of the merger, of approximately $4.7 million, against which the opinion fee will be credited, and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the merger is not approved or otherwise consummated. LeukoSite also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

    Prior to this engagement, PaineWebber has not provided investment banking services to LeukoSite. In the ordinary course of business, PaineWebber may actively trade the securities of LeukoSite and Millennium for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF LEUKOSITE'S DIRECTORS AND OFFICERS IN THE MERGER

    GENERAL. Executive officers and the members of the board of directors of LeukoSite have interests in the merger that differ from the interests of its stockholders generally. Both boards were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

    INDEMNIFICATION AND INSURANCE. The merger agreement provides that Millennium will, for a period of six years from the closing, indemnify each present and former director or officer of LeukoSite or any of its subsidiaries to the extent that they are indemnified by LeukoSite prior to the merger with respect to liabilities for acts or omissions occurring at or prior to the date of the merger. The merger agreement also provides that Millennium will maintain LeukoSite's current directors' and officers' liability insurance coverage on terms no less favorable than the policy in effect on October 14, 1999 for three years after the date of the merger. However, Millennium is not obligated to pay more than 150% of the amount paid for annual premiums by LeukoSite in 1999.

    OPTIONS. At the time of the merger, under the terms of LeukoSite's Amended and Restated 1993 Stock Option Plan, as amended, all options will accelerate and become immediately exercisable. Under these provisions, vesting for options totaling 78,938 Millennium shares for Christopher Mirabelli and 67,033 Millennium shares for Augustine Lawlor will accelerate and become immediately exercisable. For all LeukoSite officers and directors as a group, vesting for options totaling 181,094 Millennium shares will accelerate and become immediately exercisable.

    DIRECTORS AND EXECUTIVE OFFICERS. At the time of the merger, Millennium will appoint Christopher K. Mirabelli, Ph.D., LeukoSite's Chairman and Chief Executive Officer, to be a director and an executive officer of Millennium. In the event that Dr. Mirabelli ceases to be a director of Millennium prior to Millennium's 2003 annual meeting of stockholders, the Millennium board of directors is required to consider in good faith replacing Dr. Mirabelli with another person who was serving as a director of LeukoSite on October 14, 1999.

    Millennium has entered into an employment agreement with Dr. Mirabelli which will become effective upon consummation of the merger. Pursuant to this employment agreement, Dr. Mirabelli will be paid an annual base salary of $287,179, subject to annual review. In addition, Dr. Mirabelli will be eligible to participate in annual cash bonus programs as may be established from time to time by Millennium. Twenty-five percent of any Millennium options granted to Dr. Mirabelli between the closing of the merger and the first anniversary of the closing date will become exercisable on the first anniversary of the closing date if Dr. Mirabelli has completed at least one consecutive year of employment with Millennium after the closing date, or he has completed at least six consecutive months of employment and has met certain obligations to be available for consulting to Millennium. Millennium has agreed to make Dr. Mirabelli whole for any excise taxes payable by him as a result of certain payments relating to a change of control of LeukoSite.

    Dr. Mirabelli's employment agreement is for a term of three years, subject to earlier termination by either party. In the event of an early termination of Dr. Mirabelli's employment by Millennium without cause, by Dr. Mirabelli after he has completed at least six consecutive months of employment following the merger, by Dr. Mirabelli for "good reason," as defined in the agreement, prior to the termination of such six-month period, or as a result of Dr. Mirabelli's death or disability, Millennium is required to pay
Dr. Mirabelli his salary and benefits until 18 months after termination, plus a lump sum payment on the date of termination equal to six months base salary. Dr. Mirabelli has agreed not to compete with Millennium for a period of two years following the termination of his employment.

    Millennium has entered into an employment agreement with Mr. Lawlor which will become effective upon consummation of the merger. Pursuant to this employment agreement, Mr. Lawlor will be paid an annual base salary of $226,512. Millennium has agreed to make Mr. Lawlor whole for any excise taxes payable by him as a result of certain payments relating to a change of control of LeukoSite. Mr. Lawlor's employment agreement is for a term of six months, subject to earlier termination by either party. In the event of an early termination of Mr. Lawlor's employment by Millennium without cause, upon the expiration of the employment agreement, by Mr. Lawlor for "good reason," as defined in the agreement, or as a result of Mr. Lawlor's death or disability, Millennium is required to pay Mr. Lawlor his salary and benefits until 18 months after termination. Mr. Lawlor has agreed not to compete with Millennium for a period of two years following the termination of his employment.

EFFECTIVE TIME OF THE MERGER


    The merger will occur as soon as practicable on or after December 22, 1999 so long as stockholder approval is obtained. The merger will become effective upon filing of the certificate of merger with the Secretary of State of the State of Delaware or on such later date and time as may be specified in the certificate of merger. The time at which the merger becomes effective is referred to in this proxy statement/prospectus as the "effective time of the merger."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to LeukoSite stockholders who hold LeukoSite common stock as a capital asset, that is, generally, for investment. The summary is based on the Internal Revenue Code (the "Code"), Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement-prospectus, all of which are subject to change at any time, possibly with retroactive effect. This discussion summarizes the opinion of the law firm of Bingham Dana LLP, counsel to LeukoSite and certain tax consequences that may be expected to flow from the conclusion reached in that opinion. This summary is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, may not address considerations applicable to LeukoSite stockholders subject to special treatment under U.S. federal income tax law. LeukoSite stockholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of LeukoSite common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold LeukoSite common stock as part of a "hedge," "straddle" or "conversion transaction." In addition, no information is provided in this document with respect to the tax consequences of the merger under any foreign, state or local laws.

    LEUKOSITE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    In connection with the filing of the Registration Statement, Bingham Dana LLP has delivered to LeukoSite its opinion, dated on or about the effective date of this proxy statement/prospectus, addressing the U.S. federal income tax consequences of the merger described below. Bingham Dana LLP has rendered its opinion on the basis of facts, representations and assumptions set forth or referred to in its opinion. In rendering this opinion, Bingham Dana LLP required and relied upon factual representations contained in certificates of officers of Millennium and LeukoSite. The opinion is that, for U.S. federal income tax purposes, the merger will be treated as a "reorganization"--that is, a transaction of a type that is generally tax-free. As a result:

    - neither Millennium nor LeukoSite will recognize any gain or loss as a result of the merger;

    - LeukoSite stockholders who exchange all of their LeukoSite common stock solely for Millennium common stock pursuant to the merger will recognize no gain or loss as a result of that exchange, except with respect to cash received in lieu of a fractional share interest in Millennium common stock;

    - the aggregate tax basis of the shares of Millennium common stock received by LeukoSite stockholders, including fractional shares deemed received and redeemed as described below, will equal the aggregate tax basis of the shares of LeukoSite common stock surrendered in exchange for that Millennium common stock;

    - the holding period of a share of Millennium common stock received in the merger, including a fractional share deemed received and redeemed as described below, will include the holder's holding period in the LeukoSite common stock surrendered in exchange for that Millennium common stock; and

    - cash received by a LeukoSite stockholder in lieu of a fractional share interest in Millennium common stock will be treated as received in redemption of that fractional share interest, and a LeukoSite stockholder will recognize a capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of LeukoSite common stock allocable to that fractional share interest, so long as the deemed redemption meaningfully reduces the LeukoSite's stockholder's interest in Millennium, taking into account the constructive ownership rules of the Code. This capital gain or loss will be a long-term capital gain or loss if and to the extent that the holding period for those shares of LeukoSite common stock is greater than one year at the effective time. A common stockholder that owns an extremely small percentage of the stock of LeukoSite, exercises no control over the affairs of Millennium or LeukoSite, and that does not actually or constructively own any shares of Millennium stock other than those received in the merger, will be treated as experiencing a meaningful reduction in interest.


    The obligations of LeukoSite and Millennium to consummate the merger are conditioned upon the receipt of further opinions of their respective counsel, Bingham Dana LLP and Hale and Dorr LLP, in form and substance reasonably satisfactory to LeukoSite and Millennium, as the case may be, dated the closing date, substantially to the effect that, on the basis of facts, factual representations and assumptions set forth in each opinion the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, that is, a transaction of a type that is generally tax-free for U.S. federal income tax purposes. In rendering those opinions, counsel may require and rely on representations contained in certificates of Millennium, LeukoSite, their respective officers and others, reasonably satisfactory in form and substance to counsel, including the representation by Millennium that, as soon as practicable after the closing and subject to obtaining any required third party consents, Millennium intends to merge LeukoSite with and into Millennium. None of the tax opinions to be delivered to the parties in connection with the merger as described in this document is binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in those opinions or that a court will not sustain such a challenge.


    In the event that (a) either Millennium or LeukoSite fails to receive the opinion of its counsel described in the immediately preceding paragraph,
(b) Millennium or LeukoSite decides to waive the condition to their obligations to consummate the merger relating to those opinions and (c) Millennium and LeukoSite determine that the tax consequences of the merger are materially different from those described above, Millennium and LeukoSite will circulate additional materials to the LeukoSite stockholders and will resolicit their approval of the merger.

ACCOUNTING TREATMENT

    The merger will be accounted for using purchase accounting, with Millennium being deemed to have acquired LeukoSite. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over net assets acquired is classified as goodwill.

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, the merger cannot be completed until notifications have been given and information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Millennium and LeukoSite filed notification and report forms with the Federal Trade Commission and the Antitrust Division on October 29, 1999. At any time before or after consummation of the merger, the Antitrust Division or the Federal Trade Commission, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of particular assets of Millennium or LeukoSite. Private parties also may seek to take legal action under the antitrust laws. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. There can be no assurance that a challenge to the merger will not be made or, if such challenge is made, that Millennium and LeukoSite will prevail.

LISTING OF SHARES OF MILLENNIUM COMMON STOCK ON THE NASDAQ STOCK MARKET

    Millennium will file a listing application with the Nasdaq Stock Market to cause the shares of Millennium common stock which are to be issued in the merger, upon exercise of options granted to employees of LeukoSite and upon exercise of warrants to be listed for trading on the Nasdaq Stock Market.

NO APPRAISAL RIGHTS

    Under Delaware corporate law, holders of LeukoSite common stock are not entitled to appraisal rights in connection with the merger because, on the record date, LeukoSite common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into shares of Millennium common stock, which at the effective time of the merger will be listed on the Nasdaq National Market.

RESALE RESTRICTIONS

    Millennium common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any LeukoSite stockholder who may be deemed to be an "affiliate" of LeukoSite or Millennium for purposes of Rule 145 under the Securities Act. Each such affiliate receiving Millennium shares in the merger has agreed not to transfer any Millennium common stock received in the merger except in compliance with the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover resales of Millennium common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/ prospectus in connection with any such resale.

                              THE MERGER AGREEMENT

    IN THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS, WE DESCRIBE THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. WE HAVE ATTACHED A COPY OF THE MERGER AGREEMENT AS APPENDIX A TO THIS PROXY STATEMENT/ PROSPECTUS AND INCORPORATE THE MERGER AGREEMENT INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. THE SUMMARY OF THE MERGER AGREEMENT WE PROVIDE BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

THE MERGER


    Following the approval of the merger agreement and the merger by the stockholders of LeukoSite and the satisfaction or waiver of the other conditions to the merger, ANM, Inc., a wholly owned subsidiary of Millennium, will merge with and into LeukoSite. LeukoSite will become a wholly owned subsidiary of Millennium. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware. As soon as practicable after the closing and subject to obtaining any required third party consents, Millennium intends to merge LeukoSite with and into Millennium.


CONVERSION OF SECURITIES

    At the effective time of the merger, each share of LeukoSite common stock issued and outstanding immediately before the effective time will automatically be converted into the right to receive 0.4296 shares of Millennium common stock. If a stock split, reverse split, stock dividend, reorganization, recapitalization or similar transaction takes place before the effective time of the merger, the exchange ratio will be adjusted accordingly. All shares of LeukoSite common stock, when converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

EXCHANGE OF SHARES

    SURRENDER OF SHARES OF LEUKOSITE COMMON STOCK. Millennium will retain the services of a bank or trust company to act as exchange agent to facilitate the exchange of shares. After the closing of the merger, the exchange agent will mail a letter of transmittal and instructions to each holder of record of LeukoSite common stock. When a LeukoSite stockholder surrenders share certificates to the exchange agent, the stockholder will be entitled to receive a certificate for a number of whole shares of Millennium common stock equal to the exchange ratio multiplied by the number of shares of LeukoSite common stock surrendered, plus cash in lieu of fractional shares and cash in the amount of any dividends or other distributions to which the stockholder is entitled. LEUKOSITE STOCKHOLDERS SHOULD NOT SEND IN THEIR LEUKOSITE STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

    In the event of a transfer of ownership of LeukoSite common stock which is not registered in the transfer records of LeukoSite, a certificate representing Millennium common stock and cash in lieu of fractional shares and any dividends or distributions may be issued or paid to a person other than the person whose name is on the certificate for LeukoSite common stock, if the certificate is presented to the exchange agent accompanied by all documents required to show and effect the transfer of ownership and by evidence that any applicable stock transfer taxes have been paid.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or distributions declared or made after the merger with respect to shares of Millennium common stock will be paid to the holder of any unsurrendered certificate with respect to shares of LeukoSite common stock and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders the LeukoSite stock certificate as provided above. Following such surrender, Millennium will pay to the record holder of the certificates representing shares of Millennium common stock issued in exchange for such LeukoSite stock certificate, without interest, any dividends or other distributions with respect to Millennium

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common stock with a record date after the merger but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Millennium common stock.

    NO FURTHER OWNERSHIP RIGHTS IN LEUKOSITE COMMON STOCK. All shares of Millennium common stock issued upon the surrender of certificates for LeukoSite common stock will be deemed to have been issued in full satisfaction of all rights pertaining to such LeukoSite common stock. The stock transfer books of LeukoSite will close at the closing of the merger and no further transfers of LeukoSite stock will take place. After the merger, LeukoSite certificates surrendered in accordance with the merger agreement will be canceled and exchanged for shares of Millennium common stock.

    FRACTIONAL SHARES. Millennium will not issue any fractional shares. Instead of receiving fractional shares, LeukoSite stockholders will receive cash equal to the same fraction of the average of the last reported sales prices of Millennium common stock during the ten consecutive trading days ending on the last trading day prior to the closing date of the merger.

TREATMENT OF STOCK PLANS AND WARRANTS

    At the closing of the merger, Millennium will assume LeukoSite's stock plans and each outstanding option and warrant to purchase shares of LeukoSite common stock, whether vested or unvested, will be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under the applicable LeukoSite stock plan or warrant, the same number of shares of Millennium common stock as the holder of the option or warrant would have been entitled to receive pursuant to the merger had that holder exercised the option or warrant in full immediately prior to the effective time, at a price per share equal to (x) the aggregate exercise price for the shares of LeukoSite common stock purchasable pursuant to the option or warrant immediately prior to the effective time divided by (y) the number of full shares of Millennium common stock deemed purchasable pursuant to the option or warrant, as described above. LeukoSite terminated its 1997 Employee Stock Purchase Plan on October 14, 1999, and will not commence a new offering under that Plan prior to the merger.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, LeukoSite and Millennium have made a number of representations and warranties about their businesses, financial condition, structure and other facts pertinent to the merger.

    LeukoSite made representations and warranties relating to the following:

    - corporate organization and similar matters

    - its capital structure

    - LeukoSite's authority to enter into the merger agreement, the enforceability of the merger agreement, the receipt of required consents, licenses, permits, orders and authorizations from governmental authorities relating to the merger agreement and the absence of conflict between the requirements of the merger agreement and LeukoSite's obligations under other contracts

    - documents filed with the Securities and Exchange Commission and the accuracy of information contained in those documents

    - the absence of undisclosed liabilities

    - the absence of certain changes in its business

    - the filing of tax returns and payment of taxes

    - real property leased by LeukoSite and its subsidiaries

    - intellectual property matters

    - preclinical testing and clinical trials conducted by LeukoSite and its subsidiaries

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    - its material contracts

    - the absence of litigation that could materially harm LeukoSite

    - LeukoSite's compliance with environmental laws

    - its employee benefit plans

    - LeukoSite's compliance with applicable laws

    - regulatory matters

    - the absence of any action likely to prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code

    - the accuracy of information supplied by LeukoSite in connection with this proxy statement/ prospectus and the registration statement of which it is a part

    - labor matters

    - the adequacy of insurance policies held by LeukoSite and its subsidiaries

    - the absence of discussions or negotiations between LeukoSite or its subsidiaries and third parties relating to the merger or sale of LeukoSite or its subsidiaries

    - the receipt of the opinion of LeukoSite's financial advisor that from a financial point of view the merger is fair to the holders of LeukoSite's common stock

    - actions taken by LeukoSite's Board of Directors to ensure that the restrictions contained in Section 203 of the Delaware General Corporate Law applicable to a "business combination" (as defined in Section 203) will not apply to the merger agreement or the Stockholder Voting Agreements

    Millennium and ANM, Inc., a wholly-owned subsidiary of Millennium, made representations and warranties relating to the following:

    - their corporate organization and similar matters

    - their capital structure

    - their authority to enter into the merger agreement, the enforceability of the merger agreement, the receipt of required consents, approvals, orders and authorizations from governmental authorities relating to the merger agreement and the absence of conflict between the requirements of the merger agreement and obligations of Millennium and ANM, Inc. under other contracts

    - documents filed by Millennium with the Securities and Exchange Commission, and the accuracy of information contained in those documents

    - the absence of undisclosed liabilities

    - the absence of certain changes in their businesses

    - the absence of litigation that could materially harm Millennium

    - Millennium's compliance with applicable laws

    - the absence of any action likely to prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code

    - the accuracy of information supplied by Millennium in connection with this proxy statement/ prospectus and the registration statement of which it is a part

    - the absence of business activities by ANM, Inc.

    - the receipt of the opinion of Millennium's financial advisor that the exchange ratio is fair to Millennium from a financial point of view

COVENANTS

    LeukoSite has agreed that prior to the closing of the merger it will carry on its business in the ordinary course and will not, in general terms, do any of the following without Millennium's consent:

    - accelerate, amend or change the period of exercisability of any warrant, outstanding option or restricted stock or authorize cash payments in exchange for any warrant or option (except as required by the terms of such plans or any related agreements)

    - declare or pay dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify its stock, or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire any shares of its capital stock

    - issue new stock or subscriptions, rights, warrants or options to acquire its stock, other than issuances of stock pursuant to the exercise of warrants or options

    - acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business, corporation or partnership

    - sell, lease, license or otherwise dispose of any of its properties or assets

    - increase compensation payable to its officers or employees, grant severance or termination pay to any of its officers or employees, enter into any collective bargaining agreement, establish any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance or other plan for the benefit of any directors, officers or employees, or forgive any indebtedness of any employees

    - amend or propose to amend its charter or bylaws, except as contemplated by the merger agreement

    - incur any indebtedness for borrowed money, make any loans to any person or entity or guarantee any debt securities of others

    - initiate, compromise or settle any material litigation or arbitration proceeding

    - modify, amend or terminate any contract that is material to LeukoSite and its subsidiaries taken as a whole, or waive, release or assign any material rights or claims

    - make or rescind any tax election, settle or compromise any tax liability or amend any tax return

    - change its methods of accounting as in effect at June 30, 1999 except as required by generally accepted accounting principles

    - make or commit to make any capital expenditures that exceed its capital budget

    - license any intellectual property rights to or from any third party

    - close any facility or office

    - invest funds in debt securities or other instruments maturing more than 90 days after the date of investment

    - initiate any new clinical trials or any new phase of any ongoing clinical trials

    - adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated by the merger agreement

    - take or agree to take any of the actions described above

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ADDITIONAL AGREEMENTS

    NO SOLICITATION. LeukoSite has agreed not to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving LeukoSite or any of its subsidiaries or engage in negotiations or discussions or provide any non-public information to any person regarding such a transaction. LeukoSite shall notify Millennium immediately after receipt of such a proposal. LeukoSite may, however, furnish non-public information to, or enter into discussions or negotiations with, or recommend to its stockholders a proposal by, a person or entity that makes an unsolicited bona fide written proposal for such a transaction if the transaction would result in the acquisition of more than 50% of the combined voting power of the shares of LeukoSite or all or substantially all of the assets of LeukoSite and its subsidiaries if and only to the extent that:

    - its board of directors believes in good faith (after consultation with its financial advisor) that the proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by the merger agreement and determines in good faith after consultation with outside legal counsel that such action is necessary for the board to comply with its fiduciary duties to stockholders;

    - prior to furnishing any non-public information to, or entering into discussions or negotiations with, such a person or entity, LeukoSite's board of directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such person or entity than those contained in the confidentiality agreement entered into between LeukoSite and Millennium; and

    - prior to recommending such a proposal to its stockholders, LeukoSite provides Millennium with at least five business days' prior notice of its intention to do so, during which time Millennium may make a counterproposal and LeukoSite shall negotiate in good faith with respect to the terms and conditions of such counterproposal.

    EMPLOYEE BENEFIT PLANS. Millennium will enroll employees of LeukoSite in its employee benefit plans as of the effective date of the merger, giving the LeukoSite employees service credit for their employment with LeukoSite for eligibility and vesting purposes as if these services had been performed with Millennium, and waiving any preexisting condition exclusions under its medical plan. Millennium will credit LeukoSite employees with deductible payments and co-payments made by the employees in 2000 prior to the merger, and will give credit for earned but unused vacation and accrued vacation.


    SEVERANCE. If, at any time on or after the merger and prior to the first anniversary of the merger, Millennium or LeukoSite terminates the employment of any LeukoSite employee without cause or any LeukoSite employee terminates his or her employment with Millennium or LeukoSite for good reason, Millennium will continue to pay the salary of and provide employee benefits to that employee. These severance benefits will be provided to senior vice presidents for twelve months following the date of termination, to vice presidents for nine months following the date of termination, to directors for six months following the date of termination and to all other employees for three months following the date of termination.


    BOARD REPRESENTATION. Upon the merger, Millennium will expand its board of directors by one director and Christopher K. Mirabelli will be elected to Millennium's board. In the event that Dr. Mirabelli ceases to be a director of Millennium prior to Millennium's 2003 annual meeting of stockholders, the Millennium board of directors is required to consider in good faith replacing Dr. Mirabelli with another person who was serving as a LeukoSite director on October 14, 1999, consistent with the board's business judgment.

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
CONDITIONS

    Neither Millennium nor LeukoSite will be obligated to complete the merger unless certain conditions are satisfied or waived, including the following:

    - holders of the requisite majority of LeukoSite common stock must have approved the merger agreement

    - the waiting period under applicable federal anti-trust laws must have expired or been terminated

    - all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity must have been filed, been obtained or occurred

    - the registration statement registering the shares of Millennium common stock being issued in the merger under the Securities Act of 1933, as amended, must have become effective and must not be the subject of a stop order or proceeding seeking a stop order

    - no court or administrative body will have enacted, issued, promulgated, enforced or entered an injunction or other order, executive order, stay, decree or judgment or statute, rule or regulation that makes the merger illegal or otherwise prohibits consummation of the merger

    - the shares of Millennium common stock issuable to LeukoSite stockholders in the merger shall have been approved for quotation on the Nasdaq national market system

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF MILLENNIUM

    The obligations of Millennium and ANM, Inc. to effect the merger are also subject to the satisfaction or waiver of the following additional conditions:

    - LeukoSite's representations and warranties contained in the merger agreement must be true and correct on the closing date (except where such failure to be true and correct has not had and is not reasonably likely to have a material adverse effect on LeukoSite)

    - LeukoSite must have performed in all material respects all of its obligations under the merger agreement

    - Millennium must have received an opinion from its counsel to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code

    - LeukoSite must have obtained all required consents and approvals of third parties

    - Millennium must have received copies of resignations, effective as of the effective time of the merger, of each director of LeukoSite and its subsidiaries

    - the employment agreements between Millennium and each of Dr. Mirabelli and Mr. Lawlor must be in full force and effect

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF LEUKOSITE

    The obligation of LeukoSite to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Millennium and ANM, Inc. contained in the merger agreement must be true and correct on the closing date (except where such failure to be true and correct has not had and is not reasonably likely to have a material adverse effect on Millennium)

    - Millennium and ANM, Inc. must have performed in all material respects all of its obligations under the merger agreement

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
    - LeukoSite must have received an opinion from its counsel to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code

TERMINATION

    TERMINATION GENERALLY. The merger agreement may be terminated at any time prior to the closing, whether before or after approval of the merger agreement by the stockholders of LeukoSite or Millennium, as follows:

    - by mutual written consent of Millennium or LeukoSite

    - by either Millennium or LeukoSite:

       - if the merger is not consummated on or before April 30, 2000 (except that the right to terminate the agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date)

       - if a governmental entity shall have taken a nonappealable final action having the effect of permanently prohibiting the merger

       - if the LeukoSite stockholders do not approve the merger agreement at the LeukoSite stockholder meeting or any adjournment or postponement of that meeting

       - if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement that causes the conditions to the obligations of either party not to be satisfied and has not been, or is not capable of being, cured within 15 days following receipt by the breaching party of written notice of such breach from the other party

    - by Millennium:

       - if the board of directors of LeukoSite fails to recommend approval of the merger agreement or withdraws or modifies its recommendation

       - if Millennium requests in writing that the board of directors of LeukoSite reconfirm its recommendation of the merger agreement or the merger and LeukoSite's board of directors fails to do so within five business days

       - if LeukoSite's board of directors approves or recommends to LeukoSite stockholders a proposal for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving the company or any of its subsidiaries, other than the merger

       - if a tender offer or exchange offer for outstanding shares of LeukoSite common stock is commenced and LeukoSite's board of directors recommends to LeukoSite stockholders that they tender their shares or, within ten days after such tender offer or exchange offer, fails to recommend against acceptance of such offer or takes no position on the matter

       - if LeukoSite has breached the no solicitation provisions of the merger agreement

       - if for any reason LeukoSite fails to call and hold the LeukoSite stockholder meeting as required by the merger agreement

    EFFECT OF TERMINATION; FEES AND EXPENSES. If the merger agreement is terminated, Millennium and LeukoSite will each continue to be obligated under a confidentiality agreement entered into between the parties and will each continue to represent and warrant that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or fee in connection with any of the transactions contemplated by the merger agreement. Millennium and LeukoSite will each be obligated to pay the fees and expenses they incur in connection with the merger agreement and the transactions contemplated by the merger agreement, and will share equally all fees and expenses incurred in connection with the printing and filing of this proxy statement/prospectus and the registration statement registering the shares of Millennium common stock being issued in the merger.

    LeukoSite shall pay Millennium up to $1.5 million as reimbursement for expenses incurred relating to the merger upon termination of the merger agreement in the following circumstances:

    - by Millennium or LeukoSite if the LeukoSite stockholders do not approve the merger agreement at the LeukoSite stockholder meeting or any adjournment or postponement of that meeting

    - by Millennium:

       - if the board of directors of LeukoSite fails to recommend approval of the merger agreement or withdraws or modifies its recommendation

       - if Millennium requests in writing that the board of directors of LeukoSite reconfirm its recommendation of the merger agreement or the merger and LeukoSite's board of directors fails to do so within five business days

       - if LeukoSite's board of directors approves or recommends to LeukoSite stockholders a proposal for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving the company or any of its subsidiaries, other than the merger

       - if a tender offer or exchange offer for outstanding shares of LeukoSite common stock is commenced and LeukoSite's board of directors recommends to LeukoSite stockholders that they tender their shares or, within ten days after such tender offer or exchange offer, fails to recommend against acceptance of such offer or takes no position on the matter

       - if LeukoSite has breached the no solicitation provisions of the merger agreement

       - if for any reason LeukoSite fails to call and hold the LeukoSite stockholder meeting as required by the merger agreement

    - by Millennium or LeukoSite if the Merger has not been consummated on or prior to April 30, 2000 as a result of the breach by LeukoSite of any of its representations or warranties

    - by Millennium if there has been a breach of any representation, warranty, covenant or agreement by LeukoSite set forth in the merger agreement that causes the conditions to the obligations of Millennium not to be satisfied and has not been, or is not capable of being, cured within 15 days following receipt by LeukoSite of written notice of such breach from Millennium

    In addition, LeukoSite may be required to pay Millennium a termination fee of $25.6 million if any of the following occurs:

    - Millennium terminates the merger agreement:

       - because the board of directors of LeukoSite fails to recommend approval of the merger agreement or withdraws or modifies its recommendation

       - after Millennium requests in writing that the board of directors of LeukoSite reconfirm its recommendation of the merger agreement or the merger and LeukoSite's board of directors fails to do so within five business days

       - because LeukoSite's board of directors approves or recommends to LeukoSite stockholders a proposal for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving LeukoSite or any of its subsidiaries, other than the merger

       - if a tender offer or exchange offer for outstanding shares of LeukoSite common stock is commenced and LeukoSite's board of directors recommends to LeukoSite stockholders that they tender their shares or, within ten days after such tender offer or exchange offer, fails to recommend against acceptance of such offer or takes no position on the matter

       - because LeukoSite has breached the no solicitation provisions of the merger agreement

       - because for any reason LeukoSite fails to call and hold the LeukoSite stockholder meeting as required by the merger agreement

    - Millennium terminates the merger agreement following a breach of any representation, warranty, covenant or agreement on the part of LeukoSite set forth in the merger agreement that causes the conditions to Millennium's obligations not to be satisfied and has not been, or is not capable of being, cured within 15 days following receipt by LeukoSite of written notice of such breach from Millennium

    - Millennium or LeukoSite terminates the merger agreement because the LeukoSite stockholders have not approved the merger at the LeukoSite stockholder meeting and there shall have been announced a proposal for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving LeukoSite or any of its subsidiaries, other than the merger, which shall not have been absolutely and unconditionally withdrawn and abandoned, subject to certain exceptions in the case of a tender offer or exchange offer

    Millennium shall pay LeukoSite up to $1.5 million as reimbursement for expenses incurred relating to the merger upon termination of the merger agreement:

    - by Millennium or LeukoSite if the Merger has not been consummated on or prior to April 30, 2000 as a result of the breach by Millennium of any of its representations or warranties

    - by LeukoSite if there has been a breach of any representation, warranty, covenant or agreement by Millennium set forth in the merger agreement that causes the conditions to the obligations of LeukoSite not to be satisfied and has not been, or is not capable of being, cured within 15 days following receipt by Millennium of written notice of such breach from LeukoSite

    In addition, Millennium may be required to pay LeukoSite a termination fee of $25.6 million upon the termination of the merger agreement by LeukoSite following a breach of any representation, warranty, covenant or agreement on the part of Millennium set forth in the merger agreement that causes the conditions to the obligations of LeukoSite not to be satisfied and has not been, or is not capable of being, cured within 15 days following receipt by Millennium of written notice of such breach from LeukoSite.

AMENDMENT

    The merger agreement may be amended by the parties by action taken or authorized by their respective boards of directors at any time before or after approval by the stockholders of LeukoSite, by an instrument in writing signed on behalf of each of the parties. However, after the LeukoSite stockholders approve the merger, no amendment shall be made which by law requires further approval by such stockholders without such approval.

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                       INFORMATION CONCERNING MILLENNIUM

    Millennium seeks to discover and develop proprietary therapeutic and diagnostic human healthcare products and services based on the discovery and understanding of the medical usefulness of genes. Millennium employs genetics and genetic analysis, also called genomics, and uses computer-based information systems to assist in the identification of analysis and elucidation of the biological function of genes. Millennium applies its technology across the entire healthcare sector, from gene identification through patient management. Millennium was organized as a Delaware corporation in 1993. Its principal executive offices are located at 75 Sidney Street, Cambridge, Massachusetts 02139, and its telephone number is 617-679-7000. Its World Wide Web site address is www.mlnm.com. The information in its website is not incorporated by reference into this proxy statement/prospectus.

RECENT TRANSACTIONS

    On October 14, 1999, Millennium entered into an agreement and plan of merger pursuant to which Millennium BioTherapeutics, Inc. ("MBio") would be merged with and into Millennium. Each share of Class B Common Stock of MBio will, upon consummation of that merger, be converted into a number of shares of common stock of Millennium equal to the average of (i) $15.00 divided by $62.536 and
(ii) $15.00 divided by the average of the last recorded sale prices per share of Millennium common stock on the Nasdaq National Market over the 20 consecutive trading days ending on the second trading day prior to the effective date of that merger. The effective date of that merger is expected to be the 20(th) business day following the mailing of a prospectus to the holders of Class B Common Stock of MBio.

    On October 14, 1999, Millennium also entered into a share exchange agreement with Eli Lilly and Company ("Lilly"). Lilly was issued 360,198 shares of Millennium common stock in exchange for its shares of Series B Convertible Preferred Stock. Millennium agreed to register the shares issued to Lilly on Form S-3. The number of shares issued to Lilly will be adjusted, upward or downward, based on the closing price of Millennium Common Stock over the five consecutive trading days ending on the first trading day prior to the effectiveness of the Form S-3 resale Registration Statement. If the product of:

    - 2,000,000, times

    - $15.00 divided by such average sale price

is less than the number of shares issued to Lilly, Millennium will issue a number of additional shares equal to the difference. If the product exceeds the number of shares issued to Lilly, Lilly will return a number of shares to Millennium equal to the excess.

    In May 1997, MBio formed a strategic alliance with Lilly in the field of therapeutic proteins. As part of the formation of this alliance, Lilly made an equity investment in the capital stock of MBio of $20 million, for which it received approximately 18% of MBio's voting stock. This strategic alliance was amended in October 1999, concurrently with the purchase by Millennium of all the MBio stock held by Lilly. Under the amendment, the research program was refocused from the discovery of new therapeutic proteins to the further development of the therapeutic proteins which had been identified in the course of the research program. The research program will now end in May 2000, and Lilly's funding obligations under the refocused research program were waived. In addition, Lilly's non-exclusive license to use the genes and proteins from the jointly funded program in their small molecule drug discovery programs was amended to be a non-royalty bearing license.

    As part of the October 1999 amendment and in accordance with the original terms of this alliance, Lilly received royalty-bearing worldwide exclusive rights to develop and commercialize 25% of the therapeutic proteins discovered under the research program. MBio received non-royalty bearing, worldwide exclusive rights to develop and commercialize 75% of the therapeutic proteins discovered under the research program.

    In the event that Lilly achieves product development and regulatory milestones in its development of the therapeutic proteins exclusively licensed to it from the alliance, Lilly will be obligated to make milestone payments to MBio.

    In conjunction with the October 1999 amendment, Millennium has also agreed to now provide the research funding for the further development of the identified therapeutic proteins which was previously provided by Lilly.

ADDITIONAL INFORMATION

    A detailed description of Millennium's business, executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, certain relationships and related transactions, financial statements and other matters related to Millennium is incorporated by reference from filings made by Millennium with the SEC. See "Where You Can Find More Information."

STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF MILLENNIUM

    The following table sets forth certain information, as of October 27, 1999 or such later date as is noted, with respect to the beneficial ownership of Millennium's common stock by (i) each person known by Millennium to own beneficially more than 5% of the outstanding shares of common stock; (ii) each director of Millennium; (iii) each executive officer of Millennium named in the Summary Compensation Table in Millennium's proxy statement for its annual meeting under the heading "Executive Compensation" and (iv) all directors and executive officers of Millennium as a group. The table (a) assumes completion of the merger of Millennium BioTherapeutics, Inc., a wholly owned subsidiary of Millennium, into Millennium and is based on an assumed conversion ratio in that merger of 0.24 shares of Millennium common stock for each share of capital stock of Millennium BioTherapeutics, Inc. and (b) does not include such persons' ownership, if any, of shares of capital stock of Millennium Predictive
Medicine, Inc., a privately held, majority-owned subsidiary of Millennium. See "Information Concerning Millennium--Recent Transactions". Ownership of these shares is reported in filings made by Millennium with the Securities and Exchange Commission (the "Commission"). See "Where You Can Find More Information."


    Under the rules of the Commission, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days after October 27, 1999 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                       PERCENTAGE           PERCENTAGE
                                                NUMBER OF SHARES          OWNED               OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER            OF COMMON STOCK    PRIOR TO THE MERGER   AFTER THE MERGER
------------------------------------            ----------------   -------------------   ----------------
Bayer AG(1)...................................      4,957,660            13.26 %             11.18  %
  D51368 Leverkusen
  Federal Republic of Germany
Mark J. Levin(2)..............................      1,075,704             2.88 %              2.43  %
Joshua Boger, Ph.D............................         52,147             *                   *
Eugene Cordes, Ph.D...........................         52,147             *                   *
A. Grant Heidrich, III(3).....................         96,943             *                   *
Raju S. Kucherlapati, Ph.D.(4)................        324,276             *                   *
Eric L. Lander, Ph.D.(5)......................         20,897             *                   *
Steven H. Holtzman(6).........................        244,325             *                   *
Frank D. Lee, Ph.D.(7)........................        405,822             1.09 %              *
Michael R. Pavia, Ph.D.(8)....................         95,883             *                   *
Kevin P. Starr(9).............................         40,742             *                   *
All directors and executive officers as a
  group (13 persons)(10)......................      2,679,680             7.18 %              6.05  %

------------------------

   * Represents holdings of less than one percent.

 (1) Represents shares held by Bayer AG as reported in a Schedule 13D filed with the Securities and Exchange Commission on November 18, 1998.

 (2) Includes 128,965 shares of common stock of the Company issuable to Mr. Levin within 60 days of October 27, 1999 upon exercise of stock options and 8,417 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (3) Shares of Millennium common stock beneficially owned includes 68,912 shares beneficially owned by the A. Grant Heidrich and Jeanette Yvonne Heidrich Trust and 17,917 shares issuable to Mr. Heidrich within 60 days of October 27, 1999 upon exercise of stock options granted to him by the Millennium and 480 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (4) Shares of Millennium common stock beneficially owned includes 99,584 shares issuable to Dr. Kucherlapati within 60 days of October 27, 1999 upon exercise of stock options granted to him by Millennium and 480 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (5) Shares of Millennium common stock beneficially owned represents 17,917 shares issuable to Dr. Lander within 60 days of October 27, 1999 upon exercise of stock options granted to him by Millennium and 2,500 shares beneficially owned by the Lander Family Charitable Trust for which Dr. Lander disclaims beneficial ownership and 480 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (6) Shares of Millennium common stock beneficially owned includes 90,847 shares of common stock issuable to Mr. Holtzman within 60 days of October 27, 1999 upon exercise of stock options and 6,978 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (7) Shares of Millennium common stock beneficially owned includes 65,124 shares of common stock issuable to Dr. Lee within 60 days of October 27, 1999 upon exercise of stock options and 6,098 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (8) Shares of Millennium Common Stock beneficially owned includes 94,914 shares of common stock issuable to Dr. Pavia within 60 days of October 27, 1999 upon exercise of stock options and 969 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (9) Shares of Millennium common stock beneficially owned includes 18,414 shares of common stock issuable to Mr. Starr within 60 days of October 27, 1999 upon exercise of stock options and 22,328 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

 (10) Shares of common stock of Millennium owned by all directors and executive officers as a group includes 714,124 shares issuable upon exercise of stock options granted by Millennium to all directors and executive officers as a group which are exercisable within 60 days of October 27, 1999 and 52,386 shares issuable upon the closing of the merger of Millennium and Millennium BioTherapeutics, Inc.

                        INFORMATION CONCERNING LEUKOSITE

    LeukoSite, Inc. is a biotechnology company developing proprietary monoclonal antibody and small molecule drugs to treat patients with cancer and inflammatory, autoimmune and viral diseases. LeukoSite is preparing to complete the filing of the biologics license application for its lead drug, the CAMPATH-Registered Trademark- monoclonal antibody. LeukoSite is a party to a joint venture with ILEX Oncology, Inc. for CAMPATH-Registered Trademark-, and Schering AG and its U.S. affiliate, Berlex Laboratories, expect to market, distribute and sell CAMPATH-Registered Trademark- in Europe and the United States. Including CAMPATH-Registered Trademark-, LeukoSite has six drug candidates in clinical development and nine partnered small molecule research and development programs. LeukoSite's collaborators include Schering AG, Warner-Lambert Company, Roche Bioscience, Kyowa Hakko Kogyo Co., Ltd., Genentech, Inc., Hoechst Marion Roussel, ILEX Oncology, Inc., MorphoSys AG and Medarex, Inc. LeukoSite was organized as a Delaware corporation in 1992. Its principal executive office is located at 215 First Street, Cambridge, Massachusetts 02142, and its telephone number is 617-621-9350. Its World Wide Web site address is www.leukosite.com. The information in its Web site is not incorporated by reference into this proxy statement/prospectus.

ADDITIONAL INFORMATION

    A detailed description of LeukoSite's business, executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, directors and executive officers, certain relationships and related transactions, financial statements and other matters related to LeukoSite is incorporated by reference from filings made by LeukoSite with the SEC, including LeukoSite's Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated by reference herein. See "Where You Can Find More Information."

STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF LEUKOSITE

    The following table sets forth certain information, as of November 3, 1999 or such earlier date as is noted, with respect to the beneficial ownership of LeukoSite's common stock by (i) each person known by LeukoSite to own beneficially more than 5% of the outstanding shares of its common stock,
(ii) each director, (iii) each executive officer named in the Summary Compensation Table in LeukoSite's's proxy statement for its 1999 Annual Stockholders Meeting under the heading "Executive Compensation" and (iv) all directors and executive officers of LeukoSite as a group. As of November 3, 1999 there were 14,678,534 shares of LeukoSite common stock outstanding and each such share is entitled to one vote.

    Under the rules of the Securities and Exchange Commission (the "Commission"), beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of actual beneficial ownership of those shares.


                                        NUMBER OF SHARES OF                    NUMBER OF SHARES
                                             LEUKOSITE                          OF MILLENNIUM
                                            COMMON STOCK        PERCENTAGE       COMMON STOCK       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER   PRIOR TO THE MERGER(1)     OWNED      FOLLOWING THE MERGER     OWNED
------------------------------------   ----------------------   ----------   --------------------   ----------
Entities Affiliated with HealthCare
  Ventures LLC(2)....................        1,497,759             10.2%             643,437           1.5  %
  44 Nassau Street
  Princeton, New Jersey 08542
Perseus Capital LLC..................        1,447,595              9.9%             621,886           1.4  %
  The Army and Navy Club Building
  1627 I Street N.W., Suite 610
  Washington, D.C. 20006
Entities Affiliated with Schroders
  PLC(3).............................          942,077              6.4%             404,716           *
  120 Cheapside
  London EC2V UDS
  England
Timothy Springer(4)..................          909,614              6.2%             390,770           *
  Center for Blood Research
  200 Longwood Avenue
  Boston, Massachusetts 02115
James H. Cavanaugh(5)................        1,497,759             10.2%             643,437           1.5  %
Martin Peretz, Ph.D.(6)..............          286,866              1.9%             123,237           *
Kate Bingham(7)......................          942,077              6.4%             404,716           *
Christopher K. Mirabelli, Ph.D.(8)...          228,388              1.5%              98,115           *
Yasunori Kaneko, M.D(9)..............           83,000              *                 35,656           *
Christopher T. Walsh, Ph.D.(10)......           19,364              *                  8,318           *
Mark Skaletsky(11)...................           16,316              *                  7,009           *
Walter Newman, Ph.D.(12).............           83,501              *                 35,872           *
Augustine Lawlor(13).................           53,035              *                 22,783           *
Lee Brettman M.D.(14)................           67,817              *                 29,134           *
Jay Luly(15).........................           39,888              *                 17,135           *
All current directors and executive
  officers as a group
  (12 persons)(16)...................        4,227,625             28.8%           1,816,187           4.1  %


------------------------

  * Represents holdings of less than 1% ownership

 (1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes options, to the extent called for by such rule, with respect to shares of LeukoSite common stock that can be exercised within 60 days of November 3, 1999. The inclusion herein of any shares deemed to be beneficially owned does not constitute an admission of actual beneficial ownership of those shares. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.


 (2) Includes shares held by HealthCare Ventures III, L.P. ("HCV III"), HealthCare Ventures IV, L.P. ("HCV IV") and HealthCare Ventures V, L.P. ("HCV V"). Includes 312,907 shares of LeukoSite common stock distributed to the general partner of HCV III and HCV IV. Includes 8,999 shares of LeukoSite common stock which HealthCare Ventures LLC has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Dr. Cavanaugh, a director of LeukoSite, is a general partner of the general partner of each of HCV III, HCV IV, and HCV V. On October 14, 1999, HCV III and HCV V entered into voting agreements with Millennium to vote 1,130,944 shares in favor of the merger agreement and merger at the special meeting of stockholders.



 (3) Includes shares held by Schroder Ventures International Life Sciences Fund L.P. 1 ("Schroder 1"), Schroder Ventures International Life Sciences Fund L.P. 2 ("Schroder 2"), Schroder Ventures International Life Sciences Trust ("Schroder Trust"), and Schroder Ventures International Life Sciences Fund Co-Investment Scheme ("Schroder Co-Investment"). Includes 8,999 shares of LeukoSite common stock which Schroders PLC has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Ms. Kate Bingham, a director of LeukoSite, is a partner of Schroders Ventures Life Sciences. On October 14, 1999, Schroder 1, Schroder 2, Schroder Trust and Schroder Co-Investment entered into voting agreements with Millennium to vote 933,078 shares in favor of the merger agreement and merger at the special meeting of stockholders.



 (4) Includes shares held by the Springer Family Trust. Dr. Springer disclaims beneficial ownership of all shares owned the Springer Family Trust except to the extent of his proportional interest. Includes 15,833 shares of LeukoSite common stock which Dr. Springer has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. On October 14, 1999, Dr. Springer entered into a voting agreement with Millennium to vote 715,025 shares in favor of the merger agreement and merger at the special meeting of stockholders.



 (5) Includes shares held by HCV III, HCV IV, and HCV V. Dr. Cavanaugh, a director of LeukoSite, is a general partner of the general partner of each of HCV III, HCV IV, and HCV V. Dr. Cavanaugh, together with, among others, Harold R. Weiner, William Crouse and John Littlechild, the other general partners of the general partner of HCV III, HCV IV, and HCV V, share voting and investment control with respect to the shares owned by HCV III, HCV IV, and HCV V. Includes 312,907 shares of LeukoSite common stock distributed to the general partner of HCV III and HCV IV. Also includes 8,999 shares of LeukoSite common stock which HealthCare Ventures LLC has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Dr. Cavanaugh may be deemed to beneficially own the shares held by HCV III, HCV IV, and HCV V, although he disclaims actual beneficial ownership except to the extent of his proportional ownership interests. Dr. Cavanaugh does not own any shares of stock in his individual capacity.



 (6) Includes shares held by family members and trusts. Includes 8,999 shares of LeukoSite common stock which Dr. Peretz has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.



 (7) Includes shares held by Schroder 1, Schroder 2, Schroder Trust and Schroder Co-Investment. Ms. Bingham, a director of LeukoSite, is a partner of Schroders Ventures Life Sciences. Also includes 8,999 shares of LeukoSite common stock which Schroders PLC has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Ms. Bingham may be deemed to beneficially own the shares held by Schroder 1, Schroder 2, Schroder Trust, Schroder Co-Investment and Schroder PLC, although she disclaims actual beneficial ownership except to the extent of her proportional ownership interest. Ms. Bingham does not own any shares of LeukoSite common stock in her individual capacity.


 (8) Includes 126,496 shares of LeukoSite common stock which Dr. Mirabelli has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

 (9) Includes 8,000 shares of LeukoSite common stock which Dr. Kaneko has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options, and 75,000 shares held by YK Capital L.P.


(10) Includes 10,219 shares of LeukoSite common stock which Dr. Walsh has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

(11) Includes 16,316 shares of LeukoSite common stock which Mr. Skaletsky has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

(12) Includes 59,112 shares of LeukoSite common stock which Dr. Newman has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Also includes shares held by the Newman Family Trust.
     Dr. Newman disclaims beneficial ownership of all shares owned by the Newman Family Trust.

(13) Includes 53,035 shares of LeukoSite common stock which Mr. Lawlor has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

(14) Includes 65,647 shares of LeukoSite common stock which Dr. Brettman has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

(15) Includes 39,888 shares of LeukoSite common stock which Dr. Luly has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

(16) Includes 421,543 shares of LeukoSite common stock which the directors and officers have the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

                        COMPARISON OF STOCKHOLDER RIGHTS

    Both LeukoSite and Millennium are Delaware corporations and are governed by Delaware law. In addition, the rights of LeukoSite stockholders are currently governed by the LeukoSite restated certificate of incorporation and the LeukoSite bylaws, and the rights of Millennium stockholders are governed by the Millennium restated certificate of incorporation and the Millennium bylaws. After the merger, the rights of holders of LeukoSite common stock will be governed by the Millennium restated certificate of incorporation, the Millennium bylaws and Delaware law. The following is a summary of the material differences between such rights. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law as well as to the LeukoSite restated certificate of incorporation, the LeukoSite bylaws, the Millennium restated certificate of incorporation and the Millennium bylaws, copies of which are on file with the SEC.

                                   LEUKOSITE STOCKHOLDER RIGHTS     MILLENNIUM STOCKHOLDER RIGHTS
                                 --------------------------------  --------------------------------
Authorized Capital Stock:        The authorized capital stock of   The authorized capital stock of
                                 LeukoSite consists of             Millennium consists of
                                 25 million shares of common       100 million shares of common
                                 stock and five million shares of  stock and five million shares of
                                 undesignated preferred stock.     undesignated preferred stock.

Number of Directors:             The LeukoSite bylaws provide for  The Millennium restated
                                 the LeukoSite Board to have the   certificate of incorporation
                                 power to determine the total      requires no less than three
                                 number. The LeukoSite Board       directors, and the Millennium
                                 currently consists of eight       bylaws provide that the total
                                 directors.                        number of directors may be
                                                                   determined by the Millennium
                                                                   Board. The Millennium Board
                                                                   currently consists of six
                                                                   directors.

Classification of Board of
  Directors:                     LeukoSite does not have a         The Millennium Board is divided
                                 classified board. The LeukoSite   into three classes, with each
                                 bylaws require that all           class serving a staggered three
                                 directors be elected for a one    year term. There are currently
                                 year term and until his or her    two classes with three
                                 successor is elected and          directors, and one class with no
                                 qualified.                        director. Dr. Mirabelli will be
                                                                   elected to the class with a
                                                                   vacancy (term expiring at the
                                                                   2000 annual meeting)

Removal of Directors:            Pursuant to the LeukoSite         The Millennium restated
                                 bylaws, any director or the       certificate of incorporation
                                 entire LeukoSite Board may be     provides that directors may be
                                 removed, either for or without    removed only for cause by the
                                 cause, at any time by the         affirmative vote of the holders
                                 affirmative vote of the holders   of at least two-thirds of all
                                 of a majority of all outstanding  outstanding shares of Millennium
                                 shares of LeukoSite stock         stock entitled to vote.
                                 entitled to vote, except that a
                                 director elected by the holders
                                 of a particular class or series
                                 of stock may be removed without
                                 cause only by a vote of the
                                 holders of a majority of the
                                 outstanding shares of such class
                                 or series.

                                   LEUKOSITE STOCKHOLDER RIGHTS     MILLENNIUM STOCKHOLDER RIGHTS
                                 --------------------------------  --------------------------------
Amendment of Corporate Charter   The LeukoSite restated            The Millennium restated
                                 certificate of incorporation may  certificate of incorporation may
                                 be amended by the affirmative     be amended by the affirmative
                                 vote of holders of a majority of  vote of holders of a majority of
                                 LeukoSite common stock            Millennium common stock
                                 outstanding, except with respect  outstanding, except with respect
                                 to proposals amending the         to proposals amending the
                                 LeukoSite certificate of          Millennium certificate of
                                 incorporation to change the       incorporation to change the
                                 authority of the board of         provisions related to the
                                 directors to issue shares of      Millennium Board of Directors,
                                 preferred stock, to change the    stockholder voting by written
                                 provisions related to the board   consent and special meetings of
                                 of directors, indemnification,    stockholders, with respect to
                                 stockholder voting by written     which the affirmative vote of
                                 consent and special meetings of   the holders of 75% of the shares
                                 stockholders, and the             of Millennium stock entitled to
                                 affirmative vote required by the  vote is required.
                                 stockholders to reduce the
                                 number of authorized shares of
                                 common stock or preferred stock,
                                 with respect to which the
                                 affirmative vote of the holders
                                 of 75% of the shares of
                                 LeukoSite stock entitled to vote
                                 is required.

Amendment of Bylaws:             The LeukoSite bylaws may be       Except as provided below, the
                                 altered or repealed by the        Millennium restated bylaws may
                                 holders of 75% of the shares of   be amended, and new bylaws may
                                 LeukoSite voting stock entitled   be adopted, by Millennium
                                 to vote or by a majority of the   stockholders or the Millennium
                                 LeukoSite Board.                  Board. The Millennium restated
                                                                   bylaws state that all such
                                                                   amendments voted on by the
                                                                   Millennium stockholders must be
                                                                   approved by holders of a
                                                                   majority of all outstanding
                                                                   Millennium stock. Certain
                                                                   provisions of the Millennium
                                                                   bylaws regarding the powers and
                                                                   election of directors and
                                                                   amendments to the bylaws require
                                                                   the affirmative vote of 75% of
                                                                   the voting power of all
                                                                   outstanding stock entitled to
                                                                   vote in order to be amended by a
                                                                   vote of stockholders.

Voting Stock                     The outstanding LeukoSite voting  The outstanding Millennium
                                 stock consists solely of          voting stock consists solely of
                                 LeukoSite common stock.           Millennium common stock.

                                   LEUKOSITE STOCKHOLDER RIGHTS     MILLENNIUM STOCKHOLDER RIGHTS
                                 --------------------------------  --------------------------------
Indemnification and Exculpation
  of Directors and Officers:     The LeukoSite restated            The Millennium restated
                                 certificate of incorporation and  certificate of incorporation
                                 bylaws provide that LeukoSite     provides that Millennium will
                                 will indemnify to the fullest     indemnify to the fullest extent
                                 extent permitted by law any       permitted by law any person
                                 person made, or threatened to be  made, or threatened to be made,
                                 made, party to an action or       party to an action or proceeding
                                 proceeding by reason of the fact  by reason of the fact that he is
                                 that he is or was a director or   or was a director or officer of
                                 officer of LeukoSite or that      Millennium or that such director
                                 such director or officer was      or officer was serving any other
                                 serving any other entity in any   entity in any capacity at the
                                 capacity at the request of        request of Millennium. The
                                 LeukoSite. The LeukoSite          Millennium certificate of
                                 restated certificate of           incorporation further provides
                                 incorporation further provides    that no director shall be
                                 that no director shall be         personally liable to Millennium
                                 personally liable to LeukoSite    or its stockholders for monetary
                                 or its stockholders for monetary  damages for any breach of
                                 damages for any breach of         fiduciary duty.
                                 fiduciary duty.

Business Combination
  Prohibitions:                  The LeukoSite restated            The Millennium restated
                                 certificate authorizes the board  certificate authorizes the board
                                 of directors to issue "blank      of directors to issue "blank
                                 check" preferred stock without    check" preferred stock without
                                 any need for action by            any need for action by
                                 LeukoSite' stockholders.          Millennium stockholders.

                                 Other provisions which may have   The Millennium restated
                                 the effect of deterring unwanted  certificate of incorporation and
                                 business combinations include     bylaws contain provisions
                                 supermajority voting              comparable to those included in
                                 requirements for amendments to    the LeukoSite restated
                                 the restated certificate of       certificate of incorporation and
                                 incorporation and bylaws, as      bylaws. In addition, the
                                 described above; inability of     Millennium restated certificate
                                 stockholders to take written      of incorporation and bylaws
                                 action in lieu of a meeting;      contain provisions relating to a
                                 advance notice requirements for   staggered board of directors,
                                 the nomination of directors and   and prohibit stockholders from
                                 the bringing of business before   calling special meetings of
                                 a stockholders meeting.           stockholders. These additional
                                                                   provisions may also inhibit
                                                                   unwanted business combinations.

                                   LEUKOSITE STOCKHOLDER RIGHTS     MILLENNIUM STOCKHOLDER RIGHTS
                                 --------------------------------  --------------------------------
Special Meetings of
  Stockholders:                  Special meetings of LeukoSite     The Millennium restated bylaws
                                 stockholders may be called by     provide that the chairman, the
                                 the chairman of the board of      chief executive officer or the
                                 directors, the president, a       Millennium Board may call a
                                 majority of the total number of   special meeting.
                                 directors which LeukoSite would
                                 have if there were no vacancies,
                                 or by the stockholders holding
                                 shares representing 20% of the
                                 outstanding shares.

Action of Stockholders Without
  a Meeting:                     The LeukoSite restated bylaws     The Millennium restated bylaws
                                 provide that the stockholders of  provide that the stockholders of
                                 LeukoSite may not take any        Millennium may not take any
                                 action by written consent in      action by written consent in
                                 lieu of a meeting.                lieu of a meeting.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements have been prepared to give effect to the merger using the purchase method of accounting.

    The unaudited pro forma combined balance sheet as of September 30, 1999 gives effect to the merger as if it had occurred on such date, and reflects the allocation of the purchase price to the LeukoSite assets acquired, including in-process research and development, and liabilities assumed. The unaudited pro forma combined statements of operations combine the historical statements of operations of Millennium and LeukoSite as if the merger had occurred at January 1, 1998. The historical financial statements of LeukoSite included herein have been adjusted on a pro forma basis to reflect the February 1999 acquisition of CytoMed, Inc. by LeukoSite as if such acquisition had occurred on January 1, 1998 ("Historical LeukoSite Financial Statements Assuming the CytoMed Acquisition"). Information with respect to the 1998 Historical LeukoSite Financial Statements Assuming the CytoMed Acquisition is derived from and can be found in the LeukoSite Form 8-K filed on April 27, 1999 in conjunction with the CytoMed acquisition and incorporated by reference herein. The unaudited pro forma combined statement of operations for the nine-month period ended
September 30, 1999 combines the historical unaudited statements of operations of Millennium and LeukoSite, as adjusted, for such period. It is expected that following the merger, Millennium will incur additional costs, which are not expected to be significant to the combined results of operations, in connection with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma combined financial statements.

    The Millennium statement of operations for the period in which the merger occurs will include a significant charge for acquired in-process research and development, currently estimated to be approximately $327.6 million, or 59.2% of the purchase price. This amount represents the values determined by management, using a discounted cash flow methodology, to be attributable to the in-process research and development programs of LeukoSite based on a preliminary valuation of such programs. Such amount is subject to significant change pending completion of the final independent valuation analysis. The charge relates to specific on-going research and development programs and preclinical projects. Assuming each of these research programs continues through all stages of clinical development, the projected future research and development expenditures related to these programs, excluding the cost of research and development which may be performed by corporate collaborators, is approximately $139.3 million. The programs are forecasted to be completed at various times between 2000 and 2006. If Millennium would have allocated less of the purchase price to these programs, the value would have been recorded as goodwill on the balance sheet and amortized over the expected benefit period, resulting in increased amortization expense during that period. Millennium believes that the allocation of the purchase price to these programs is appropriate given the future potential of these programs to contribute to the operations of Millennium.

    Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical financial statements of Millennium and LeukoSite, as adjusted, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

                        MILLENNIUM PHARMACEUTICALS, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                                       HISTORICAL LEUKOSITE
                                    HISTORICAL         FINANCIAL STATEMENTS                           PRO FORMA
                                    MILLENNIUM             ASSUMING THE        PRO FORMA             MILLENNIUM
                               PHARMACEUTICALS, INC.   CYTOMED ACQUISITION    ADJUSTMENTS       PHARMACEUTICALS, INC.
                               ---------------------   --------------------   -----------       ---------------------
ASSETS

Current Assets:
  Cash and cash
    equivalents..............         $ 81,960               $  8,021                                  $ 89,981
  Marketable securities......          143,220                 14,360                                   157,580
  Due from strategic
    partners.................            9,547                                                            9,547
  Prepaid expenses and other
    current assets...........            6,746                  6,900                                    13,646
                                      --------               --------          --------                --------
Total current assets.........          241,473                 29,281                                   270,754
                                      --------               --------          --------                --------
Property and equipment,
  net........................           51,152                  4,541                                    55,693
Restricted cash and other
  assets.....................           12,564                  5,291                                    17,855
Intangible assets, net.......            3,684                    208          $ 43,072 (B)             200,758
                                                                                  2,920 (C)
                                                                                151,082 (D)
                                                                                   (208)(F)
                                      --------               --------          --------                --------
Total assets.................         $308,873               $ 39,321          $196,866                $545,060
                                      ========               ========          ========                ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...........         $ 13,450               $    464                                  $ 13,914
  Accrued expenses...........            8,466                  5,259          $  7,000 (E)              20,725
  Deferred revenue...........            7,371                  2,540                                     9,911
  Current portion of capital
    lease obligations........            8,836                    959                                     9,795
                                      --------               --------          --------                --------
Total current liabilities....           38,123                  9,222             7,000                  54,345
                                      --------               --------          --------                --------
Capital lease obligations,
  net of current portion.....           25,984                    975                                    26,959
Minority interest............           15,564                                                           15,564

Commitments and contingencies

Stockholders' equity:
  Preferred stock............
  Common stock...............               36                    147              (147)(G)                  43
                                                                                      7 (H)
  Additional paid-in                   321,525                 97,594           (97,594)(G)             868,126
    capital..................                                                   546,601 (H)
  Deferred compensation......           (1,370)                                                          (1,370)
  Notes receivable from
    officers.................              (29)                                                             (29)
  Other comprehensive loss...             (539)                                                            (539)
  Accumulated deficit........          (90,421)               (68,617)         (327,618)(A)            (418,039)
                                                                                 68,617 (G)
                                      --------               --------          --------                --------
Total stockholders' equity...          229,202                 29,124           189,866                 448,192
                                      --------               --------          --------                --------
Total liabilities and
  stockholders' equity.......         $308,873               $ 39,321          $196,866                $545,060
                                      ========               ========          ========                ========

             See notes to unaudited pro forma financial statements.

                        MILLENIUM PHARMACEUTICALS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             HISTORICAL
                                                             LEUKOSITE
                                                             FINANCIAL
                                                             STATEMENTS                           PRO
                                         HISTORICAL         ASSUMING THE                         FORMA
                                         MILLENNIUM           CYTOMED       PRO FORMA         MILLENNIUM
                                    PHARMACEUTICALS, INC.   ACQUISITION    ADJUSTMENTS   PHARMACEUTICALS, INC.
                                    ---------------------   ------------   -----------   ---------------------
Revenues:
  Strategic alliances.............        $128,581                                             $ 128,581
  Corporate collaborations and
    grants........................                            $  8,267                             8,267
  Joint venture revenue...........                               2,662                             2,662
                                          --------            --------      ---------          ---------
                                           128,581              10,929                           139,510
                                          --------            --------      ---------          ---------
Costs and expenses:
  Research and development........         113,276              23,551                           136,827
  General and administrative......          23,907               2,567                            26,474
  Acquired in-process research and
    development...................                               2,661                             2,661
  Amortization of intangible
    assets........................           2,027                          $  36,951 (I)          38,978
                                          --------            --------      ---------          ---------
                                           139,210              28,779         36,951            204,940
                                          --------            --------      ---------          ---------
Loss from operations..............         (10,629)            (17,850)       (36,951)           (65,430)
Interest income...................           9,209               1,021                            10,230
Interest expense..................          (2,177)               (131)                           (2,308)
Minority interest.................           2,204                                                 2,204
Equity in operations of joint
  venture.........................                              (3,900)                           (3,900)
                                          --------            --------      ---------          ---------
Net loss..........................        $ (1,393)           $(20,860)     $ (36,951)         $ (59,204)
                                          ========            ========      =========          =========
Basic and diluted net loss per
  share...........................        $  (0.04)           $  (1.49)                        ($   1.40)
                                          ========            ========                         =========

Shares Used In Calculating:
Basic and diluted net loss per
  share...........................          35,817              13,988        (13,988)(J)          42,394
                                                                                6,577 (K)
                                          ========            ========                         =========

             See notes to unaudited pro forma financial statements.

                        MILLENNIUM PHARMACEUTICALS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             HISTORICAL
                                                             LEUKOSITE
                                                             FINANCIAL
                                                             STATEMENTS                           PRO
                                         HISTORICAL         ASSUMING THE                         FORMA
                                         MILLENNIUM           CYTOMED       PRO FORMA         MILLENNIUM
                                    PHARMACEUTICALS, INC.   ACQUISITION    ADJUSTMENTS   PHARMACEUTICALS, INC.
                                    ---------------------   ------------   -----------   ---------------------
Revenues:
  Strategic alliances.............        $133,682                                             $ 133,682
  Corporate collaborations and
    grants........................                            $ 12,324                            12,324
  Joint venture revenue...........                               1,260                             1,260
                                          --------            --------      ---------          ---------
                                           133,682              13,584                           147,266
                                          --------            --------      ---------          ---------
Costs and expenses:
  Research and development........         114,190              24,535                           138,725
  General and administrative......          24,419               4,144                            28,563
  Amortization of intangible
    assets........................           2,702                          $  49,269 (I)          51,971
                                          --------            --------      ---------          ---------
                                           141,311              28,679         49,269            219,259
                                          --------            --------      ---------          ---------
Loss from operations..............          (7,629)            (15,095)       (49,269)           (71,993)
Interest income...................           6,198               1,789                             7,987
Interest expense..................          (2,410)               (171)                           (2,581)
Minority interest.................          14,179                                                14,179
Equity in operations of joint
  venture.........................                              (3,858)                           (3,858)
                                          --------            --------      ---------          ---------
Net income (loss).................        $ 10,338            $(17,335)     $ (49,269)         $ (56,266)
                                          ========            ========      =========          =========
Basic net income (loss) per
  share...........................        $   0.34            $  (1.39)                        $   (1.52)
                                          ========            ========                         =========
Diluted net income (loss) per
  share...........................        $   0.33            $  (1.39)                        $   (1.52)
                                          ========            ========                         =========

Shares Used In Calculating:
Basic net income (loss) per                                                   (12,462)(J)
  share...........................          30,319              12,462          6,577 (K)          36,896
                                          ========            ========                         =========
Diluted net income (loss) per
  share...........................          31,508              12,462                            36,896
                                          ========            ========                         =========

             See notes to unaudited pro forma financial statements.

                        MILLENNIUM PHARMACEUTICALS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma combined financial statements reflect the conversion of all of the outstanding shares of LeukoSite common stock into approximately 6,577,110 shares of Millennium common stock pursuant to the merger. This calculation is based on LeukoSite's outstanding capitalization at September 30, 1999 using the conversion ratio of 0.4296 of a share of Millennium common stock for each share of outstanding LeukoSite common stock. Options and warrants to purchase approximately 2,297,246 shares of LeukoSite common stock with a weighted average exercise price of $9.17 will be assumed by Millennium pursuant to the merger and converted into options and warrants to purchase 986,911 shares of Millennium common stock. The total cost of the proposed merger is estimated to be approximately $553.6 million, determined as follows (in thousands):

Fair value of Millennium shares (calculated using $74.52 per share fair value at the date of the merger agreement).....  $490,100
Value of LeukoSite options and warrants assumed.............    56,508
Millennium transaction costs, consisting primarily of
  financial advisory, legal and accounting fees.............     7,000
                                                              --------
                                                              $553,608
                                                              ========

    Based upon a preliminary valuation of tangible and intangible assets acquired and liabilities assumed, Millennium has allocated the total cost of the merger to the net assets of LeukoSite as follows (in thousands):

Tangible assets acquired....................................  $ 39,113
In-process research and development.........................   327,618
Intangible assets (assembled workforce, core technology and
  goodwill).................................................   197,074
Liabilities assumed.........................................   (10,197)
                                                              --------
                                                              $553,608
                                                              ========

    LeukoSite is engaged in the discovery and development of a new class of pharmaceutical products for the treatment or prevention of serious diseases. LeukoSite's business focus is in the development of medicines for treating cancer and inflammatory, autoimmune and viral diseases. LeukoSite's research and development programs in these areas are in various stages from pre-clinical development to late stage clinical trials. LeukoSite's strategy has been to develop and commercialize its products through alliances with major pharmaceutical and biotechnology companies. No products utilizing LeukoSite's proprietary technologies have been approved for marketing to date. The LeukoSite research and development programs currently in process were valued as follows:

CAMPATH-Registered Trademark-...............................  $ 38,922
LDP-01......................................................    20,155
LDP-02......................................................    24,482
LDP-341.....................................................   139,149
LDP-977.....................................................    17,334
Preclinical projects........................................    87,576
                                                              --------
                                                              $327,618
                                                              ========

                        MILLENNIUM PHARMACEUTICALS, INC.

NOTE 1 (CONTINUED)

    The in-process research and development has been written off against the combined retained earnings. Because the charge is nonrecurring, it has not been reflected in the pro forma combined statements of operations. Such charge will be included in the Millennium statement of operations in the quarter in which the merger is completed. The intangible assets will be amortized over their estimated useful lives of 4 years.

NOTE 2

    The pro forma combined balance sheet includes the adjustments necessary to give effect to the merger as if it had occurred on September 30, 1999 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including a charge to retained earnings for acquired in-process research and development and the elimination of LeukoSite's equity accounts. Adjustments included in the pro forma combined balance sheet are summarized as follows (in thousands except per share amounts):

    (A) The charge to operations for in-process research and development of $327,618.

    (B) The valuation of $43,072 for LeukoSite core technology.

    (C) The valuation of $2,920 for the LeukoSite workforce.

    (D) The valuation of $151,082 for the LeukoSite goodwill.

    (E) The accrual of the estimated acquisition costs of $7,000.

    (F) To eliminate LeukoSite historical goodwill of $208.

    (G) To eliminate LeukoSite historical stockholders' equity amounts:

Common stock................................................  $   147
Additional paid-in capital..................................   97,594
Accumulated deficit.........................................   68,617


    (H) Issuance of 6,577,110 shares of Millennium $.001 par value common stock to acquire all of the outstanding common stock of LeukoSite, as discussed in Note 1. Common stock credited for $7 and additional paid-in capital credited for $546,601, including an adjustment of $56,508 to reflect the fair value of stock options and warrants issued by Millennium Pharmaceuticals in exchange for the LeukoSite stock options and warrants.


NOTE 3

    The Historical LeukoSite Financial Statements Assuming the CytoMed Acquisition, for the nine months ended September 30, 1999, have been adjusted on a pro forma basis to reflect the February 1999 acquisition of CytoMed, Inc. by LeukoSite as if such acquisition had occurred on January 1, 1998. Such pro forma adjustments include the addition of $744 of Research and Development Costs, incurred by CytoMed in 1999 prior to the acquisition, and the reversal of the $1,588 Acquired In-Process Research and Development charge, associated with the CytoMed acquisition, due to its non-recurring nature.

                        MILLENNIUM PHARMACEUTICALS, INC.

NOTE 3 (CONTINUED)

    The Historical LeukoSite Financial Statements Assuming the CytoMed Acquisition for the year ended December 31, 1998 are derived from and can be found in the LeukoSite Form 8-K filed on April 27, 1999 in conjunction with the CytoMed acquisition.

NOTE 4

    The pro forma combined statements of operations include the adjustments necessary to give effect to the merger as if it had occurred on January 1, 1998.

    (I) Adjustments consist of the amortization of acquired intangible assets using the following estimated useful lives:

Assembled workforce.........................................  4 years
Core technology.............................................  4 years
Goodwill....................................................  4 years

NOTE 5

    (J) To eliminate LeukoSite weighted average shares outstanding.

    (K) Pro forma basic and diluted net loss per share amounts for the year ended December 31, 1998 and the nine-month period ended September 30, 1999, are based upon the historical weighted-average number of Millennium common stock outstanding adjusted to reflect the issuance, as of January 1, 1998, of approximately 6,577,110 shares of Millennium common stock.

    (L) The impact of outstanding options and warrants, including LeukoSite options and warrants assumed, has been excluded from the calculation of diluted net loss per share as the effect would be antidilutive.

                                    EXPERTS

    The consolidated financial statements of LeukoSite as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 incorporated by reference into this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein upon the authority of such firm as experts in giving said report.

    The financial statements of CytoMed, Inc. incorporated by reference in LeukoSite's Current Report on Form 8-K/A dated April 27, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Millennium incorporated by reference in Millennium's Annual Report (Form 10-K) for the year ended
December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of Millennium common stock to be issued in the merger will be passed upon for Millennium by Hale and Dorr LLP, Boston, Massachusetts, counsel to Millennium. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for Millennium by Hale and Dorr LLP, Boston, Massachusetts and for LeukoSite by Bingham Dana LLP.

                             STOCKHOLDER PROPOSALS

    LeukoSite will hold a 2000 Annual Meeting of Stockholders only if the merger is not consummated before the time of that meeting. In the event that the 2000 Annual Meeting of Stockholders is to be held, any proposals of stockholders intended to be presented at that meeting must be received not later than December 15, 1999 in order to be considered for inclusion in the LeukoSite proxy materials relating to that meeting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                        MILLENNIUM PHARMACEUTICALS, INC.
                                   ANM, INC.
                                      AND
                                LEUKOSITE, INC.
                                OCTOBER 14, 1999

                               TABLE OF CONTENTS

                                                                 PAGE
                                                               --------
ARTICLE I THE MERGER........................................       1
   Section 1.01 Effective Time of the Merger................       1
   Section 1.02 Closing.....................................       2
   Section 1.03 Effects of the Merger.......................       2
   Section 1.04 Directors and Officers......................       2

ARTICLE II CONVERSION OF SECURITIES.........................       2
   Section 2.01 Conversion of Capital Stock.................       2
   Section 2.02 Exchange of Certificates....................       3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...       6
   Section 3.01 Organization of the Company.................       6
   Section 3.02 The Company Capital Structure...............       7
   Section 3.03 Authority; No Conflict; Required Filings and
    Consents................................................       8
   Section 3.04 SEC Filings; Financial Statements...........       9
   Section 3.05 No Undisclosed Liabilities..................      10
   Section 3.06 Absence of Certain Changes or Events........      10
   Section 3.07 Taxes.......................................      11
   Section 3.08 Properties..................................      12
   Section 3.09 Intellectual Property.......................      12
   Section 3.10 Preclinical Testing and Clinical Trials.....      14
   Section 3.11 Agreements, Contracts and Commitments.......      14
   Section 3.12 Litigation..................................      15
   Section 3.13 Environmental Matters.......................      15
   Section 3.14 Employee Benefit Plans......................      16
   Section 3.15 Compliance With Laws........................      17
   Section 3.16 Certain Regulatory Matters..................      18
   Section 3.17 Tax Matters.................................      18
   Section 3.18 Registration Statement; Proxy
    Statement/Prospectus....................................      18
   Section 3.19 Labor Matters...............................      19
   Section 3.20 Insurance...................................      19
   Section 3.21 No Existing Discussions.....................      19
   Section 3.22 Opinion of Financial Advisor................      20
   Section 3.23 Section 203 of the DGCL Not Applicable......      20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND
  SUB.......................................................      20
   Section 4.01 Organization of Parent and Sub..............      20
   Section 4.02 Parent Capital Structure....................      20
   Section 4.03 Authority; No Conflict; Required Filings and
    Consents................................................      21
   Section 4.04 SEC Filings; Financial Statements...........      22
   Section 4.05 No Undisclosed Liabilities..................      22
   Section 4.06 Absence of Certain Changes or Events........      23
   Section 4.07 Litigation..................................      23
   Section 4.08 Compliance With Laws........................      23
   Section 4.09 Tax Matters.................................      23
   Section 4.10 Registration Statement; Proxy
    Statement/Prospectus....................................      23
   Section 4.11 Operations of Sub...........................      24
   Section 4.12 Opinion of Financial Advisor................      24

ARTICLE V CONDUCT OF BUSINESS...............................      24
   Section 5.01 Covenants of the Company....................      25

                                                                 PAGE
                                                               --------
   Section 5.02 Cooperation.................................      27
   Section 5.03 Confidentiality.............................      27

ARTICLE VI ADDITIONAL AGREEMENTS............................      27
   Section 6.01 No Solicitation.............................      27
   Section 6.02 Proxy Statement/Prospectus; Registration
    Statement...............................................      29
   Section 6.03 Nasdaq Quotation............................      30
   Section 6.04 Access to Information.......................      30
   Section 6.05 Stockholders Meetings.......................      30
   Section 6.06 Legal Conditions to Merger..................      31
   Section 6.07 Public Disclosure...........................      32
   Section 6.08 Tax-Free Reorganization.....................      32
   Section 6.09 Affiliate Agreements........................      32
   Section 6.10 Nasdaq Listing..............................      33
   Section 6.11 Stock Plans and Warrants....................      33
   Section 6.12 Brokers or Finders..........................      34
   Section 6.13 Indemnification.............................      34
   Section 6.14 Notification of Certain Matters.............      35
   Section 6.15 Comfort Letters from the Company's
    Accountants.............................................      35
   Section 6.16 Stockholder Litigation......................      35
   Section 6.17 Relationship with Partners..................      35
   Section 6.18 Employee Matters............................      35
   Section 6.19 Board Representation........................      37
   Section 6.20 401(k) Plan.................................      38

ARTICLE VII CONDITIONS TO MERGER............................      38
   Section 7.01 Conditions to Each Party's Obligation To
    Effect the Merger.......................................      38
   Section 7.02 Additional Conditions to Obligations of
    Parent and Sub..........................................      39
   Section 7.03 Additional Conditions to Obligations of the
    Company.................................................      40

ARTICLE VIII TERMINATION AND AMENDMENT......................      40
   Section 8.01 Termination.................................      40
   Section 8.02 Effect of Termination.......................      42
   Section 8.03 Fees and Expenses...........................      42
   Section 8.04 Amendment...................................      44
   Section 8.05 Extension; Waiver...........................      44

ARTICLE IX MISCELLANEOUS....................................      44
   Section 9.01 Nonsurvival of Representations, Warranties
    and Agreements..........................................      45
   Section 9.02 Notices.....................................      45
   Section 9.03 Interpretation..............................      46
   Section 9.04 Counterparts................................      46
   Section 9.05 Entire Agreement; No Third Party
    Beneficiaries...........................................      46
   Section 9.06 Governing Law...............................      46
   Section 9.07 Other Remedies; Specific Performance........      46
   Section 9.08 Assignment..................................      47
   Section 9.09 Severability................................      47
   Section 9.10 WAIVER OF JURY TRIAL........................      47
   Section 9.11 Elimination of Parent Voting Proposal.......      47

                            TABLES OF DEFINED TERMS

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
Acquisition Proposal........................................  Section 6.01(a)
Affiliate...................................................  Section 6.10
Affiliate Agreement.........................................  Section 6.10
Agreement...................................................  Preamble
Agreement of Merger Section.................................  1.01
Alternative Transaction.....................................  Section 8.03(g)
Antitrust Laws..............................................  Section 6.06(b)
Bankruptcy and Equity Exception.............................  Section 3.03(a)
Blue Sky....................................................  Section 7.02(d)
Certificates................................................  Section 2.02(b)
Closing Section.............................................  1.02
Closing Date................................................  Section 1.02
Code........................................................  Preamble.......
Company Balance Sheet.......................................  Section 3.04(b)
Company Common Stock........................................  Section 2.01(b)
Company Disclosure Schedule.................................  Article III
Company Employee Plans......................................  Section (a)
Company Material Adverse Effect.............................  Section 3.01
Company Material Contract...................................  Section 3.10
Company Meeting.............................................  Section 3.16
Company.....................................................  Section 3.02(b)
Company Rights..............................................  Section 3.02(b)
Company Rights Plan.........................................  Section 3.02(b)
Company SEC Reports.........................................  Section 3.04(a)
Company Stock Plans.........................................  Section 3.02(a)
Company Voting Agreements...................................  Preamble
Company Voting Proposal.....................................  Section 6.05(a)
Confidentiality Agreement...................................  Section 5.04
Constituent Corporations....................................  Section 1.03
Exchange Ratio..............................................  Section 2.01(c)
Effective Time..............................................  Section 1.01
Environmental Law...........................................  Section 3.12(c)
ERISA.......................................................  Section 3.13(a)
ERISA Affiliate.............................................  Section 3.13(a)
Exchange Act Section........................................  3.03(c)
Exchange Agent..............................................  Section 2.02(a)
Exchange Fund...............................................  Section 2.02(a)
Governmental Entity.........................................  Section 3.03(c)
Hazardous Substance.........................................  Section 3.12(c)
HSR Act.....................................................  Section 3.03(c)
Indemnified Parties.........................................  Section 6.14(a)
IRS.........................................................  Section 3.07(b)
Joint Proxy Statement.......................................  Section 3.16
Leases......................................................  Section 3.08
Merger......................................................  Preambles
Order.......................................................  Section 6.06(b)
Outside Date................................................  Section 8.01(b)

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
Parent Balance Sheet........................................  Section 4.04(b)
Parent Common Stock.........................................  Section 2.01(b)
Parent Disclosure Schedule..................................  Article IV
Parent Employee Plans.......................................  Section 4.13(a)
Parent Material Adverse Effect..............................  Section 4.01
Parent Material Contracts...................................  Section 4.10
Parent Meeting..............................................  Section 3.16
Parent SEC Reports..........................................  Section 4.04(a)
Parent Stock Plans..........................................  Section 4.02(a)
Parent Voting Proposal......................................  Section 6.05(b)
Registration Statement......................................  Section 3.16
Rule 145....................................................  Section 6.10
SEC.........................................................  Section 3.03(c)
Securities Act..............................................  Section 3.03(c)
Stockholder Stock Option Agreement..........................  Preamble
Subsidiary..................................................  Section 3.01
Superior Proposal...........................................  Section 6.01(a)
Surviving Corporation.......................................  Section 1.03(a)
Tax.........................................................  Section 3.07(a)
Taxes.......................................................  Section 3.07(a)
Third Party.................................................  Section 8.03(g)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 14, 1999, by and among Millennium Pharmaceuticals, Inc., a Delaware corporation ("Parent"), ANM, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Sub"), and Leukosite, Inc., a Delaware corporation (the "Company").

    WHEREAS, the Boards of Directors of Parent and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that Parent and the Company combine in order to advance the long-term business interests of Parent and the Company;

    WHEREAS, the combination of Parent and the Company shall be effected by the terms of this Agreement through a merger of Sub into the Company, as a result of which the stockholders of the Company will become stockholders of Parent (the "Merger");

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of Parent to enter into this Agreement, certain stockholders of the Company have executed Voting Agreements in favor of Parent in the form attached hereto as Exhibit A (the "Stockholder Voting Agreement"), pursuant to which such stockholders have agreed to vote and to give Parent a proxy to vote all of the shares of capital stock of the Company that such stockholders own; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.01 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") (the "Certificate of Merger") shall be duly executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as soon as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by Parent and the Company and set forth in the Certificate of Merger (the "Effective Time").

    Section 1.02 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Boston time, on a date to be specified by Parent and the Company (the "Closing Date"), which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Parent and the Company.

    Section 1.03 EFFECTS OF THE MERGER. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to below as the "Constituent Corporations" and the Company following the Merger is sometimes referred to below as the "Surviving Corporation"), and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL.

    Section 1.04 DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

    Section 2.01 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or capital stock of Sub:

        (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

        (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, $.01 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock or by any wholly-owned Subsidiary (as defined in Section 3.01) of the Company and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. Any shares of Common Stock, $.001 par value per share, of Parent ("Parent Common Stock") owned by the Company shall be unaffected by the Merger.

        (c) Exchange Ratio for Company Common Stock. Subject to Section 2.02, each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)), shall be converted into the right to receive a number of shares of Parent Common Stock as is equal to (x) one times (y) the Exchange Ratio (as defined below). The "Exchange Ratio" shall be .4296. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares or rights shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

        (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

    Section 2.02 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock pursuant to the Merger are as follows:

        (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section
    2.01 in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient to make payments required pursuant to Section
    2.02(e) (such shares of Parent Common Stock and such cash being hereinafter referred to as the "Exchange Fund").

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
    (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to
    Section 2.02(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock plus cash in lieu of fractional shares pursuant to
    Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c) as contemplated by this Section 2.02.

        (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to subsection
    (e) below and the amount of dividends or other distributions with a record date after the Effective Time with respect to such whole shares of Parent Common Stock with a payment date on or prior to such time of surrender, and
    (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

        (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (together with any cash or other distributions paid pursuant to subsection (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of

    Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

        (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the Nasdaq National Market, during the ten consecutive trading days ending on the last trading day prior to the Closing Date.

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this
    Section 2.02 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

        (g) No Liability. To the extent permitted by applicable law, neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock, and any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority), any such shares of Parent Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

        (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to Parent on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any section shall qualify other sections in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

    Section 3.01 ORGANIZATION OF THE COMPANY. Each of the Company and its Subsidiaries (as defined below), other than L&I Partners, L.P., a Delaware limited partnership ("L&I Partners"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement (a "Company Material Adverse Effect"); provided, however, that for purposes of this Agreement, any adverse change in the stock price of the Company in and of itself, as quoted on the Nasdaq National Market, shall not be taken into account in determining whether there has been or would be a "Company Material Adverse Effect" on or with respect to the Company and its Subsidiaries, taken as a whole. L&I Partners is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite partnership power to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect. Except as set forth in the Company SEC Reports (as defined in Section 3.04) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to a party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Without limiting or modifying the foregoing, and notwithstanding the foregoing definition, L&I Partners shall also be deemed to be a Subsidiary of the Company.

    Section 3.02  THE COMPANY CAPITAL STRUCTURE.

    (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock ("Company Preferred Stock"). As of the date of this Agreement, (i) 14,671,189 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding. The Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement, and the plans under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of options outstanding as of the date of this Agreement to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options") under the Company Stock Plans, indicating the number of shares of Company Common Stock subject to each Company Stock Option, and the exercise price, the date of grant and the expiration date thereof. The Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. All shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified above are, duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other capital stock of the Company or any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares and other equity interests in any Subsidiary are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

    (b) Except for the Company Stock Plans, the Company Warrants and shares of capital stock and other securities of the Company issuable pursuant to the foregoing, (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity interests in the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of the Company, other than the Stockholder Voting Agreements, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of or other equity interests in the Company or any of its Subsidiaries. Without limiting the foregoing, all rights, contingent or otherwise, of any person to purchase the Company's direct and indirect interests in L & I Partners L.P. have been terminated.

    Section 3.03  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND
CONSENTS. (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

    (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company, or the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or constitute a change in control under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

    (c) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"),
(ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement (as defined in Section 3.18 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. The Company stockholder vote required for the approval of the Company Voting Proposal (as defined below) is the affirmative vote of a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting (as defined below).

    Section 3.04  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed and made available to Parent all forms, reports and documents required to be filed by the Company with the SEC since June 27, 1997 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the Company SEC Reports was filed on a timely basis.

    (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto,
(ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of June 30, 1999 is referred to herein as the "Company Balance Sheet."

    Section 3.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect.

    Section 3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, change or development in the financial condition, results of operations, business, properties or prospects of the Company and its Subsidiaries, taken as a whole that individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries having a Company Material Adverse Effect; (iii) any material change by the Company in its accounting methods not required pursuant to generally accepted accounting principles, principles or practices to which Parent has not previously consented in writing; (iv) any revaluation by the Company of any of its assets having a Company Material Adverse Effect; or (v) any other action or event that would have required the consent of Parent pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

    Section 3.07  TAXES.

    (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) The Company and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions) and all such returns were complete and accurate in all respects, (ii) paid or accrued all Taxes due and payable, whether or not so reflected on such returns or reports, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or
(iii) for any such filings, inaccuracies, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Unpaid Taxes for periods prior to the date hereof do not materially exceed accruals and reserves for Taxes (exclusive of any accruals and reserves for Taxes established to reflect timing differences between book and Tax income) as set forth on the Company Balance Sheet. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the chief executive officer or the chief financial officer of the Company, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

    (c) Neither the Company nor any Subsidiary has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

    (d) Neither the Company nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under
Section 341(f) of the Code.

    (e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code.

    Section 3.08 PROPERTIES. The Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company or its Subsidiaries (collectively "Lease(s)") and the location of the premises. The Company is not in default under any of such leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company does not own and has never owned any real property.

    Section 3.09  INTELLECTUAL PROPERTY.

    (a) The Company Disclosure Schedule sets forth a true and complete list of each of the following items: (1) all patents and applications therefor, including any patent term extensions or supplementary protection certificates, registrations of trademarks (including service marks) and applications therefor, domain names and registrations of copyrights and applications therefor that are owned by the Company or any of its Subsidiaries or that are licensed or sublicensed to the Company or any of its Subsidiaries, (2) all licenses, agreements and contracts relating to Intellectual Property Rights (as defined below) pursuant to which the Company or any of its Subsidiaries are entitled to use any Intellectual Property

Rights owned by any third party (the "Third Party Licenses"), other than commercially available, mass marketed shrink-wrap software, and (3) all agreements under which the Company or any of its Subsidiaries has granted any third party the right to use any Intellectual Property Rights.

    (b) The Company and its Subsidiaries exclusively own, or are licensed, sublicensed or otherwise possess legally enforceable rights to use, pursuant to the licenses, agreements and contracts listed in Section 3.09(a)(2) of the Company Disclosure Schedule, all Intellectual Property Rights that are used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or would be used or necessary as such business is planned to be conducted, and material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, including without limitation all Intellectual Property Rights used or necessary to conduct the clinical programs for Campath, LDP01, LDP02, LDP977, LDP341 and LDP519 (each of which (the "Ongoing Clinical Programs") is deemed to be material to the Company and its Subsidiaries taken as a whole) and all Intellectual Property Rights that are now used or planned to be used or are necessary to make, use or sell Campath, LDP01, LDP02, LDP977, LDP341 and LDP519 after those products are approved for marketing and sale by the appropriate health regulatory authorities (the "Company Intellectual Property Rights"). For purposes hereof, "Intellectual Property Rights" means all patents, including patent term extensions and supplementary protection certificates, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material.

    (c) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the Company Intellectual Property Rights, including any Third Party License.

    (d) All patents, including all patent term extensions and supplementary protection certificates, registered trademarks, service marks and copyrights under which the Company or any of its Subsidiaries holds any rights and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting, and all applications for such patents, trademarks, service marks and copyrights are subsisting and were filed in good faith. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property Rights.

    (e) None of the activities or business previously or currently conducted by the Company or any of the Subsidiaries or planned to be conducted by the Company or any of the Subsidiaries (including the manufacture, use and sale of the future products which are the subject of Ongoing Clinical Programs for any clinical indications) infringes, violates or constitutes a misappropriation of, any Intellectual Property Rights of any other person or entity. Neither the Company nor any of its Subsidiaries have received any complaint, claim or notice alleging any such infringement, violation or misappropriation, present or future.

    (f) Neither the Company nor any of its Subsidiaries is a party to any agreement under which, following the Closing, a third party would be entitled to receive a license or any other right in or to Intellectual Property Rights of Parent or any of Parent's Affiliates (other than the Company and its Subsidiaries) or which, following the Closing, would restrict or limit the business or operations of Parent or any of its Affiliates (other than the Company and its Subsidiaries).

    Section 3.10 PRECLINICAL TESTING AND CLINICAL TRIALS. The human clinical trials, animal studies and other preclinical tests conducted by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated, and such studies and tests conducted on behalf of the Company or any of its Subsidiaries, were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the preclinical or clinical study of products comparable to those being developed by the Company or any of its Subsidiaries. None of the Company, its Subsidiaries or any agent or representative of the Company or any of its Subsidiaries has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated. To the Company's knowledge, no clinical investigator acting for the Company has been or is now, or is threatened to become, the subject of any disbarment or disqualification proceedings by any regulatory agency.

    Section 3.11  AGREEMENTS, CONTRACTS AND COMMITMENTS.

    (a) There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Company and its Subsidiaries ("Company Material Contracts") other than those Company Material Contracts identified on the exhibit index of the Company's 10-K for the year ended December 31, 1998 or the exhibit index of Forms 10-Q or 8-K filed by the Company subsequent to April 5, 1999 and prior to October 12, 1999. No Company Material Contract has expired by its terms and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any lease, permit, concession, franchise, license or other contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not resulted in and are not reasonably likely to result in a Company Material Adverse Effect.

    (b) The Company Disclosure Schedule sets forth a complete list of each contract or agreement to which the Company or any Subsidiary is a party or bound
(i) with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of the Company), other than any agreements (A) which are or have been fully performed and under which neither the Company nor any Subsidiary has any continuing right, liability or obligation, (B) that are otherwise disclosed on the Company Disclosure Schedule and marked with a footnote indicating that it is a contract or agreement with an Affiliate of the Company or (C) Stockholder Voting Agreements, or (ii) that includes any non-competition or similar provision imposing any restrictions or undertakings on the Company or any Subsidiary of the Company.

    To the Company's knowledge, none of the contracts or agreements referred to in the foregoing clause (ii) would preclude Parent or any of its Affiliates from engaging in any current activities of Parent or such Affiliates or any planned activities of Parent or such Affiliates that Parent has disclosed to the Company. Copies of all the agreements, contract and arrangements set forth in the Company Disclosure Schedule (which shall include all contracts with PaineWebber Incorporated and its affiliates) have heretofore been made available to Parent and such copies are accurate and complete.

    (c) The Company has not borrowed any funds pursuant to its Loan Agreement with Genentech, Inc., dated December 18, 1997. The Limited Partners of L&I Partners have each contributed the same amount to the capital thereof and have not agreed to make contributions to the capital thereof in excess of $10,000,000 in the aggregate.

    Section 3.12 LITIGATION. Except as described in the Company SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the Company or any of its Subsidiaries pending or as to which the Company or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

    Section 3.13  ENVIRONMENTAL MATTERS.

    (a) Except as disclosed in the Company SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.13(b)); (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.13(c)); (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; (v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

    (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

    (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law;
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    Section 3.14  EMPLOYEE BENEFIT PLANS.

    (a) The Company has listed in Section 3.14 of the Company Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or was ever a member of a controlled group of corporations or which is or was ever under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of the Company (together, the "Company Employee Plans").

    (b) With respect to each Company Employee Plan, the Company has furnished or made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan and (iv) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

    (c) With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, or any of its Subsidiaries or any ERISA Affiliate, could be subject to any liability that is reasonably likely, individually or in the aggregate to have a Company Material Adverse Effect under ERISA, the Code or any other applicable law.

    (d) With respect to the Company Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company, which obligations are reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

    (e) Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has (i) ever maintained a Company Employee Benefit Plan which was ever subject to Title IV of ERISA or Section 412 of the Code or (ii) ever been obligated to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

    (f) Except as disclosed in Company SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (ii) agreement with any employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or
(iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (g) Each Company Employee Plan intended to be qualified under Section
401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has furnished to Parent a copy of the most recent IRS determination or opinion with respect to each such Company Employee Plan and nothing has occurred since the inception of each such Company Employee Plan which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

    (h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

    Section 3.15 COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

    Section 3.16  CERTAIN REGULATORY MATTERS.

    (a) Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list of any written communications between the Company or any of its Subsidiaries, on the one hand, and the FDA or any other governmental entity on the other hand that describe matters that could have a material adverse effect on the Company's currently projected sales or revenues attributable to any contemplated compound, product or product line of the Company or its Subsidiaries. The Company has made available to Parent copies of all such documents, as well as copies of all complaints and other information required to be maintained by the Company pursuant to the United States Federal Food, Drug and Cosmetic Act and Comprehensive Drug Abuse Prevention and Control Act of 1970 and the corresponding laws of jurisdictions other than the United States.

    (b) The Company and its Subsidiaries have filed with the FDA and all applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of the Company and its Subsidiaries as currently conducted, the absence of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries and, to the Company's knowledge any third party which is a manufacturer for the Company or its Subsidiaries, are in compliance in all material respects with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations. The Company is in compliance in all material respect with all material FDA, state and local rules, regulations, guidelines and policies, including, but not limited to, material FDA, state and local rules, regulations and policies relating to good manufacturing practice ("GMP") and good laboratory practice ("GLP"); and the Company has no reason to believe that any party granting any such registration, application, license, request for exemption, permit or other authorization is considering limiting, suspending or revoking the same and knows of no basis for any such limitation, suspension or revocation.

    Section 3.17 TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither the Company nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

    Section 3.18 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information to be supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Parent and the Company in connection with the meeting of the Company's stockholders to consider this Agreement and the Merger (the "Company Meeting") and in connection with the meeting of Parent's stockholders (the "Parent Meeting") to consider the issuance of shares of Parent Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting and the Parent

Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or the Parent Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, the Company shall promptly inform Parent.

    Section 3.19 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization or that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

    Section 3.20 INSURANCE. All fire and casualty, general liability, business interruption, product liability, clinical trial and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and a history of any claims paid.

    Section 3.21 NO EXISTING DISCUSSIONS. As of the date hereof, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

    Section 3.22 OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, PaineWebber Incorporated, has delivered to the Company an opinion dated on or about the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

    Section 3.23 SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Voting Agreements.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by Parent to the Company on or before the date of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and

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lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

    Section 4.01 ORGANIZATION OF PARENT AND SUB. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Parent and its Subsidiaries, taken as a whole or to have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement (a "Parent Material Adverse Effect"); provided, however, that for purposes of this Agreement, any adverse change in the stock price of Parent in and of itself, as quoted on the Nasdaq National Market, shall not be taken into account in determining whether there has been or would be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole.

    Section 4.02 PARENT CAPITAL STRUCTURE. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Common Stock, $.001 par value ("Parent Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.001 par value. As of October 13, 1999, there were issued and outstanding 36,689,903 shares of Parent Common Stock, all of which are validly issued, fully paid and nonassessable, and no shares of Preferred Stock. The Parent Disclosure Schedule shows the number of shares of Parent Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement, and the plans under which such options were granted (collectively, the "Parent Stock Plans"). All shares of Parent Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    Section 4.03  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, subject only to the approval of the Parent Voting Proposal (as defined in Section 6.05) by Parent's stockholders. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (b) The execution and delivery of this Agreement by each of Parent and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent or Sub,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or

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accelerations which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

    (c) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vi) the approval by the Nasdaq National Market of the listing of the shares of Parent Common Stock to be issued in the transactions contemplated by this Agreement, and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect. The Parent stockholder vote required for the approval of the Parent Voting Proposal (as defined below) is the affirmative vote of the holders of a majority of the shares of Parent Common Stock voted at the Parent Meeting (as defined below) at which a quorum of the holders of the outstanding shares of Parent Common Stock on the record date for the Parent Meeting is present.

    Section 4.04  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1998 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC. Each of Parent's SEC Reports was filed on a timely basis.

    (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports (i) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto,
(ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented or will fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent as of June 30, 1999 is referred to as the "Parent Balance Sheet".

    Section 4.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, Parent and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

    Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since the date of the Parent Balance Sheet, Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, change or development in the financial condition, results of operations, business, properties or prospects of Parent and its Subsidiaries, taken as a whole, that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Parent or any of its Subsidiaries having a Parent Material Adverse Effect; (iii) any material change by Parent in its accounting methods not required pursuant to generally accepted accounting principles, principles or practices to which the Company has not previously consented in writing; or (iv) any revaluation by Parent of any of its assets having a Parent Material Adverse Effect.

    Section 4.07 LITIGATION. Except as described in the Parent SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Parent pending or as to which Parent has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

    Section 4.08 COMPLIANCE WITH LAWS. Parent and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

    Section 4.09 TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Parent nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

    Section 4.10 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information in the Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which Parent makes no representation and which shall not constitute part of a Parent SEC Report for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information (except for information to be supplied by the Company for inclusion in the Joint Proxy Statement, as to which Parent makes no representation) in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Parent or the Company, at the time of the Parent Meeting and the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Meeting or the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent shall promptly inform the Company.

    Section 4.11 OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

    Section 4.12 OPINION OF FINANCIAL ADVISOR. The financial advisor of Parent, BancBoston Robertson Stephens Inc., has delivered to Parent an opinion dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio was fair to Parent from a financial point of view.

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                                   ARTICLE V

                              CONDUCT OF BUSINESS

    Section 5.01 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes and perform other obligations when due subject to good faith disputes over such debts, Taxes or obligations, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it; provided, however, that the Company shall not be obligated to increase the compensation of or otherwise make additional payments to such persons. Except as expressly contemplated by this Agreement or set forth in the Company Disclosure Schedule, the Company shall not (and shall not permit any of its Subsidiaries to), without the written consent of Parent:

        (a) Accelerate, amend or change the period of exercisability of any Company Warrant or any outstanding option or restricted stock granted under any Company Stock Plan or authorize cash payments in exchange for any Company Warrant or any option granted under any of such plans, except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

        (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

        (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of the Company Warrants or options outstanding on the date of this Agreement under the Company Stock Plans;

        (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business and consistent with past practice);

        (e) Sell, lease, license or otherwise dispose of any of its properties or assets;

        (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (v) forgive any indebtedness of any employee to the Company or any of its Subsidiaries;

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
        (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

        (h) Incur any indebtedness for borrowed money, make any loans to any person or entity or guarantee any debt securities of others;

        (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

        (j) Modify, amend or terminate any contract that is material to the Company and its Subsidiaries taken as a whole, or waive, release or assign any material rights or claims;

        (k) Make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

        (l) Change its methods of accounting as in effect at June 30, 1999 except as required by generally accepted accounting principles;

        (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by the Company to Parent;

        (n) License any intellectual property rights to or from any third party;

        (o) Close any facility or office;

        (p) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

        (q) Initiate any new clinical trials or any new phase of any ongoing clinical trials;

        (r) Adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

        (s) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (r) above.

    Section 5.02 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, the Company and each of its Subsidiaries shall make its officers available to confer on a regular and frequent basis with one or more representatives of Parent to report on the general status of ongoing operations and shall promptly provide Parent or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

    Section 5.03 CONFIDENTIALITY. The parties acknowledge that Parent and the Company have previously executed a Confidential Disclosure Agreement dated as of October 4, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    Section 6.01  NO SOLICITATION.

    (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock (excluding sales pursuant to existing employee and director stock plans) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that so long as the Company and its Subsidiaries have not breached this Section 6.01, nothing contained in this Agreement shall prevent the Company or its Board of Directors, from:

        (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal that would result in the acquisition of more than 50% of the combined voting power of the shares of the Company then outstanding or all or substantially all of the consolidated assets of the Company and its Subsidiaries by such person or entity or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that

           (1) the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law;

           (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement; and

           (3) prior to recommending a Superior Proposal, the Company provides Parent with at least five business days' prior notice of its proposal to do so, during which time Parent may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall itself and shall cause its financial and legal advisors to negotiate on its behalf in good faith with Parent with respect to the terms and conditions of such counterproposal; or

        (B) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

    (b) The Company will, and will cause its representatives and agents to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.01(a) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

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    (c) The Company shall notify Parent immediately after receipt by the Company
(or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall continue to keep Parent informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

    (d) Nothing in this Section 6.01 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Section 8.01 hereof),
(ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement of the type referred to in Section 6.01(a) above)) or (iii) affect any other obligation of the Company under this Agreement.

    (e) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.01 by any representative or affiliates of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.01 by the Company.

    Section 6.02  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) As promptly as practical after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Parent may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of Parent and the Company will respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and will cause the Joint Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement or any filing pursuant to Section 6.02(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement, the Merger or any filing pursuant to Section 6.02(b). Each of Parent and the Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.02 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement, the Registration Statement or any filing pursuant to Section 6.02(b), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent and/or the Company, such amendment or supplement.

    (b) Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

    Section 6.03 NASDAQ QUOTATION. The Company agrees to use commercially reasonable efforts to continue the quotation of Company Common Stock on the Nasdaq National Market during the term of this Agreement.

    Section 6.04 ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section
6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.05  STOCKHOLDERS MEETINGS.

    (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Company Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Company Voting Proposal"). The Board of Directors of the Company shall (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that in the context of an Acquisition Proposal the Board of Directors of the Company may withdraw such recommendation if (but only if) (i) the Board of Directors of the Company has received a Superior Proposal, (ii) such Board of Directors upon advice of its outside legal counsel determines that it is required, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of the Company, and (iii) the Company has complied with the provisions of Section 6.01.

    (b) Parent, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective, the Parent Meeting for the purpose of voting to approve the issuance of the shares of Parent Common Stock to be issued in the Merger (the "Parent Voting Proposal"). The Board of Directors of Parent shall (i) recommend approval of the Parent Voting Proposal and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided that Parent may withdraw such recommendation if the Board of Directors upon advice of its outside legal counsel determines that it is required to do so to comply with its fiduciary duties.

    (c) The persons listed on Schedule 6.05(c) have each executed and delivered a Stockholder Voting Agreement to Parent and Sub concurrently with the signing of this Agreement.

    Section 6.06  LEGAL CONDITIONS TO MERGER.

    (a) Subject to the terms hereof, the Company and Parent shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws,
(B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

    (b) Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Parent nor any of its Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on Parent or on Parent combined with the Company after the Effective Time, or (ii) take any action under this Section 6.06 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

    (c) Each of the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or
(C) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring prior to or after the Effective Time.

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
    Section 6.07 PUBLIC DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement, except as may be required by law.

    Section 6.08 TAX-FREE REORGANIZATION. Parent and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

    Section 6.09 AFFILIATE AGREEMENTS. Upon the execution of this Agreement, the Company will provide Parent with a list of those persons who are, in the Company's respective reasonable judgment, "affiliates" of the Company, within the meaning of Rule 145 (each such person who is an "affiliate" of the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall notify Parent in writing regarding any change in the identity of its Affiliates prior to the Closing Date. The Company shall deliver or cause to be delivered to Parent by October 31, 1999 (and in any case prior to the mailing of the Joint Proxy Statement) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit C (collectively, the "Affiliate Agreements"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Parent).

    Section 6.10 NASDAQ LISTING. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be listed on the Nasdaq National Market, subject to official notice of issuance, on or prior to the Closing Date.

    Section 6.11  STOCK PLANS AND WARRANTS.

    (a) At the Effective Time, by virtue of the Merger, the Company Stock Plans shall be assumed by Parent. At the Effective Time, each outstanding option to purchase shares of the Company Common Stock ( "Company Stock Option") under the Company Stock Plans, whether vested or unvested, and each Company Warrant, shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such Company Stock Option or Company Warrant, the same number of shares of Parent Common Stock as the holder of such Company Stock Option or Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or Company Warrant in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option or Company Warrant immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option or Company Warrant in accordance with the foregoing.

    (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in Company Stock Plans and holders of Company Warrants appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Company Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.11 after giving effect to the Merger).

    (c) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Stock Plans assumed in accordance with this Section 6.11. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent

Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    (d) The Company shall terminate its Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time. The Company shall not commence a new offering under its Employee Stock Purchase Plan after the date of this Agreement.

    (e) The Company shall, prior to December 31, 1999, accelerate unvested non-statutory options held by Christopher K. Mirabelli and Augustine Lawlor as and to the extent requested by Parent and consented to by the Company, such consent not to be unreasonably withheld.

    Section 6.12 BROKERS OR FINDERS. Each of Parent and the Company represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except as set forth on the Company's Disclosure Schedule (in the case of the Company) or in Schedule 6.12 (in the case of Parent).

    Section 6.13  INDEMNIFICATION.

    (a) From and after the Effective Time, Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

    (b) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% the annual premium currently paid by the Company for such coverage.

    Section 6.14 NOTIFICATION OF CERTAIN MATTERS. The Parent will give prompt notice to the Company, and the Company will give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Parent and Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

    Section 6.15 COMFORT LETTERS FROM THE COMPANY'S ACCOUNTANTS. The Company shall use reasonable efforts to cause to be delivered to Parent and the Company a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    Section 6.16 STOCKHOLDER LITIGATION. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its Board of Directors relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent's prior written consent, which will not be unreasonably withheld or delayed.

    Section 6.17 RELATIONSHIP WITH PARTNERS. The Company shall use commercially reasonable efforts to preserve the goodwill of its license and collaboration partners through the Closing Date.

    Section 6.18  EMPLOYEE MATTERS.

    (a) Applicability. The provisions of this Section 6.18 shall apply to each employee of the Company as of the Effective Time (each a "Company Employee" and, collectively, the "Company Employees"), except Christopher K. Mirabelli and Augustine Lawlor whose employment with the Parent shall in all respects be governed by the employment agreements referred to in Section 7.02(f). Nothing in this Section 6.18 shall be construed to limit the right of Parent to (i) terminate, for any reason or no reason, with or without cause, at any time after the Effective Time, the employment of any Company Employee who remains an employee of the Surviving Corporation or becomes an employee of Parent or (ii) change the terms or conditions of employment of any Company Employee who remains an employee of the Surviving Corporation or becomes an employee of Parent.

    (b) Employee Benefit Plans. Parent shall enroll the Company Employees in Parent's employee benefit plans, effective as of the Effective Time (or as soon as practicable thereafter), including, as applicable, its medical plan, dental plan, life insurance plan and disability plan, under the same coverage applicable to similarly situated employees of Parent, giving such Company Employees service credit for their employment with the Company for eligibility and vesting purposes for all of Parent's employee benefit plans (including without limitation health coverage and vacation plans), as if such service had been performed with Parent and waiving any preexisting condition exclusion with respect to Parent's medical plan, to the extent that such preexisting condition would have been covered under the Company's plan. Parent shall use commercially reasonable efforts to credit each Company Employee with deductible payments and co-payments paid by such Company Employee under the Company's healthcare plans in 2000 prior to the Effective Time for purposes of determining the extent to which any such Company Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under Parent's medical plan for such plan year. Parent shall give credit to each Company Employee that becomes an employee of Parent for earned but unused vacation and accrued vacation.

    (c) Severance. In the event that, at any time on or after the Effective Date and prior to the first anniversary of the date on which the Effective Time occurs, Parent or the Surviving Corporation shall terminate without Cause (as defined in Section 6.18(d) below) the employment of any Company Employee or any Company Employee terminates his or her employment with Parent or the Surviving Corporation for Good Reason (as defined in Section 6.18(d)), then Parent shall provide to any such Company Employee during his or her Applicable Severance Period (as defined in Section 6.18(d)) the following severance benefits:

        (1) Parent shall continue to pay to any such Company Employee his or her salary at the level in effect on the effective date of termination; and

        (2) To the extent permissible under law and the terms of the applicable plan, Parent shall continue to provide to any such Company Employee all employee benefits to which such Company Employee was entitled or in which such Company Employee was participating on the effective date of termination;

provided, however, that Parent and the Surviving Corporation shall not be obligated to provide the foregoing severance benefits to any Company Employee unless such Company Employee executes and delivers to Parent an agreement containing non-solicitation provisions in the form attached to the Parent Disclosure Schedule as Section 6.18 thereof and appropriate releases of claims by the Company Employee.

    (d) Definitions. For purposes of this Agreement, the following terms shall have the meaning provided therefor below:

        "Applicable Severance Period" shall mean (1) in the case of any Company Employee that is listed on Schedule 6.18 as a Senior Vice President of the Company on the date hereof, a period of 12 months after the effective date of termination of his or her employment, (2) in the case of any Company Employee that is listed on Schedule 6.18 as a Vice President of the Company on the date hereof, a period of nine months after the effective date of termination of his or her employment, (3) in the case of any Company Employee that is listed on Schedule 6.18 as a Director of the Company on the date hereof, a period of six months after the effective date of termination of his or her employment, and (4) in the case of any other Company Employee, a period of three months after the effective date of termination of his or her employment.

        "Cause" shall mean that any one or more of the following has occurred:

           (i) the Employee shall have committed an act of theft, dishonesty, gross dereliction of duty, fraud, embezzlement, misappropriation or breach of fiduciary duty against Parent or the Surviving Corporation, or has disclosed trade secrets or proprietary information of or committed any other act of material misconduct against Parent or the Surviving Corporation; or

           (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving dishonesty; or

           (iii) the Employee shall have failed to carry out his or her reasonably assigned duties after written notice of such failure and a reasonable opportunity (which shall not exceed 10 days) to cure such failure.

        "Good Reason" shall mean (i) any reduction in the Employee's salary as in effect immediately prior to such reduction or (ii) the relocation of the Employee, without the Employee's consent, outside the vicinity of the greater Boston area in Massachusetts.

    (e) Third Party Beneficiaries. Each Company Employee is an intended third party beneficiary of the provisions of Section 6.18(c) and shall be entitled to enforce the provisions of Section 6.18(c) to the same extent as if such Company Employee were a party to this Agreement.

    Section 6.19 BOARD REPRESENTATION. At the effective Time, Parent shall expand the Board of Directors by one director and Christopher K. Mirabelli shall be elected by the Board of Directors of Parent as a Class I director to fill the vacancy created thereby. In addition, subject to its fiduciary duties under the DGCL, the Board of Directors of the Company shall nominate Mr. Mirabelli for reelection as a Class I director at the Company's annual meeting of stockholders in 2000. If Mr. Mirabelli shall for any reason cease to be a director of the Company prior to the Company's annual meeting of stockholders in 2003, the Board of Directors of Parent shall in good faith consider replacing Mr. Mirabelli with another person who is serving as a director of the Company on the date of this Agreement.

    Section 6.20 401(K) PLAN. Prior to the Effective Time, the Company shall take all action required to amend its 401(k) Plan such that such 401(k) Plan does not cover any of the employees of Parent or its ERISA Affiliates other than the Company or any of the Company's Subsidiaries.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

    Section 7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) Stockholder Approvals. The Company Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Meeting and the Parent Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the shares of Parent Common Stock voted at the Parent Meeting at which a quorum is present.

        (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (c) Governmental Approvals. Other than the filing provided for by
    Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred.

        (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (f) Nasdaq. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

    Section 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Sub:

        (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (other than with respect to Section 3.02) for (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate and without regard to any qualifications as to materiality or Company Material Adverse Effect contained in such representations and warranties, have not had and are not reasonably likely to have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (c) Tax Opinion. Parent shall have received a written opinion from Hale and Dorr LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Bingham Dana LLP renders such opinion to Parent (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Bingham Dana LLP or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

        (d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.03(c) and 3.09(c) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

        (e) Resignations. Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

        (f) Employment Agreements. The Employment Agreements between Parent and each of Messrs. Mirabelli and Lawlor, dated as of the date hereof, shall be in full force and effect.

    Section 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate and without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties, have not had and are not reasonably likely to have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

        (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

        (c) Tax Opinion. The Company shall have received the opinion of Bingham Dana LLP, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Bingham Dana, LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Bingham Dana LLP or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

    Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

        (a) by mutual written consent of Parent and the Company; or

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by Parent or the Company if (x) at the Company Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained; or if (y) at the Parent Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Parent in favor of the Parent Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure to obtain the approval of the Company Voting Proposal or Parent Voting Proposal, as applicable); or

        (e) by Parent, if (i) the Board of Directors of the Company shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) Parent requests in writing that the Board of Directors of the Company reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of the Company fails to do so within five business days after its receipt of Parent's request; (iii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; (v) the Company shall have breached (or be deemed to have breached) the provisions of
    Section 6.01; or (vi) for any reason the Company fails to call and hold the Company Meeting as required by Section 6.05(a); or

        (f) by the Company, if (i) the Board of Directors of Parent shall have failed to recommend approval of the Parent Voting Proposal in the Joint Proxy Statement or shall have withdrawn or modified its recommendation of the Parent Voting Proposal; (ii) the Company requests in writing that the Board of Directors of Parent reconfirm its recommendation of the Parent Voting Proposal and the Board of Directors of Parent fails to do so within five business days after its receipt of the Company's request; or (iii) for any reason Parent fails to call and hold the Parent Meeting as required by
    Section 6.05(b); or

        (g) by Parent or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Parent) or 7.03(a) or (b) (in the case of termination by the Company) not to be satisfied, and (ii) shall not have been, or is not capable of being, cured within 15 days following receipt by the breaching party of written notice of such breach from the other party.

    Section 8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.03, 6.12, 8.03 and Article IX; provided that any such termination shall not limit liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and the provisions of Sections 5.03, 6.12, 8.03 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.03  FEES AND EXPENSES.

    (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided however, that the Company and Parent shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Parent up to $1,500,000 as reimbursement for expenses of Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by Parent or the Company pursuant to Section 8.01(d)(x),
(ii) by Parent pursuant to Section 8.01(e), (iii) by Parent or the Company pursuant to Section 8.01(b) if the failure to satisfy the condition set forth in
Section 7.02(a) by the Outside Date shall have resulted in the Closing not occurring, or (iv) by Parent pursuant to Section 8.01(g).

    (c) The Company shall pay Parent a termination fee of $25,600,000 upon (except as otherwise provided in the proviso to clause (iii) below) the earliest to occur of the following events:

        (i) the termination of this Agreement by Parent pursuant to Section 8.01(e); or

        (ii) the termination of this Agreement by Parent pursuant to Section 8.01(g) after a breach by the Company of this Agreement; or

        (iii) the termination of the Agreement by Parent or the Company pursuant to Section 8.01(d)(x) as a result of the failure to receive the requisite vote for approval of the Company Voting Proposal by the stockholders of the Company at the Company Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction relating to the Company which shall not have been absolutely and unconditionally withdrawn and abandoned; provided, however, that if (A) the Alternative Transaction is a tender offer or exchange offer, (B) neither the Company nor any of its Affiliates enters into any contract or agreement with the bidder or any Affiliate of the bidder relating to such tender offer or exchange offer and (C) the Board of Directors of the Company recommends against acceptance of such tender offer or exchange offer, then the termination fee specified in this Section 8.03(c) shall only be payable by the Company if, within one year of the date of termination pursuant to this Section 8.03(c)(iii), (x) an Alternative Transaction is closed or (y) the Company enters into a binding agreement relating to an Alternative Transaction, in which event the termination fee shall be payable by the Company on the first to occur of (x) or (y).

    (d) Parent shall pay the Company up to $1,500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by the Company or Parent pursuant to
Section 8.01(d)(y), (ii) by the Company pursuant to Section 8.01(f), (iii) by Parent or the Company pursuant to Section 8.01(b) if the failure to satisfy the condition set forth in Section 7.03(a) by the Outside Date shall have resulted in the Closing not occurring, or (iv) by the Company pursuant to Section 8.01(g).

    (e) Parent shall pay the Company a termination fee of $25,600,000 upon the termination of this Agreement by the Company pursuant to Section 8.01(f) or pursuant to Section 8.01(g) after a breach by Parent of this Agreement.

    (f) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c), 8.03(d) and 8.03(e) shall be paid within one business day after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 8.03(b), 8.03(c)(i), (ii) or (iii), 8.03(d) or 8.03(e). If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

    (g) As used in this Agreement, "Alternative Transaction" means (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party"), acquires more than 10% of the outstanding shares of Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 10% of the outstanding shares of Company Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 10% of the fair market value of all the assets of the Company immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Section 8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

    Section 9.01  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Articles I and II, Sections 6.11, 6.12, 6.13, 6.18(c), 6.18(e), 6.20 and Article IX, and
the agreements of the Affiliates delivered pursuant to Section 6.09. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 9.02 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, in each case to the intended recipient as set forth below:

    (a)  if to Parent or Sub, to

        Millennium Pharmaceuticals, Inc.
       75 Sidney Street
       Cambridge, MA 02139
       Attn: Jack Douglas, Esq.
       with a copy to:

Hale and Dorr LLP
       60 State Street
       Boston, MA 02109
       Attn: David E. Redlick, Esq.
       Telecopy: (617) 526-5000

    (b)  if to the Company, to

        Leukosite, Inc.
       215 First Street
       Cambridge, MA 01748
       Attn: Christopher K. Mirabelli

with a copy to:

Bingham Dana LLP
       150 Federal Street
       Boston, MA 02110-1713
       Attn: Julio E. Vega, Esq.
       Telecopy: (617) 951-8736

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

    Section 9.03 INTERPRETATION. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 14, 1999. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

    Section 9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.05 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as expressly provided in Sections 6.11, 6.13, 6.18(c), 6.18(e) and 6.20 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor Parent makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 9.06 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

    Section 9.07 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.08 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 9.09 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section 9.10 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

    Section 9.11 ELIMINATION OF PARENT VOTING PROPOSAL. Notwithstanding anything in this Agreement to the contrary, in the event that no vote of Parent's stockholders is required for the issuance of Parent

Common Stock pursuant to Section 2.01 above, then, at the election of the Parent in its sole discretion: (i) the provisions of this Agreement which require Parent to call, give notice of, convene and hold a stockholders meeting, and
Section 7.01(a), to the extent relating to the approval of the Parent Voting Proposal, shall be deemed satisfied, and all references in this Agreement to a Joint Proxy Statement shall be deemed to refer only to the Proxy Statement to be sent to Company stockholders; (ii) for all purposes of this Agreement, Parent shall be treated as having recommended approval of the Parent Voting Proposal at all times and the stockholders of Parent will be deemed to have approved the Parent Voting Proposal; and (iii) no representation or warranty of Parent stating that the Parent Voting Proposal is required will be treated as untrue.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Millennium Pharmaceuticals, Inc.

                                          By: /S/ MARK LEVIN
                                             -----------------------------------

                                          Name: Mark Levin
                                             Title: Chief Executive Officer

                                          ANM, Inc.

                                          By: /S/ JOHN MARAGANORE
                                             -----------------------------------

                                          Name: John Maraganore
                                             Title: President

                                          Leukosite, Inc.
                                          By: /s/ Christopher K. Mirabelli
                                             -----------------------------------

                                          Name: Christopher K. Mirabelli
                                             Title: Chief Executive Officer

    The undersigned, being the duly elected Secretary or Assistant Secretary of Sub, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of Sub entitled to vote on this Agreement.

                                          /S/ JOHN DOUGLAS
                                          --------------------------------------

                                          Name: John Douglas
                                          Title: Secretary

    The undersigned, being the duly elected Secretary or Assistant Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

                                          --------------------------------------

                                          Name:

                                          Title:

                                                                      APPENDIX B

BancBoston Robertson Stephens Inc.
Floor 36
590 Madison Avenue
New York, NY 10022
212-319-8900

                                                                          [LOGO]

                                                                October 14, 1999

Board of Directors
Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, MA 02139

Members of the Board:

    We understand that LEUKOSITE, INC. (the "Company"), MILLENNIUM PHARMACEUTICALS, INC. ("Parent") and ANM, INC., a wholly owned subsidiary of Parent ("Sub"), are proposing to enter into an Agreement and Plan of Merger (the "Agreement"), which will provide, among other things, for the merger (the "Merger") of Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. Under the terms set forth in a draft of the Agreement dated October 13, 1999 (the "Draft Agreement"), at the effective time of the Merger, each outstanding share of common stock of the Company, $.01 par value per share ("Company Common Stock"), other than shares to be canceled in accordance with the Agreement, will be converted into the right to receive 0.4296 shares (the "Exchange Ratio") of common stock of Parent, $.001 par value per share ("Parent Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to Parent.

    For purposes of this opinion we have, among other things:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent prepared by the managements of the Company and Parent;

   (iii) reviewed certain financial forecasts prepared by the managements of the Company and Parent;

    (iv) held discussions with the respective managements of the Company and Parent concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Parent, independently and combined, including discussions with the managements of the Company and Parent concerning the benefits of combining the Company and Parent, as well as their views regarding the strategic rationale for the Merger;

    (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

    (vi) reviewed the stock price and trading history of the Company and Parent;

   (vii) compared the financial performance of the Company and Parent and the prices and trading activity of Company Common Stock and Parent Common Stock with those of certain other publicly traded companies comparable with the Company and Parent, respectively;

  (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

    (ix) prepared a pro forma merger analysis;

    (x) prepared a discounted cash flow analysis of the Company; and

    (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Parent) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of the Company and Parent that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Parent, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts (and the assumptions and bases therefor) for each of the Company and Parent that we have reviewed, upon the advice of the managements of the Company and Parent, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Parent, respectively, and we have further assumed that such forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Parent reviewed by us have been prepared and fairly presented in accordance with GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

    This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to Parent of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Parent Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which shares of Parent Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Parent's Board of Directors has considered or may be considering, nor does it address the decision of Parent's Board of Directors to proceed with the Merger.

    We will receive a fee contingent upon the delivery of this opinion, and Parent has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. From time to time in the past, we have provided, and may continue to provide, financial advisory and other services to Parent, for which we receive customary fees. We maintain a market in the shares of Parent Common Stock. In the ordinary course of business, we may trade in the securities of Parent and the Company for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion expressed herein is provided for the information of the Board of Directors of Parent in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Parent or the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

                                          /s/ BANCBOSTON ROBERTSON STEPHENS INC.

                                                                      APPENDIX C

                                                                          [LOGO]

                                                                October 14, 1999

CONFIDENTIAL
Board of Directors
LeukoSite, Inc.
215 First Street
Cambridge, Massachusetts 02142

Ladies and Gentlemen:

    LeukoSite, Inc. (the "Company") and Millennium Pharmaceuticals, Inc. (the "Acquiring Company") propose to enter into an agreement and plan of merger (the "Agreement") pursuant to which the Company will be merged with a wholly-owned subsidiary of the Acquiring Company in a transaction (the "Merger") in which each share of the Company's common stock, par value $0.01 per share (the "Shares"), will be converted into the right to receive 0.4296 (the "Exchange Ratio") shares of common stock, par value $0.001 per share ("Acquiring Company Stock"), of the Acquiring Company. In connection with the Merger, certain stockholders of the Company holding in the aggregate approximately 28% of the Shares propose to enter into agreements with the Acquiring Company (the "Voting Agreements") pursuant to which such stockholders will agree to vote for the approval of the Merger and to refrain from selling their Shares pending the Merger.

    You have asked us whether or not, in our opinion, the Exchange Ratio in the Merger is fair to the holders of Company Shares from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1998; and the Company's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1999;

     (2) Reviewed the Acquiring Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1998; and the Acquiring Company's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1999;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiring Company, respectively, furnished to us by the Company and the Acquiring Company, respectively;

     (4) Conducted discussions with members of senior management of the Company and the Acquiring Company concerning their respective businesses and prospects;

     (5) Reviewed the historical market prices and trading activity for the Shares and the Acquiring Company Stock and compared them with that of certain publicly traded companies which we deemed to be relevant;

     (6) Compared the financial position and results of operations of the Company and the Acquiring Company with that of certain companies which we deemed to be relevant;

     (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (8)  Reviewed a draft of the Agreement dated October 13, 1999;

     (9)  Reviewed drafts of the Voting Agreements dated October 13, 1999; and,

    (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information publicly available, supplied or otherwise communicated to us by the Company and the Acquiring Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and the Acquiring Company, respectively, as to the future performance of the Company and the Acquiring Company, respectively. We have also relied upon assurances of the management of the Company and the Acquiring Company, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not been engaged to make, and have not made, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiring Company nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that (i) the Merger will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, (ii) the Merger will be a tax-free reorganization and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and the Acquiring Company are as set forth in the consolidated financial statements of the Company and the Acquiring Company, respectively.

    This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of the Company.

    No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the stockholders of the Company may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

    In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Acquiring Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will be receiving a fee in connection with the rendering of this opinion and upon consummation of the Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio in the Merger is fair to the holders of Company Shares from a financial point of view.

    This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, PROVIDED, HOWEVER, that this letter may be reproduced in full in the Proxy Statement/Prospectus related to the Merger.

                                          Very truly yours,

                                          /s/ PAINEWEBBER INCORPORATED
               -----------------------------------------------------------------

                                          PAINEWEBBER INCORPORATED

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in its Certificate of Incorporation.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the registrant, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgment, fines and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made promptly unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event the Registrant denies a request for indemnification, or if the Registrant fails to dispose of a request for indemnification within 60 days after such payment is claimed by the indemnitee, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided herein is not exclusive.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS:


          2.1           Agreement and Plan of Merger, dated as of October 14, 1999 among Millennium Pharmaceuticals, Inc., ANM, Inc. and
                          LeukoSite, Inc. (included as Appendix A to the Proxy
                          Statement/Prospectus which is part of the Registration
                          Statement).
          4.1           Form of Stock Certificate of Millennium Pharmaceuticals,
                          Inc. Common Stock (incorporated by reference to the
                          Registrant's Registration Statement on Form S-1, as
                          amended (file no. 333-2490)
          5.1           Opinion of Hale and Dorr LLP as to the legality of the
                          shares being issued (including consent).
          8.1           Opinion of Bingham Dana LLP regarding the federal income tax consequences of the merger (including consent)
        *23.1           Consent of Ernst & Young LLP relating to the audited
                          financial statements of the Registrant.
        *23.2           Consent of Arthur Andersen LLP relating to the audited
                          financial statements of LeukoSite.
        *23.3           Consent of PricewaterhouseCoopers LLP relating to the
                          audited financial statements of CytoMed
         23.4           Consent of Hale and Dorr LLP (included in
                          Exhibit No. 5.1).
         23.5           Consent of Bingham Dana LLP (included in Exhibit No. 8.2).
        *24.1           Power of Attorney
         99.1           Opinion of PaineWebber Incorporated (included as Appendix C to the Proxy Statement/ Prospectus which is part of this
                          Registration Statement)
         99.2           Opinion of BancBoston Robertson Stephens Inc. (included as
                          Appendix B to the Proxy Statement/Prospectus which is part of this Registration Statement)
        *99.3           Consent of PaineWebber Incorporated
        *99.4           Consent of BancBoston Robertson Stephens Inc.
         99.5           Form of proxy for LeukoSite stockholders


------------------------


*   Previously filed


ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (e) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 17(th) day of November, 1999.



                                                       MILLENNIUM PHARMACEUTICALS, INC..

                                                       By:  /s/ KEVIN P. STARR
                                                            -----------------------------------------
                                                            Kevin P. Starr
                                                            Chief Financial Officer



                               POWER OF ATTORNEY



    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                     SIGNATURES                                 CAPACITY                  DATE
                     ----------                                 --------                  ----
                                                       Chairman of the Board and
                 /s/ MARK J. LEVIN*                      Chief Executive Officer
     -------------------------------------------         (Principal Executive       November 17, 1999
                    Mark J. Levin                        Officer)

                 /s/ KEVIN P. STARR                    Chief Financial Officer
     -------------------------------------------         (Principal Financial and   November 17, 1999
                   Kevin P. Starr                        Accounting Officer)

              /s/ JOSHUA BOGER, PH.D.*
     -------------------------------------------       Director                     November 17, 1999
                 Joshua Boger, Ph.D.

              /s/ EUGENE CORDES, PH.D.*
     -------------------------------------------       Director                     November 17, 1999
                Eugene Cordes, Ph.D.

             /s/ A. GRANT HEIDRICH, III*
     -------------------------------------------       Director                     November 17, 1999
               A. Grant Heidrich, III

          /s/ RAJU S. KUCHERLAPATI, PH.D.*
     -------------------------------------------       Director                     November 17, 1999
             Raju S. Kucherlapati, Ph.D.

             /s/ ERIC S. LANDER, PH.D.*
     -------------------------------------------       Director                     November 17, 1999
                Eric S. Lander, Ph.D.



*By:  Kevin P. Starr, Attorney-in-fact

                                 EXHIBIT INDEX


       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
          2.1           Agreement and Plan of Merger, dated as of October 14, 1999 among Millennium Pharmaceuticals, Inc., ANM, Inc. and
                          LeukoSite, Inc. (included as Appendix A to the Proxy
                          Statement/Prospectus which is part of the Registration
                          Statement).
          4.1           Form of Stock Certificate of Millennium Pharmaceuticals,
                          Inc. Common Stock (incorporated by reference to the
                          Registrant's Registration Statement on Form S-1, as
                          amended (file no. 333-2490)
          5.1           Opinion of Hale and Dorr LLP as to the legality of the
                          shares being issued (including consent).
          8.1           Opinion of Bingham Dana LLP regarding the federal income tax consequences of the merger (including consent)
        *23.1           Consent of Ernst & Young LLP relating to the audited
                          financial statements of the Registrant.
        *23.2           Consent of Arthur Andersen LLP relating to the audited
                          financial statements of LeukoSite.
        *23.3           Consent of PricewaterhouseCoopers LLP relating to the
                          audited financial statements of CytoMed
         23.4           Consent of Hale and Dorr LLP (included in
                          Exhibit No. 5.1).
         23.5           Consent of Bingham Dana LLP (included in Exhibit No. 8.2).
        *24.1           Power of Attorney (See page II-4 of this Registration
                          Statement).
         99.1           Opinion of PaineWebber Incorporated (included as Appendix C to the Proxy Statement/ Prospectus which is part of this
                          Registration Statement)
         99.2           Opinion of BancBoston Robertson Stephens Inc. (included as
                          Appendix B to the Proxy Statement/Prospectus which is part of this Registration Statement)
        *99.3           Consent of PaineWebber Incorporated
        *99.4           Consent of BancBoston Robertson Stephens Inc.
         99.5           Form of proxy for LeukoSite stockholders


------------------------


*   Previously filed